UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
TD SYNNEX CORPORATION
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(Name of Registrant as Specified In Its Charter)

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Explanatory Note
TD SYNNEX Corporation is filing the attached revised Definitive Proxy Statement on Schedule 14A for the sole purpose of including Inline eXtensible Business Reporting Language, or Inline XBRL, data tagging, which was inadvertently omitted from the Definitive Proxy Statement that was originally filed due to a processing error. There are no other modifications or updates to any disclosures presented in the Proxy Statement.

To our Stockholders:
On behalf of the Board of Directors, it is our pleasure to invite you to the 2025 Annual Meeting of Stockholders for TD SYNNEX. The meeting will be held on April 2, 2025 at 1:00 p.m. Eastern Daylight Time, at 39 Pelham Ridge Drive, Greenville, SC 29615.
Pursuant to rules and regulations adopted by the Securities and Exchange Commission, we have elected to provide access to our proxy materials online. On or about February 20, 2025, we mailed to our stockholders a notice containing instructions on how to access our 2025 Proxy Statement and Annual Report and how to vote online.
The Notice of the 2025 Annual Meeting of Stockholders and this Proxy Statement contain details of the business to be conducted during the Annual Meeting.
Your vote is very important. Whether or not you plan to attend the meeting in person, please take the time to cast your vote. You may vote online, by telephone, or (if you have requested a paper copy of our proxy materials) by mail, and, in doing so, you will ensure your representation at the Annual Meeting.
We appreciate your continued support and investment in TD SYNNEX.
Sincerely,
Patrick Zammit
President and Chief Executive Officer

TD SYNNEX

"If you speak with TD SYNNEX people, their daily interactions with vendors and partners are about Making IT Personal.

They build very close, trusted relationships because the exercise of understanding the needs of our partners and developing a plan together is our priority."

Patrick Zammit
CEO

Making IT Personal™

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held April 2, 2025
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To our Stockholders:
TD SYNNEX Corporation will hold its Annual Meeting of Stockholders (“Annual Meeting”) at 1:00 p.m. Eastern Daylight Time, on April 2, 2025, at our office at 39 Pelham Ridge Drive, Greenville, SC 29615, for the following purposes:
1.to elect ten directors to serve until the 2026 Annual Meeting or until their successors are duly elected and qualified;
2.to hold an advisory vote on named executive officer compensation;
3.to ratify the appointment of KPMG LLP as our independent registered public accountants;
4.to adopt the amendment to our Restated Certificate of Incorporation (“Charter”) to eliminate its supermajority voting requirements;
5.to adopt the amendment to our Charter to remove obsolete provisions;
6.to adopt the amendment to our Charter to limit liability for certain officers;
7.to vote to approve the Board of Directors’ proposal to create a stockholder right to call a special meeting of stockholders;
8.to vote upon a stockholder proposal regarding shareholder ability to call for a special shareholder meeting, if properly presented; and
9.to transact such other business as may properly come before the Annual Meeting and any adjournments or postponements of the Annual Meeting.
Only stockholders of record at the close of business on February 3, 2025 are entitled to notice of, and to vote at this Annual Meeting and any adjournments or postponements thereof. For ten days prior to the Annual Meeting, a complete list of stockholders entitled to vote will be available at our office at 16202 Bay Vista Drive, Clearwater, Florida 33760.
It is important that your shares are represented at the Annual Meeting. Even if you plan to attend, we encourage you to vote your shares of TD SYNNEX common stock on the Internet, by toll-free telephone call or, if you have requested a paper copy of our proxy materials, by signing, dating and returning the proxy card in the envelope provided. This will not limit your rights to attend or vote at the Annual Meeting.
By Order of the Board of Directors,
David Vetter
Chief Legal Officer and Corporate Secretary
February 20, 2025

Important Notice Regarding the Availability of Proxy Materials
for the Stockholder Meeting to Be Held on April 2, 2025
Under rules adopted by the Securities and Exchange Commission, the Company is making this Proxy Statement and the Company’s Annual Report to Stockholders available on the Internet instead of mailing a printed copy of these materials to each stockholder. Stockholders who received a Notice of Internet Availability of Proxy Materials (the “Notice”) by mail will not receive a printed copy of these materials other than as described below. Instead, the Notice contains instructions as to how stockholders may access and review all of the important information contained in the materials on the Internet, including how stockholders may submit proxies. If you received the Notice by mail and would prefer to receive a printed copy of the Company’s proxy materials, please follow the instructions for requesting printed copies included in the Notice.

Proxy Summary
This summary highlights information contained elsewhere in this Proxy Statement and does not contain all of the information that you should consider. You should read the entire Proxy Statement carefully before voting.

Meeting Agenda and Voting Matters		Annual Meeting

April 2, 2025 at 1:00 p.m. Eastern Daylight Time
1	Election of Directors

2	Advisory Vote on Executive Compensation	39 Pelham Ridge Drive, Greenville, SC 29615

3	Ratification of Appointment of KPMG LLP as Independent Registered Public Accountants
February 3, 2025
Stockholders as of the
record date are entitled
to vote. Each share of
common stock is entitled
to one vote for each director
nominee and one vote for
each of the other proposals
to be voted on.

4	Charter Amendment Eliminating Supermajority Voting Requirements

5	Charter Amendment Removing Obsolete Provisions

6	Charter Amendment Limiting Liability of Certain Officers

7	Vote to Approve the Board of Directors’ Proposal to Create a Stockholder Right to Call a Special Meeting of Stockholders

8	Stockholder Proposal Regarding Shareholder Ability to Call for a Special Shareholder Meeting
i

Proxy Summary
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We are a Fortune 100 company and a leading global distributor and solutions aggregator for the information technology (“IT”) ecosystem. We aggregate and distribute IT hardware, software, and systems including personal computing devices and peripherals, mobile phones and accessories, printers, servers and datacenter infrastructure, hybrid cloud, security, networking, communications and storage solutions, and system components. We also design and deliver purpose-built server, storage, and networking solutions for the hyperscale infrastructure market. We operate in the Americas, Europe, and Asia-Pacific and Japan. As of November 30, 2024, we had over 23,000 full-time co-workers.
In fiscal year 2024, we continued to advance our key strategic initiatives and navigated a successful Chief Executive Officer transition. Patrick Zammit became our President and Chief Executive Officer and joined our Board of Directors. Following director retirements, we also added Ting Herh to our Board of Directors.

(1) Non-GAAP financial measure. See the Appendix A to this Proxy Statement for definitions of non-GAAP measures and reconciliation of such measures to GAAP.

Proxy Summary
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1	Election of Directors
Each director is elected annually by a plurality vote. We are asking stockholders to vote FOR each director nominee. We have a diverse slate of directors with broad and relevant leadership and professional experience. Nine of our director nominees currently serve on our Board and our new director nominee has experience as a leader in our industry. Collectively, our director nominees have experience and qualifications in the following, among other areas, in alphabetical order:

Accounting and Financial
Additional Board Membership
Electronic Manufacturing
Emerging Technology
Information Technology
International
IT Distribution/Supply Chain or Related Industry
Risk Management
Sales and Marketing
Strategic Planning
A majority of our director nominees are independent. Four women are directors on our current Board, and they also are director nominees. Women are in three Board leadership roles—Board Chair, Audit Committee Chair, and Nominating and Corporate Governance Committee Chair. Three of our director nominees self-identify from historically under-represented communities as Asian or Black. One of our director nominees served in the U.S. military. Overall, our director nominees reflect a broad range of tenure and diversity.

Proxy Summary
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Majority Independent	Tenure	Gender

Independent	0-5 Years	Men
Non-Independent	5-10 Years	Women
	10-15 Years	Not Specified
The Board recommends a vote FOR the election of the director nominees.

Proxy Summary
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2	Advisory Vote on Executive Compensation
We are asking stockholders to approve on an advisory basis our named executive officer compensation. The Board recommends a FOR vote because it believes that our compensation policies and practices are effective in achieving our goal of recognizing sustained financial and operating performance and leadership excellence.
2024 Executive Officer Compensation Elements

Type	Form	Terms

Equity	•Time based Restricted Stock Awards (“RSA”) and Time-Based Restricted Stock Units (“RSU”) •Performance-Based Restricted Stock Units (“PRSU” or “LTI”)
Time-based RSAs and time-based RSUs generally vest 33% per year while employed
Long-term incentive PRSUs generally cliff vest after three years, contingent upon achievement of three-year company performance measures

Cash	•Salary •Management Incentive Plan Bonus	Generally subject to annual adjustments Based on achievement of Company fiscal year performance goals

Other	•Benefits	Medical, dental and vision insurance, life insurance, and other benefits as described in the Compensation Discussion & Analysis

v

Proxy Summary
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3	Ratification of Auditors
As a matter of good corporate governance, we are asking our stockholders to vote FOR the ratification of the selection of KPMG LLP as our independent auditors for the fiscal year ending November 30, 2025.

KPMG LLP is an independent accounting firm with the breadth of expertise and knowledge necessary to audit the Company. They have institutional knowledge of our business and control framework. The Audit Committee has reviewed the independence, qualifications and performance of KPMG and has determined that their retention is in the best interests of TD SYNNEX and its stockholders.

4	Charter Amendment Eliminating Supermajority Voting Requirements
We are asking stockholders to vote FOR the Charter amendment eliminating supermajority voting requirements.

After reviewing the advantages and disadvantages of the supermajority voting requirement, including feedback received from our stockholders, the Board has determined it is in the best interests of the Company and its stockholders to amend our Charter to eliminate the supermajority voting requirements. The Board believes the amendment would enhance our stockholders’ ability to participate in corporate governance and would align the Company with recognized best practices in corporate governance.

5	Charter Amendment Removing Obsolete Provisions
We are asking stockholders to vote FOR the Charter amendment removing obsolete provisions.

In connection with the Company’s acquisition of Tech Data Corporation in 2021 from entities affiliated with Apollo Global Management, Inc. (the “Apollo Entities”), the Company amended its Charter by adopting a new Article XI for the benefit of the Apollo Entities which, among other things, waived the corporate opportunity doctrine with respect to the Apollo Entities. Since the closing of the merger, the Apollo Entities have sold all of their shares of TD SYNNEX common stock. The Board believes that eliminating the provisions of the Company’s Charter that are obsolete reflects proper corporate hygiene and minimizes any potential future confusion regarding stockholder rights.

6	Charter Amendment Limiting Liability for Certain Officers
We are asking stockholders to vote FOR the Charter amendment limiting liability for certain officers.

Proxy Summary
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The Board believes that the amendment, which adds authorized liability protection for certain officers that is generally consistent with the protection currently afforded our directors, is necessary to continue to attract and retain experienced and qualified officers.

7	Vote to Approve the Board of Directors’ Proposal to Create a Stockholder Right to Call a Special Meeting of Stockholders
We are asking stockholders to vote FOR the Board of Directors’ proposal to create a stockholder right to call a special meeting of stockholders.

8	Stockholder Proposal Regarding Shareholder Ability to Call for a Special Shareholder Meeting, if Properly Presented
Stockholders will vote on a stockholder proposal regarding shareholder ability to call for a special meeting, if properly presented. We are recommending stockholders to vote AGAINST this proposal.

Information Concerning Voting and Solicitation
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This proxy statement (“Proxy Statement”) is being furnished to you in connection with the solicitation by the Board of Directors (the “Board”) of TD SYNNEX Corporation, a Delaware corporation, of proxies to be used at our 2025 Annual Meeting of Stockholders (the “Annual Meeting”) and any adjournments or postponements thereof. The terms “we,” “our,” the “Company,” and “TD SYNNEX” refer to TD SYNNEX Corporation.
Our Annual Meeting will be held at our office at 39 Pelham Ridge Drive, Greenville, SC 29615 at 1:00 p.m. Eastern Daylight Time, on April 2, 2025. The Notice of Internet Availability of Proxy Materials (the “Notice”) is first being mailed to stockholders on or about February 20, 2025.
Appointment of Proxy Holders
The Board asks you to appoint Patrick Zammit and David Vetter as your proxy holders to vote your shares at the Annual Meeting. You make this appointment by using one of the voting methods described below. If appointed by you, the proxy holders will vote your shares as you direct on the matters described in this Proxy Statement. In the absence of your direction, they will vote your shares as recommended by the Board.
Unless you otherwise indicate, you also authorize your proxy holders to vote your shares on any matters not known by the Board at the time this Proxy Statement was distributed and which, under our Amended and Restated Bylaws (the “Bylaws”), may be properly presented for action at the Annual Meeting.
Who Can Vote
Only stockholders who owned shares of our common stock at the close of business on February 3, 2025, the record date for the Annual Meeting, can vote at the Annual Meeting. As of the close of business on the record date, we had 84,369,312 shares of common stock outstanding and entitled to vote. Each holder of common stock is entitled to one vote for each share held as of the record date. There is no cumulative voting in the election of directors.
How You Can Vote
You may vote your shares at the Annual Meeting in one of several ways, depending on how you own your shares.

Voting by Internet.
Stockholders of record may vote or submit proxies by following the Internet voting instructions described in the proxy materials. Most stockholders who hold shares beneficially in street name may provide voting instructions by accessing the website specified on the voting instruction form provided by their brokers, banks or nominees rather than following the instructions on the proxy materials. Please check the voting instruction form for Internet voting availability. The deadline for Internet voting is 11:59 p.m., Eastern Daylight Time, the day before the meeting date.

Voting by Mail.
If you have requested and receive paper copies of our proxy materials by mail, you may vote by dating, signing and returning your proxy card in the postage-prepaid return envelope provided. Sign your name exactly as it appears on the proxy. Stockholders who hold shares beneficially in street name may provide voting instructions by mail by completing, signing and dating the voting instruction forms provided by their brokers, banks or other nominees.

Information Concerning Voting and Solicitation
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Voting by Telephone.
Stockholders of record may vote or submit proxies by following the telephone voting instructions described in the proxy materials. Most stockholders who hold shares beneficially in street name may provide voting instructions by telephone by calling the number specified on the voting instruction form provided by their brokers, banks or nominees rather than following instructions in the proxy materials. Please check the voting instruction form for telephone voting availability. Please be aware that, if you submit voting instructions by telephone, you may incur costs such as telephone access charges for which you will be responsible. The deadline for telephone voting is 11:59 p.m., Eastern Daylight Time, the day before the meeting date.

Voting at the Annual Meeting.
You may vote in person at the Annual Meeting. If you hold shares through a bank or broker, you must obtain a proxy, executed in your favor, from the bank or broker to be able to vote at the Annual Meeting. Voting by mail, telephone or Internet will not limit your right to vote at the Annual Meeting, if you decide to attend in person.
The Board recommends that you vote by Internet, telephone or by mail, as it is not practical for most stockholders to attend the Annual Meeting. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or vote online or by telephone so that your vote will be counted if you later decide not to attend the Annual Meeting. Giving a proxy will not affect your right to vote your shares if you attend the Annual Meeting and want to vote in person.
If you properly complete your proxy via the telephone or Internet, or by mail, then your shares will be voted as you direct. If you properly complete your proxy but do not mark your voting preference, the proxy holders will vote your shares:
FOR the election of the nominees for director
FOR the approval of our executive compensation
FOR the ratification of the appointment of independent registered public accountants
FOR the Charter amendment eliminating supermajority voting requirements
FOR the Charter amendment removing obsolete provisions
FOR the Charter amendment limiting liability for certain officers
FOR the Board of Directors’ proposal to create a stockholder right to call for a special meeting of stockholders and AGAINST the stockholder proposal regarding shareholder ability to call for a special shareholder meeting, if properly presented.
Revocation of Proxies
Stockholders of record can revoke their proxies or change their vote at any time before they are exercised in any of three ways:
•by submitting written notice of revocation to the Corporate Secretary prior to the Annual Meeting;
•by submitting a later-dated vote or another properly executed proxy of a later date prior to the Annual Meeting; or
•by voting in person at the Annual Meeting.
Beneficial stockholders can revoke any prior voting instructions by contacting the broker, bank, or other nominee that holds their shares or by voting in person at the Annual Meeting.

Information Concerning Voting and Solicitation
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Required Vote
With respect to Proposal 1, directors are elected by a plurality vote with stockholders having the option to either vote “for” each director or to “withhold” their vote. Under the plurality vote standard, the ten nominees receiving the most “for” votes will be elected; however, the Board has adopted a policy for director elections whereby if a director receives a greater number of votes “withheld” than votes “for”, the Board will review the outcome and make a determination as to the proper remedy. In its review, the Board will consider the totality of the circumstances surrounding the vote to evaluate the situation and is authorized to remedy the situation as it deems appropriate, including requesting that the affected director resign from the Board. A “withhold” vote as to any director nominee will have no effect on the vote’s outcome because the candidates who receive the highest number of affirmative votes are elected; however, “withhold” votes may prevent a director from obtaining a majority of “for” votes, which would trigger the aforementioned additional Board scrutiny.
With respect to Proposals 4-6, approval of the amendments to the Charter to eliminate supermajority voting requirements, limit the liability of certain officers of the Company, and remove obsolete provisions requires the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 ⅔%) of the voting power of all the then outstanding shares of the stock of the Company entitled to vote on such proposal. Abstentions will have the effect of a vote “against” Proposals 4-6.
All other matters submitted for stockholder approval, Proposals 2, 3, 7, and 8 require the affirmative vote of the holders of a majority of the votes cast, meaning the number of shares voted “for” the proposals must exceed the number of shares voted “against” the proposals for them to be approved. Abstentions on these other matters will have no effect on the outcome of the vote because abstentions will not count as votes cast.
A quorum, which constitutes the holders of a majority of the outstanding stock issued and outstanding and entitled to vote as of the record date, must be present in person or represented by proxy to hold the Annual Meeting. If you indicate an abstention as your voting preference, your shares will be counted toward a quorum but they will not be voted on the matter.
A broker non-vote with respect to TD SYNNEX common stock occurs when (i) shares of TD SYNNEX common stock held by a broker or other nominee are represented, in person or by proxy, at a meeting of TD SYNNEX’s stockholders, (ii) the bank, broker or other nominee has not received voting instructions from the beneficial owner on a particular proposal and (iii) the bank, broker or other nominee does not have the discretion to direct the voting of the shares of TD SYNNEX common stock on a particular proposal but has discretionary voting power on other proposals. A bank, broker, trust or other nominee may exercise discretion in voting on routine matters but may not exercise discretion, and therefore will not vote, on non-routine matters if instructions are not given. Notwithstanding the foregoing, for proposals where the applicable voting threshold is a proportion of our outstanding shares of common stock entitled to vote on the matter, broker non-votes will have the effect of a vote against the proposal.
Under applicable stock exchange rules, only the ratification of the appointment of KPMG LLP as auditor for the fiscal year ending November 30, 2025 is a routine matter. Therefore, a bank, broker, trust, or other nominee may vote for the ratification of the appointment of auditors and would not be considered a broker non-vote. Accordingly, we encourage you to provide voting instructions to your broker, whether or not you plan to attend the Annual Meeting.
If a broker indicates that such broker does not have discretionary authority to direct the voting on a particular matter, resulting in a broker non-vote, those shares will be considered as present for purposes of determining the presence of a quorum but will not be treated as shares entitled to vote on that matter.
Because directors who receive the most “for” votes are elected under the plurality vote standard, the failure to provide your bank, broker, trust or other nominee with voting instructions will have no effect on the election of nominees.

Because the approval of the amendments to the Charter to eliminate supermajority voting requirements, limit the liability of certain officers of the Company, and remove obsolete provisions requires the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 ⅔%) of the voting power of all the then outstanding shares entitled to vote, abstentions and broker non-votes have the same effect as a vote “against” the proposal.
Because the advisory vote on the compensation for our executive officers, the proposal to approve the Board’s proposal to create a stockholder right to call for a special meeting of stockholders, and the stockholder proposal regarding shareholder ability to call for a special shareholder meeting require the majority of the votes cast and because your bank, broker, trust or other nominee does not have discretionary authority to vote on this proposal, the failure to provide your bank, broker, trust or other nominee with voting instructions will have no effect on approval of this proposal because broker non-votes will not count as votes cast.

Information Concerning Voting and Solicitation
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Proposal	Effect of Broker Non-Votes	Effect of Abstentions	Votes Required for Approval
Proposal 1: Election of Directors	No effect	No effect(1)	Plurality of votes cast
Proposal 2: Advisory vote on named executive officer compensation	No effect	No effect	Majority of votes cast
Proposal 3: Ratify the appointment of KPMG LLP as our independent registered public accountants	No effect(2)	No effect	Majority of votes cast
Proposal 4: Charter amendment to eliminate supermajority voting requirements	Vote against	Vote against	66 ⅔% of the voting power of all of the then outstanding shares of the stock of the Company entitled to vote generally in the election of directors
Proposal 5: Charter amendment to remove obsolete provisions	Vote against	Vote against	66 ⅔% of the voting power of all of the then outstanding shares of the stock of the Company entitled to vote generally in the election of directors
Proposal 6: Charter amendment to limit the liability of certain officers of the Company	Vote against	Vote against	66 ⅔% of the voting power of all of the then outstanding shares of the stock of the Company entitled to vote generally in the election of directors
Proposal 7: Proposal to approve the Board of Directors’ proposal to create a stockholder right to call a special meeting of stockholders	No effect	No effect	Majority of votes cast
Proposal 8: Stockholder proposal regarding shareholder ability to call for a special shareholder meeting, if properly presented	No effect	No effect	Majority of votes cast
(1)Under the plurality vote standard, the ten nominees receiving the most “for” votes will be elected; however, the Board has adopted a policy for director elections whereby if a director receives a greater number of votes “withheld” than votes “for”, the Board will review the outcome and make a determination as to the proper remedy. A “withhold” vote as to any director nominee will have no effect on the vote’s outcome because the candidates who receive the highest number of affirmative votes are elected; however, “withhold” votes may prevent a director from obtaining a majority of “for” votes, which would trigger the aforementioned additional Board scrutiny.
(2)Because the ratification of the appointment of KPMG LLP as our independent auditor is considered a “routine” matter, there will be no broker non-votes with respect to this matter.

Information Concerning Voting and Solicitation
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Solicitation of Proxies
We are paying the cost of printing and mailing the Notice and any proxy materials requested by stockholders in accordance with the Notice. In addition, solicitation may be made by our directors, officers and other co-workers by personal interview, telephone, facsimile or electronic mail. No additional compensation will be paid to these persons for solicitation. At this time we have not engaged a proxy solicitor. If we do engage a proxy solicitor, we will pay the customary costs associated with such engagement. We will reimburse brokerage firms and others for their reasonable expenses in forwarding any solicitation materials to beneficial owners of our common stock.

Proposal 1: Election of Directors
Directors and Nominees
Our Bylaws currently provide that the number of directors which shall constitute the whole Board shall be fixed from time to time by the Board or our stockholders. We currently have ten directors. The Board has fixed the number of directors to constitute the whole Board upon the time of the Annual Meeting at ten. At the Annual Meeting, ten persons have been nominated to be elected as members of the Board, each for a one-year term or until their successors are duly elected and qualified. The Nominating and Corporate Governance Committee of the Board has nominated, and the Board has designated, the ten persons set forth below for election at the Annual Meeting. All of the nominees were elected for their current term at our 2024 Annual Meeting of Stockholders held on March 20, 2024, except for Patrick Zammit, who was appointed on September 1, 2024, and Kenneth Lamneck. Current director Hau Lee has decided to retire and will not stand for re-election.
The proxies given to the proxy holders will be voted as directed and, if no direction is given, will be voted FOR the ten nominees. The Board knows of no reason why any of these nominees should be unable or unwilling to serve. However, if for any reason any nominee should be unable or unwilling to serve, the proxies will be voted for any nominee designated by the Board to fill the vacancy.
General
Pursuant to the New York Stock Exchange (“NYSE”) listing standards, a majority of the members serving on the Board must be independent directors. The Board has determined that Ann Vezina, Kathleen Crusco, Ting Herh, Kenneth Lamneck (as of April 1, 2025), Nayaki Nayyar, Claude Pumilia, and Merline Saintil have no material relationship with us and that each of these director nominees is independent. Board nominees also include three racially diverse directors and four women directors. Certain additional information with respect to each nominee appears on the following pages, including their age (as of February 20, 2025), position (if any) with TD SYNNEX, business experience during at least the past five years, and directorships of other publicly-traded corporations. Each nominee’s biographical information includes a description of the nominee’s experience, qualifications, attributes or skills that qualify the nominee to serve on the Board at this time.

Proposal 1: Election of Directors
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Ann Vezina Chair of the Board Age: 62 Director since: 2017 Chair since: 2023
Ms. Vezina has served as Chair of the Board since September 2023, as Lead Independent Director from September 2021 to August 2023, and as a member of the Board since February 2017. From July 2013 to August 2015, she was Corporate Vice President, Human Resources for Xerox Business Services, LLC and from February 2010 to July 2013, she was Corporate Vice President and Chief Operations Officer for Xerox Business Services, LLC, a workplace solutions and document management company. Previously, she served as Executive Vice President and Group President, Commercial Solutions for Affiliated Computer Services, Inc. (“ACS”), an IT service company, before the acquisition of ACS by Xerox Holdings Corporation (Nasdaq: XRX), a workplace solutions and document management company, in 2010. She began her career with Electronic Data Systems Corporation, an information technology equipment and services company, taking on roles of increasing responsibility during her 18 years there. She serves on the board of directors of Concentrix Corporation (“Concentrix”) (Nasdaq: CNXC), a business services company, where she is the Chair of the Nominating and Corporate Governance Committee and a member of the Compensation Committee.
Ms. Vezina graduated with a Bachelor of Science degree in Business Administration from Central Michigan University. As an executive with over 30 years of experience in the global business process outsourcing industry, and most recently in a human resources role, we believe that Ms. Vezina contributes her leadership skills, large-scale personnel management background, and business experience to the Board. In addition, we believe that Ms. Vezina’s membership on the Board helps to achieve the objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives, skills and other individual qualities that contribute to Board perspective and effectiveness.

Patrick Zammit Director President and Chief Executive Officer Age: 58 Director since: 2024
Mr. Zammit has served as our President and Chief Executive Officer and member of our Board since September 2024. In his Chief Executive Officer role, he is responsible for the strategic direction of the Company and oversees all aspects of its extensive global operations. Mr. Zammit served as our Chief Operating Officer from January 2024 until he became Chief Executive Officer in September 2024. Previously, as Chief Operating Officer, he coordinated the Company’s business strategy to drive profitable growth across all technologies, geographies, and vendors, and to accelerate the adoption of new, strategic technologies around the globe. Prior to that role, he served as the Company’s President, Europe and APJ, since the Company’s merger with Tech Data Corporation (“Tech Data”), where he had been President, Europe following Tech Data’s acquisition of Avnet Inc.’s (“Avnet”) Technology Solutions business in February 2017. Mr. Zammit was employed for more than twenty years at Avnet. He served in various management roles at Avnet, starting in 1993. During his tenure at Avnet, he served as Global President of the Avnet Technology Solutions division, serving on its executive board, and earlier as President, EMEA Electronic Marketing, and European Chief Financial Officer, among other roles. Before joining Avnet, he was a Senior Consultant at Arthur Andersen.
He holds the French equivalent of a master’s degree in business administration from ESLSCA Business School. As our President and Chief Executive Officer, we believe that Mr. Zammit contributes his leadership skills, industry knowledge, technology background, and business experience to the Board. In addition, we believe that Mr. Zammit’s membership on the Board helps to achieve the objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives, skills and other individual qualities that contribute to Board perspective and effectiveness. We also believe it is important that our Chief Executive Officer serves on our Board.

Proposal 1: Election of Directors
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Kathleen Crusco Director Age: 59 Director since: 2023
Ms. Crusco has served as a member of our Board since September 2023. From December 2017 to January 2020, Ms. Crusco served as Chief Financial Officer of Kony, Inc., a cloud-based digital application and low-code platform solutions company. Prior to Kony, Inc., Ms. Crusco served as Executive Vice President, Chief Operating Officer and Chief Financial Officer at Epicor Software Corporation, a global enterprise resource planning software (“ERP”) company, from May 2007 to November 2017. From January 2002 to May 2007, Ms. Crusco served as VP Finance at Polycom, a global communications company. Ms. Crusco is an experienced Chief Financial Officer and board member with a demonstrated history of working in the software and unified communications industries, including cloud-based enterprise software solutions, SaaS based ERP software and cybersecurity software. She was named by Women Inc. as one of 2019 Most Influential Corporate Board Directors, and currently serves on the board of platform (cloud, software, and systems) and managed services company, Calix, Inc. (NYSE: CALX) and several privately held software companies. Ms. Crusco is chair of the Audit Committee and a member of the Strategic Committee at Calix, Inc.
As a former executive officer of Kony, Inc. and Epicor Software Corporation, we believe that Ms. Crusco contributes her leadership skills, business experience, and financial expertise to the Board. In addition, we believe that Ms. Crusco’s membership on the Board helps to achieve the objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives, skills and other individual qualities that contribute to Board perspective and effectiveness.

Ting Herh Director Age: 69 Director since: 2024
Mr. Herh has served as a member of our Board since March 2024. Mr. Herh has been the founder & Chair of Davicom Semiconductor, Inc. (“Davicom”) since 1996. He currently serves as its Board Chair. Davicom specializes in cost effective design, developing and marketing of networking communication ICs. Before Davicom, Mr. Herh held the position of Senior Director at Compaq, Houston from 1994 to 1996. He was responsible for the communication products delivery for consumer PC and Enterprise System Divisions. Prior to Compaq, he was a Head of Engineering in various engineering positions in Dial-up Division at Racal-Vadic (Sunnyvale/Milpitas, CA), Racal-Milgo/Racal-Datacom (Sunrise, FL) from 1980 to 1994.
Mr. Herh received his Bachelor of Science degree from National Chiao Tung University, Taiwan in 1977 and Master of Science degree in Electrical Engineering and Computer Science from the University of California, Berkeley in 1980, and DBA degree from Victoria University, Switzerland in 2005. He has been elected as the Chairman of National Chiao Tung University Alumni Association from 2019 to 2022. Mr. Herh has served as an Independent Director of United Integrated Services Co. (“UIS”) since 2015. He served as the Chair of the Auditing Committee for six years and as the Chair of the Compensation Committee for nine years. Mr. Herh also serves as an Independent Director of MiTAC Holdings Corp. since May 2022. The aforementioned companies Davicom, UIS and MiTAC Holdings Corp. are all located in Taiwan. Mr. Herh has been in the IT industry especially in the telecom/datacom and semiconductor field for over 44 years. His entrepreneurship, broad international business experience and technology background, plus understanding of electronic manufacturing and logistic processes contribute to the Board. In addition, we believe that his membership on the Board helps to achieve the objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives, skills and other individual qualities that contribute to Board perspective and effectiveness.

Proposal 1: Election of Directors
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Richard Hume Director Age: 65 Director since: 2021
Mr. Hume has served as a member of our Board since September 2021. He served as our President and Chief Executive Officer from September 2021 until his retirement in September 2024. Immediately before that, he served as Chief Executive Officer and as a director of Tech Data Corporation (“Tech Data”), a distribution company specializing in IT products and services, since June 2018, and prior to that served as its Executive Vice President, Chief Operating Officer from March 2016. Before joining Tech Data, Mr. Hume was with International Business Machines Corporation (NYSE: IBM), a technology corporation, for more than 30 years, most recently serving as General Manager and Chief Operating Officer, Global Technology Services. Mr. Hume serves on the board of directors of The Allstate Corporation (NYSE: ALL), an insurance company, where he is a member of the Compensation and Human Capital Committee and the Risk and Return Committee. Mr. Hume also serves on the board of directors of the Pancreatic Cancer Action Network.
Mr. Hume holds a Bachelor of Science degree in Accounting from the Pennsylvania State University. As our President and Chief Executive Officer from September 2021 until September 2024, and as a former executive officer of Tech Data, we believe that Mr. Hume contributes his leadership skills, industry knowledge, technology background, and business experience to the Board. In addition, we believe that Mr. Hume’s membership on the Board helps to achieve the objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives, skills and other individual qualities that contribute to Board perspective and effectiveness.

Kenneth Lamneck Director Nominee Age: 70
Mr. Lamneck served from 2010 through 2021 as the President, Chief Executive Officer, and a Director of Insight Enterprises, Inc. (Nasdaq: NSIT), a global provider of information technology hardware, software and service solutions to businesses and public sector clients in over 190 countries. Since his retirement as CEO on December 31, 2021, he has served Insight Enterprises as Executive Vice President, advising on company projects. Mr. Lamneck will serve in this role until March 31, 2025 at which time his employment will end. Prior to Insight Enterprises, Inc., from 2004 to 2009, he was President, the Americas, at Tech Data, where he led operations in the United States, Canada and Latin America. From 1996 to 2003, he held various executive management positions at Arrow Electronics, including President of Arrow/Richey Electronics and President of Arrow’s Industrial Computer Products business. Following five years of service in the United States Army, he began his civilian career at IBM as an engineer. Mr. Lamneck currently serves on the boards of directors of Benchmark Electronics, Inc. (NYSE: BHE), a provider of electronics manufacturing (EMS, ODM, and OEM) and design services, since June 2013, and Fidelity National Information Services (NYSE: FIS) a financial services technology company, since March 2022. Mr. Lamneck is Chair of the Nominating, Sustainability, and Governance Committee and is a member of the Audit Committee at Benchmark Electronics, Inc., and he is Chair of the Corporate Governance, Nominating and Sustainability Committee and is a member of the Compensation Committee at Fidelity National Information Services.

Mr. Lamneck received a Bachelor of Science from the United States Military Academy at West Point and a Master of Business Administration from the University of Texas at El Paso. As an executive with wide-ranging industry experience spanning over 30 years at multiple global hardware, software and services companies, we believe that Mr. Lamneck will contribute his leadership skills, industry knowledge, technology background, and business experience to the Board. In addition, we believe that his membership on the Board will help to achieve the objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives, skills and other individual qualities that contribute to Board perspective and effectiveness.

Proposal 1: Election of Directors
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Nayaki Nayyar Director Age: 54 Director since: 2021
Ms. Nayyar has served as a member of our Board since September 2021. She previously served as a board member and Chief Executive Officer of Securonix, Inc., a privately held cybersecurity company from December 2022 to July 2024. Prior to Securonix, she was President and Chief Product Officer of Ivanti, Inc., a leading supplier of enterprise IT security solutions, from May 2020 to October 2022. Prior to her joining Ivanti, Inc., from October 2016 to July 2020, Ms. Nayyar served as President of Digital Service and Operations Management at BMC Software, Inc., a leading enterprise software solutions provider. Prior to joining BMC Software, Inc., Ms. Nayyar served as General Manager and Global Head of the Internet of Things (IoT) division of SAP SE (NYSE: SAP), a leading provider of enterprise application software, from January 2016 to October 2016. She joined SAP SE in 2011, holding the positions of Senior Vice President, Corporate Strategy, from March 2011 to December 2011, and Senior Vice President, SAP Cloud for Customer Engagement, from January 2012 to December 2015. Ms. Nayyar also served as Vice President and Chief Technical Officer, Enterprise Architecture and Application Services, at Valero Energy Corporation (NYSE: VLO), an international petroleum company, from August 2000 to February 2011. She served on the board of directors of Veritone, Inc. (Nasdaq: VERI), an artificial intelligence platform/services provider, from October 2018 to December 2022. Ms. Nayyar currently serves on the board of directors of Corteva, Inc. (NYSE: CTVA), a publicly traded agriculture company, where she is a member of the Audit Committee and the Governance and Compliance Committee.

Ms. Nayyar received a Bachelor of Engineering degree in Mechanical Engineering from Osmania University and a Master of Science in Computer Science from University of Houston. As an executive with many years of experience in the technology industry, we believe that Ms. Nayyar contributes her leadership skills and business experience to the Board. In addition, we believe that Ms. Nayyar’s membership on the Board helps to achieve the objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives, skills and other individual qualities that contribute to Board perspective and effectiveness.

Dennis Polk Director Hyve Solutions Executive Age: 58 Director since: 2012
Mr. Polk has served as a member of our Board since February 2012 and is our Hyve Solutions Executive. He served as Executive Chair of our Board from September 2021 through August 2023 and as our President and Chief Executive Officer from March 2018 until September 2021. Mr. Polk joined TD SYNNEX in 2002 as Senior Vice President of Corporate Finance and in the same year became Chief Financial Officer. In 2006, he was promoted to Chief Operating Officer and served in that capacity until he became our President and Chief Executive Officer. Mr. Polk serves on the boards of directors of Concentrix and Terreno Realty Corporation (“Terreno”) (NYSE: TRNO), a real estate company. He joined the board of directors of Concentrix in December 2020 as part of the spin-off of the Concentrix business from TD SYNNEX which was completed on December 1, 2020. At Terreno, he serves as Chair of the Compensation Committee. Mr. Polk will not stand for re-election as a director of Terreno at Terreno’s 2025 Annual Meeting of Stockholders.

As our President and Chief Executive Officer from March 2018 until September 2021, an executive of our Company since 2002, and a prior distribution and contract manufacturer executive, we believe that Mr. Polk contributes his leadership skills, distribution and operations knowledge, finance background, and business experience to the Board. In addition, we believe that Mr. Polk’s membership on the Board helps to achieve the objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives, skills and other individual qualities that contribute to Board perspective and effectiveness.

Proposal 1: Election of Directors
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Claude Pumilia Director Age: 57 Director since: 2023
Mr. Pumilia has served as a member of our Board since September 2023. Mr. Pumilia brings extensive experience leading software and data services companies. He is currently Chief Executive Officer of Accuris US LLC (“Accuris”), an engineering-focused technology company that delivers AI-powered data and workflow solutions to end users at engineering intensive companies, having joined in August 2023. Previously, from December 2016 to February 2023, Mr. Pumilia served as Chief Executive Officer of DAT Freight and Analytics, a SaaS company for market freight. He has held executive roles across the technology industry, including leadership positions at Roper Technologies, Inc. (Nasdaq: ROP), a diversified industrial company that produces engineered products for global niche markets, CA Technologies, Inc., a software development company, Hewlett Packard Enterprise Company (NYSE: HPE) and Compaq Computer Corporation, an information technology company. He also serves on the board of directors for Allium Holdco, LLC, which is the holding company for Accuris.

As the Chief Executive Officer of Accuris and a former executive officer of multiple companies in IT, we believe that Mr. Pumilia contributes his leadership skills, business experience, and financial expertise to the Board. In addition, we believe that Mr. Pumilia’s membership on the Board helps to achieve the objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives, skills and other individual qualities that contribute to Board perspective and effectiveness.

Merline Saintil Director Age: 48 Director since: 2021
Ms. Saintil has served as a member of our Board since September 2021. She has served as a technology and business executive at Fortune 500 and privately-held companies, including Intuit Inc. (Nasdaq: INTU), a financial software company, Yahoo! Inc., a web services provider, PayPal Holdings, Inc. (Nasdaq: PYPL), a financial technology company, Adobe Inc. (Nasdaq: ADBE), a computer software company, Joyent Inc., a cloud computing software company, and Sun Microsystems, Inc., a technology company. From April 2019 to February 2020, she was the Chief Operating Officer, R&D-IT of Change Healthcare Inc. (Nasdaq: CHNG), a healthcare technology company. Prior to that, she held the position of Head of Operations, Product & Technology with Intuit Inc., from November 2014 until August 2018. Ms. Saintil currently serves on the boards of directors of Rocket Lab USA, Inc. (Nasdaq: RKLB), a space exploration company, since June 2021, GitLab, Inc. (Nasdaq: GTLB), a DevOps company, since October 2020, and Symbotic, Inc. (Nasdaq: SYM), a robotics and automation platform company, since June 2022. Ms. Saintil is Lead Independent Director and Chair of the Nominating and Corporate Governance Committee at Rocket Lab USA, Inc., Chair of the Nominating and Governance Committee of Symbotic, Inc. and a member of its Compensation Committee. She is also a member of the Compensation Committee at GitLab, Inc. Ms. Saintil served on the boards of directors of Banner Corporation (Nasdaq: BANR), a bank holding company, from March 2017 to May 2022, Alkami Technology, Inc. (Nasdaq: ALKT), a digital banking software solutions company, from October 2020 to December 2022, Lightspeed Commerce Inc. (NYSE: LSPD), an e-commerce software provider, from August 2020 to December 2022, and Evolv Technologies Holdings, Inc. (Nasdaq: EVLV), an AI security solutions company, from January 2021 to January 2025. She is certified in Cybersecurity Oversight by the National Association of Corporate Directors and the Carnegie Mellon Software Engineering Institute.

Ms. Saintil holds a Bachelor of Science degree in Computer Science from Florida A&M University and a Master of Science degree in Software Engineering Management from Carnegie Mellon University, and has completed Stanford Directors’ College and Harvard Business School’s executive education program. Due to her significant experience in product, technology, and business operations, we believe that Ms. Saintil contributes her leadership skills and business experience to the Board. In addition, we believe that Ms. Saintil’s membership on the Board helps to achieve the objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives, skills and other individual qualities that contribute to Board perspective and effectiveness.

Proposal 1: Election of Directors
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Additional Information Regarding the Directors and Director Nominees
There are no family relationships among any of our directors or executive officers.
Required Vote
The ten nominees for director receiving the highest number of affirmative votes will be elected as directors with stockholders having the option to either vote “for” each director or to “withhold” their vote. However, the Board has adopted a policy for director elections whereby if a director receives a greater number of votes “withheld” than votes “for”, the Board will review the outcome and make a determination as to the proper remedy. In its review, the Board will consider the totality of the circumstances surrounding the vote to evaluate the situation, and is authorized to remedy the situation as it deems appropriate, including requesting that the affected director resign from the Board. A “withhold” vote as to any director nominee will have no effect on the vote’s outcome because the candidates who receive the highest number of affirmative “for” votes are elected; however, “withhold” votes may prevent a director from obtaining a majority of “for” votes, which would trigger the aforementioned additional Board scrutiny. Unless marked to the contrary, proxies received will be voted “FOR” the nominees.
The Board recommends a vote “FOR” the election of the nominees set forth above as directors of TD SYNNEX.

Corporate Governance

Organization of the Board of Directors
The Board held seven meetings during the fiscal year ended November 30, 2024. Each director serving during our 2024 fiscal year attended at least 75% of the meetings held by the Board and the committees on which such director served during the last completed fiscal year (other than Messrs. Nord and Kalsow-Ramos who had excused absences from two special meetings held by the Board). We do not have a policy regarding directors’ attendance at the Annual Meeting. However, all members of the Board serving at the time attended the 2024 Annual Meeting.
Our non-management directors meet in regularly scheduled executive sessions without the presence of management. Directors meet their responsibilities not only by attending Board and committee meetings, but also through communication with senior management, independent accountants, advisors and consultants and others on matters affecting the Company.
The Board has established three standing committees: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. In addition, from time to time, the Board establishes non-standing committees to address matters that may arise during periods between regularly scheduled meetings and/or specific issues not fully applicable to one of the standing committees. The Board has determined that all members of the Audit, Compensation, and Nominating and Corporate Governance Committees meet the independence standards of the NYSE and rules and regulations of the Securities and Exchange Commission (the “SEC”). In addition, each member of the Audit Committee is financially literate as defined by the Board and each member of the Audit and Compensation Committees meets the heightened independence standards of the NYSE and rules and regulations of the SEC applicable to members of these committees. The Board has approved a charter for each of these standing committees, which can be found on our website at www.tdsynnex.com. Our Corporate Governance Guidelines and Code of Conduct, which are applicable to our principal executive, financial and accounting officers, directors and co-workers, are also available on or through our website at www.tdsynnex.com and are available in print to any stockholder upon request. We intend to post any amendments to the Corporate Governance Guidelines or Code of Conduct on our website.
The following lists the three standing committees and their current members. Hau Lee has decided to retire and will not stand for re-election.

Corporate Governance
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Audit Committee
Number of Members	Members	Number of Meetings in fiscal year ended November 30, 2024	Functions

4	Kathleen Crusco, Chair and Audit Committee Financial Expert	11
•Provides assistance to the Board in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting, internal control and legal compliance functions by approving the services performed by our independent registered public accountants and reviewing their reports regarding our accounting practices and systems of internal accounting controls.
•Oversees the audit efforts of our independent registered public accountants and takes those actions as it deems necessary to ensure that the accountants are independent of management.
•Meets regularly with our President and Chief Executive Officer, Chief Financial Officer, Senior Vice President of Internal Audit, independent auditor, Chief Legal Officer, Chief Ethics and Compliance Officer, Chief Accounting Officer, and other members of senior management to discuss our major financial risk exposures, financial reporting, internal controls, credit and liquidity risk, compliance risk, and key operational risks.
•Reviews the implementation and effectiveness of our compliance and ethics program at least annually and reviews our business continuity plan and results as necessary.
•Meets regularly in separate executive session with the Senior Vice President of Internal Audit, Chief Financial Officer, and independent auditor, as well as with committee members only, to facilitate a full and candid discussion of risk and other matters.

	Ting Herh, Audit Committee Financial Expert

	Claude Pumilia, Audit Committee Financial Expert

	Ann Vezina

Corporate Governance
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Compensation Committee
Number of Members	Members	Number of Meetings in fiscal year ended November 30, 2024	Functions

3	Hau Lee, Chair	6
•Reviews and determines our general compensation policies and the compensation provided to our officers, including targets for annual and long-term incentive plans.
•Reviews, determines and approves bonuses for our officers.
•Reviews, administers and approves equity-based compensation for our officers and co-workers and administers our stock plans and employee stock purchase plan.
•Reviews the development and implementation of practices, strategies, and policies used for recruiting, managing, and developing employees (i.e., human capital management). These practices, strategies, and policies focus on diversity, equity, and inclusion, co-worker engagement, workplace environment and safety, and corporate culture. Discusses with management, as appropriate, their progress regarding such practices, strategies, and policies.
•Responsible for overseeing human capital management and compensation risks, including evaluating and assessing risks arising from our compensation policies and practices for all co-workers and ensuring executive compensation is aligned with performance.
•Retains its own compensation consultant and meets regularly with management to understand the financial, human resources and stockholder implications of compensation decisions.
•Monitors our incentive and equity-based compensation plans.
•Makes recommendations to the Board regarding director compensation, including director equity compensation.

	Nayaki Nayyar

	Merline Saintil

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Nominating and Corporate Governance Committee
Number of Members	Members	Number of Meetings in fiscal year ended November 30, 2024	Functions

3	Nayaki Nayyar, Chair	4
•Responsible for making recommendations to the Board regarding candidates for directorships and the size, director qualifications, and composition of the Board, and for overseeing our corporate governance guidelines and reporting and making recommendations to the Board concerning corporate governance matters.
•Responsible for considering nominations by stockholders.
•Oversees risks related to our overall corporate governance, including board and committee composition, board size and structure, director independence, board diversity and tenure, and our corporate governance profile and ratings.
•Assists the Board in its review of the development, oversight, and implementation of the Corporate Citizenship Report, programs, policies, and practices, and discusses with management such Corporate Citizenship matters, including sustainability, environmental protection, community and social responsibility, and human rights.
•Actively engaged in overseeing risks associated with succession planning for the Board and management.

	Hau Lee

	Merline Saintil

Corporate Governance
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The Board of Directors’ Role in Risk Oversight
The Board recognizes the importance of effective risk oversight in running a successful business and in fulfilling its fiduciary responsibilities to TD SYNNEX and our stockholders. While the Chief Executive Officer and other members of our senior management team are responsible for the day-to-day management of risk, the Board is responsible for ensuring that an appropriate culture of risk management exists within our company and for setting the right “tone at the top,” overseeing our aggregate risk profile, and assisting management in addressing specific risks, such as strategic and competitive risks, financial risks, brand and reputation risks, legal risks, regulatory risks, and operational risks.
The Board maintains separate roles for the Chief Executive Officer and the Chair of the Board. The Board believes that the current leadership structure best facilitates this oversight of risk by combining independent leadership, through an independent Chair of the Board, independent board committees, and majority independent Board composition, with an experienced Chief Executive Officer who has intimate knowledge of our business, history, and the complex challenges that arise. The Chief Executive Officer’s in-depth understanding of these matters and involvement in the day-to-day management of our Company uniquely positions him to promptly identify and raise key business risks to the Board, call special meetings of the Board when necessary to address critical issues, and focus the Board’s attention on areas of concern. The Chair of the Board, independent committee chairs and other directors also are experienced professionals or executives who can and do raise issues for Board consideration and review, and are not hesitant to challenge management.
The Chair of the Board presides at all meetings of the Board and of the Company’s stockholders. Currently, the Chair of the Board is Ann Vezina. As the Chair of the Board, Ms. Vezina also manages the relationships between the Board and the Company’s management and stockholders.
The Board exercises its oversight responsibility for risk both directly and through three of its standing committees. Throughout the year, the Board and each committee spend a portion of their time reviewing and discussing specific risk topics. The full Board is kept informed of each committee’s risk oversight and related activities through regular oral reports from the committee chairs, and committee meeting minutes and materials are available for review by all directors. Strategic, operational, financial and competitive risks also are presented and discussed at the Board’s quarterly meetings, and more often as needed. On at least an annual basis, the Board conducts a review of our long-term strategic plans and members of senior management report on our top risks and the steps management has taken or will take to mitigate these risks. In addition, at each quarterly meeting, or more often as necessary, our Chief Legal Officer updates the Board on material legal and regulatory matters. Our Chief Information Security Officer (“CISO”) provides reporting on cybersecurity matters on at least a semi-annual basis. Our Chief Legal Officer and Chief Ethics and Compliance Officer regularly update the Audit Committee regarding our periodic ethical business conduct training and Code of Conduct. On a regular basis between Board meetings, our Chief Executive Officer and/or other executive officers provide reports to the Board on the critical issues we face and recent developments in our principal operating areas. These reports may include a discussion of business risks as well as a discussion regarding enterprise risk. Each Committee meets with key management personnel and outside advisors.

Corporate Governance
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Board/Committee	Primary Areas of Risk Oversight

Board
Strategic, financial and execution risks and exposures, risks and exposures associated with significant acquisitions, CEO succession planning, crisis management, cybersecurity, ESG (environmental, social and governance) and other matters that may present material risks to the Company.

Audit Committee
Risks and exposures associated with financial matters, particularly financial reporting, tax, accounting, and disclosure and internal controls. Also risks and exposures associated with ethics and compliance, major litigation and regulatory and compliance exposures.

Compensation Committee
Risks and exposures with executive and co-worker compensation and benefits, including equity incentive plans, and human capital management strategies, policies and practices, including those relating to senior management succession planning.

Nominating and Corporate Governance Committee
Risks and exposures related to stockholder relations and communications, Board and committee structures, Board performance, director succession planning, and the Corporate Citizenship reporting process.

Cybersecurity
The Board is responsible for overseeing our enterprise risk management process, including our information security program, compliance and risk management and cybersecurity risks. The Chief Information Security Officer (“CISO”) regularly provides reporting on cybersecurity matters to senior management and reports to the Board on at least a semi-annual basis. This reporting includes updates on our information security strategy, key cyber risks and threats, progress towards protecting the Company from such risks and threats, and assessments of our cybersecurity program with regard to emerging trends. Depending on the magnitude of a cybersecurity incident, certain matters are required to be reported promptly to the Board, as appropriate, in accordance with our security incident response plan. The materials presented to our Board include updates on our data security posture, results from third-party assessments, and certain cybersecurity threat risks or incidents and developments, as well as the steps management has taken to respond to these risks. Because our business is heavily dependent upon information technology networks and systems, our prioritization of our cybersecurity risk management strategy is important to maintaining the trust of our stakeholders.

Corporate Governance
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Corporate Citizenship
We believe our deep commitment to innovation, people and the planet is essential to our success. We utilize a robust Corporate Citizenship framework designed to deliver long-term value for our stakeholders. As our business grows, this framework will help us ensure a strong focus on key areas in which we believe TD SYNNEX and our industry partners can have the greatest impact.
During fiscal year 2024 we focused on activating sustainable change while engaging our global co-workers to bring our commitments to life. We published our second annual Corporate Citizenship Report, reporting on progress toward our Corporate Citizenship goals.
Environmental
We are committed to expanding the circular economy, sharing our sustainability insights and achieving net-zero greenhouse gas emissions (“GHGs”) in our global operations by 2045. By engaging our global co-workers and channel partners, we aspire to advance environmental sustainability—not only at TD SYNNEX but industry-wide. Some of our environmental achievements in fiscal year 2024 include:
•Received approval of our near- and long-term emissions-reduction targets to the Science Based Targets initiative (SBTi).
•Implemented a new, robust carbon accounting tool
•Achieved a combined Scope 1 and Scope 2 emissions reduction of approximately 30% from fiscal year 2023 versus fiscal year 2022
•As of fiscal year 2023, increased our electricity derived from renewable energy sources to approximately 31%
•Expanded the number and reach of our co-worker-led Green Teams to include 50+ teams that are engaging our global site

•Gained traction on our two towers of specialization: Sustainable Transportation & Logistics and Circular Economy
•Completed a double materiality assessment

Corporate Governance
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Social
We believe in the power of people, and we invest in our co-workers and communities to help them thrive. Our culture is strengthened by our differences, oriented toward a common purpose and built on the idea that when we care for one another we all win. Some of our social achievements in fiscal year 2024 include:
•Added a new chapter to our Business Resource Group (“BRG”), Limitless, for North America. Limitless is dedicated to championing the interests of our neurodiverse and disabled co-workers, as well as promoting mental health awareness
•Certified as a Great Place to Work in the U.S. for the third year in a row; more than 73% of our co-workers said TD SYNNEX was a great place to work, compared to 57% of employees at the average U.S. company
•Partnered with a recognized industry leader in pay equity to rigorously analyze our compensation practices to identify any disparities and address them
•Received the “Equality 100 Award: Leader in LGBTQ+ Workplace Inclusion” for earning a score of 100 on the Human Rights Campaign Foundation’s 2023-2024 Corporate Equality Index.
•CRN (part of The Channel Company) recognized 19 TD SYNNEX leaders on its annual Women of the Channel list. Two of our leaders were also named to the Power 100 list, which spotlights female executives whose insight and influence are helping to drive channel success.

Corporate Governance
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Governance
Our values of inclusion, collaboration, integrity and excellence shape our approach to corporate governance. They guide us to be accountable for our performance, transparent with our stakeholders and committed to doing what is right.
We are helping our co-workers put these values into action by building a culture where ethics and compliance are top of mind. We are also dedicated to safeguarding information and providing strong, savvy leadership to help our Company succeed while maintaining our stakeholders’ trust. Some of our governance achievements in fiscal year 2024 include:
•Employed new and improved policies and tools for AI-powered solutions to improve our third-party risk management, disclosure, data retention, and partner data privacy
•Continued our commitment to enhance ethical standards through compliance training, risk monitoring and controls, leveraging technology
•Formed an AI Governance Group, DART (Digital AI and Responsible Transformation), to facilitate our co-workers engaging AI responsibly while meeting our legal and regulatory requirements
•Deployed leading trade automation solution to simplify sales and fulfillment segments affected by expanding government export and sanctions controls
•Enhanced management of our waste stream processes with additional oversight procedures
•Elevated system-driven controls on hazardous material shipping
•Established automated processes for legal and compliance reviews for requests for access to electronically stored information
•Issued updated record management policies and guidelines to ensure proper retention and disposal of Company business records
Incentive Compensation Recoupment Policy
The Compensation Committee adopted an Incentive Compensation Recoupment Policy to comply with New York Stock Exchange recoupment policy requirements effective since October 2, 2023. Our recoupment policy generally provides, subject to certain exceptions, that, if we are required to prepare a restatement of our financial statements owing to material error, we will recover from our executive officers any incentive-based compensation that was awarded in excess of the amount that otherwise would have been awarded based on the restated financial statements. The recovery period is the three completed fiscal years immediately preceding the date that the Compensation Committee concludes that we are required to restate our financial statements. Incentive-based compensation includes any compensation that is earned based on the attainment of a financial reporting measure of the Company and any other equity-based compensation.
In addition, our Management Incentive Plan (“MIP”) provides that the Compensation Committee is authorized to recover from an executive officer any MIP award or portion thereof made in the previous 36 months in the event of (a) the executive officer’s engagement in fraud or other intentional misconduct that is detrimental to the Company resulting in the officer’s termination of employment with the Company or (b) payment of an award under the MIP that is based on materially inaccurate financial results or performance metrics.

Corporate Governance
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Director Orientation and Continuing Education
We provide directors with an orientation and education program to familiarize them with our business operations and plans, industry trends and corporate governance practices, as well as ongoing education on issues facing us and on subjects that assist the directors in discharging their duties. The program includes, among other things, biannual visits to different company locations to foster more director interaction with co-workers and familiarity with various company sites and businesses. Directors also are encouraged to attend courses provided by outside organizations covering various governance matters, best practices, and issues of concern to directors of publicly-traded companies. It is our policy that directors are to share with the Board or fellow committee members what they have learned.

Corporate Governance
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Director Nominations
The Board nominates directors for election at each Annual Meeting and elects new directors to fill vacancies when they arise. The Nominating and Corporate Governance Committee has the responsibility to identify, evaluate, recruit and recommend qualified candidates to the Board for nomination or election.
The Nominating and Corporate Governance Committee has a policy and process regarding consideration of director candidates recommended by stockholders. The Nominating and Corporate Governance Committee reviews suggestions for director candidates recommended by stockholders and considers such candidates for recommendation based upon an appropriate balance of knowledge, experience and capability. The assessment of candidates include the candidates’ relevant industry experience, general business experience, relevant financial experience, interpersonal and communication skills, as well as the candidates’ roles and contributions that are valuable to the business community, personal qualities of leadership, character, judgment and whether the candidate possesses and maintains throughout service on the Board a reputation in the community at large of integrity, trust, respect, competence and adherence to the highest ethical standards.
In addition to considering an appropriate balance of knowledge, experience and capability, the Board has as an objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives, skills and other individual qualities that contribute to the Board’s perspective and effectiveness. The Nominating and Corporate Governance Committee selects candidates for director based on their character, judgment, diversity of experience and backgrounds, relevance of experience, business acumen, interpersonal and communication skills, and ability to act on behalf of all stockholders. The Nominating and Corporate Governance Committee believes that nominees for director should have experience, such as experience in management or accounting and finance, or industry and technology knowledge, that may be useful to TD SYNNEX and the Board, high personal and professional ethics, and the willingness and ability to devote sufficient time to effectively carry out his or her duties as a director. The Nominating and Corporate Governance Committee believes it is appropriate for at least one member of the Board to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and for a majority of the members of the Board to meet the definition of “independent director” under the rules of the NYSE. The Nominating and Corporate Governance Committee also believes it appropriate for certain key members of our management to participate as members of the Board.
The Nominating and Corporate Governance Committee is aware that some corporate governance groups have set a maximum on the number of public company boards on which a public company director should sit regardless of the individual circumstances of the director or nature of the companies involved. The Board recognizes the concern of overboarding, where a director sits on an excessive number of boards, and, has set a limit requiring directors to sit on no more than four boards of companies (in addition to our Board) that are publicly traded on any U.S. stock exchange without express approval of the Board. In nominating candidates for director the Nominating and Corporate Governance Committee has considered the following factors, among others, in looking at the time availability of each prospective director nominee on an individual basis:
(1) the size and location of the other companies,
(2) the director’s board duties at those companies and extent of board committee service,
(3) the extent of service on large private company boards,
(4) board tenure, and
(5) board meeting attendance.
Based on these factors, the Nominating and Corporate Governance Committee determined no director nominee should be removed from consideration due to the number of public company boards on which the director nominee serves.
Prior to each Annual Meeting, the Nominating and Corporate Governance Committee identifies nominees first by reviewing the current directors. All candidates, however nominated, are evaluated based on the criteria described above, including each candidate’s demonstrated prior service as a director, and the needs of the Board with respect to the particular talents and experience of its directors. In the event that a director does not wish to continue in service, the Nominating and Corporate Governance Committee determines not to nominate the director, or a vacancy is created on the Board as a result of a resignation, an increase in the size of the Board, or other event, the Nominating and Corporate Governance Committee will consider various candidates for Board membership, including those suggested by the Nominating and Corporate Governance Committee members, by other Board members, by any executive search firm engaged by the Nominating and Corporate Governance Committee and by stockholders. A stockholder who wishes to suggest a prospective nominee for the Board should notify our Corporate Secretary, any member of the Nominating and Corporate Governance Committee, or the persons referenced below in “Communications with the Board of Directors” in writing with any supporting material the stockholder considers appropriate.

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In addition, our Bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to the Board at an Annual Meeting. In order to nominate a candidate for director, a stockholder must give timely notice in writing to our Corporate Secretary and otherwise comply with the provisions of our Bylaws. To be timely, our Bylaws provide that the stockholder's notice must be delivered to, or mailed and received, not more than 120 days nor less than 90 days in advance of the anniversary of the date the proxy statement was provided to the stockholders in connection with the previous year's Annual Meeting. However, in the event that no Annual Meeting was held in the previous year or the Annual Meeting is called for a date that is more than 30 days before or after the anniversary date of the previous year's Annual Meeting, notice by the stockholder must be received by the Corporate Secretary no later than the close of business on the later of (i) the 90th day prior to such Annual Meeting and (ii) the 10th day following the day on which public announcement of the date of such meeting is first made. Information required by our Bylaws to be in the notice include, among other requirements, the name and contact information for the candidate and the person making the nomination and other information about the nominee that must be disclosed in proxy solicitations under Section 14 of the Securities Exchange Act of 1934 and the related rules and regulations under that Section. The nominee must also complete a signed questionnaire, representation and agreement as described in our Bylaws.
Stockholder nominations must be made in accordance with the procedures outlined in, and include the information required by, our Bylaws and must be addressed to: TD SYNNEX Corporation, 16202 Bay Vista Drive, Clearwater, Florida 33760, Attention: Corporate Secretary. You can obtain a copy of our Bylaws by writing to the Corporate Secretary at this address.
Stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must also provide notice that sets forth the information required by Rule 14a-19 of the Securities Exchange Act of 1934 no later than February 2, 2026.
Communications with the Board of Directors
The Board has a process for stockholders and other interested persons to send communications to directors. If you wish to communicate with the Board as a whole or to non-management directors, you may send your communication in writing to: David Vetter, Corporate Secretary, or the Chair of the Audit Committee, at 16202 Bay Vista Drive, Clearwater, Florida 33760. You must include your name and address in the written communication and indicate whether you are a stockholder of TD SYNNEX or other interested person. Mr. Vetter or the Chair of the Audit Committee will review any communication received from a stockholder or other interested person, and all material communications from stockholders or other interested persons will be forwarded to the appropriate director or directors or Board committee based on the subject matter.

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2024 Directors’ Compensation Table
The following tables set forth the compensation amounts paid to each person who served as a non-executive director during the fiscal year ended November 30, 2024 for their service in such fiscal year. The table does not include the compensation amounts paid to Mr. Zammit, who currently is President and Chief Executive Officer, or to Mr. Polk, who currently is Hyve Solutions Executive, as both are named in the Summary Compensation Table.

Name	Fees Earned or Paid in Cash($)	Stock Awards($) (1) (2)	All Other Compensation($)(3)	Total ($)
Ann Vezina	250,000	184,912	1,605	436,517
Fred Breidenbach(4)	25,000	—	7,899(5)	32,899
Kathleen Crusco	126,250	184,912	1,962	313,124
Ting Herh(6)	75,000	184,912	1,408	261,320
Rich Hume(7)	25,000	—	—	25,000
Robert Kalsow-Ramos(8)	—	—	—	—
Hau Lee	120,000	184,912	1,605	306,517
Nayaki Nayyar	120,000	184,912	1,605	306,517
Matthew Miau(4)	25,000	—	332(9)	25,332
Matthew Nord(8)	—	—	—	—
Claude Pumilia	100,000	184,912	1,962	286,874
Merline Saintil	100,000	184,912	1,605	286,517
Duane Zitzner(4)	33,750(10)	—	10,343(11)	44,093
(1)Amounts listed in these columns represent the grant date fair value of stock awards recognized by us under FASB ASC Topic 718 for the fiscal year ended November 30, 2024, rather than the amounts realized by the named individuals. See Note 4 “Share-Based Compensation” for valuation assumptions used to calculate the fair value included in our Annual Report on Form 10-K for the fiscal year ended November 30, 2024. There were no new stock options granted during the fiscal year ended November 30, 2024.

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(2)The table below sets forth the aggregate number of outstanding stock awards held by our non-executive directors that have not vested as of November 30, 2024. Due to Mr. Hume’s service as our President and Chief Executive Officer during the first three quarters of our 2024 fiscal year and his service as non-executive director since that time, his aggregate totals of option awards that are outstanding are set forth in the Outstanding Equity Awards Table on page 60. There were no other outstanding option awards held by our non-executive directors as of November 30, 2024.

Name	Stock Awards (#)
Ann Vezina	391
Fred Breidenbach(4)	—
Kathleen Crusco	391
Ting Herh	391
Rich Hume(7)	—
Robert Kalsow-Ramos(8)	—
Hau Lee	391
Matthew Miau(4)	—
Nayaki Nayyar	391
Matthew Nord(8)	—
Claude Pumilia	391
Merline Saintil	391
Duane Zitzner(4)	—
(3)Unless otherwise noted, the amounts in this column represent the dollar value of dividends paid during the fiscal year ended November 30, 2024 (as part of a dividend paid to all of our stockholders) on unvested RSAs; such dividends were not factored into the grant date fair value of stock awards required to be reported in the stock awards column of the table.
(4)Messrs. Breidenbach, Miau, and Zitzner retired on March 20, 2024; they received prorated retainers and did not receive any stock awards.
(5)In addition to dividends paid during the fiscal year ended November 30, 2024 (as part of a dividend paid to all of our stockholders) on unvested RSAs, amount also includes $7,500 Board member retirement gift from Company to Mr. Breidenbach, and $202 spouse attendance/meals related to casual Company outing for retiring Board members, including Mr. Breidenbach.
(6)Mr. Herh joined the Board after the start of the term and received a prorated retainer.
(7)Mr. Hume became a non-executive director after his retirement as President and Chief Executive Officer on September 1, 2024. Owing to Mr. Hume’s service as our President and Chief Executive Officer during the first three quarters of our 2024 fiscal year and his service as non-executive director since that time, his compensation as a director is set forth above which includes a prorated retainer. His total compensation in both roles is set forth in the Summary Compensation Table on page 56, and the aggregate total of option awards that are outstanding are set forth in the Outstanding Equity Awards Table on page 60.
(8)Board members representing Apollo are uncompensated. Therefore, Mr. Nord and Mr. Kalsow-Ramos did not receive any compensation from the Company for their service as directors during the fiscal year ended November 30, 2024. Mr. Nord and Mr. Kalsow-Ramos resigned from the Board on April 15, 2024.

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(9)In addition to dividends paid during the fiscal year ended November 30, 2024 (as part of a dividend paid to all of our stockholders) on unvested RSAs, amount also includes $135 spouse attendance/meals related to casual Company outing for retiring Board members, including Mr. Miau.
(10)The amounts for Mr. Zitzner do not include fees for acting as an advisor to the Board and Audit Committee by providing strategic and operational advice from time to time, as requested by the Board or Audit Committee, pursuant to an Advisor Agreement entered into as of March 21, 2024 between Mr. Zitzner and the Company.
(11)In addition to dividends paid during the fiscal year ended November 30, 2024 (as part of a dividend paid to all of our stockholders) on unvested RSAs, amount also includes $10,000 charitable donation to 2 organizations designated by and on behalf of Mr. Zitzner as a Board member retirement gift from the Company and $146 spouse attendance/meals related to casual Company outing for retiring Board members, including Mr. Zitzner.
Narrative to Directors’ Compensation Table
The compensation and benefit program for our non-executive directors is designed to achieve the following goals: (1) compensation should fairly pay directors for work required of directors serving an entity of our size and scope; (2) compensation should align directors’ interests with the long-term interests of stockholders; and (3) the structure of compensation should be transparent and easy for stockholders to understand. Generally, we review director compensation every two years.
For the fiscal year ended November 30, 2024, other than Mr. Nord and Mr. Kalsow-Ramos (both of whom resigned from the Board on April 15, 2024), each non-executive director serving a full term received an annual retainer of $100,000 payable quarterly and an annual restricted stock grant under the 2020 Stock Incentive Plan valued at approximately $185,000. The annual grant is prorated based upon the expected service period between the director’s service commencement date and the immediately following Annual Meeting.
For the fiscal year ended November 30, 2024, other than Mr. Nord and Mr. Kalsow-Ramos (both of whom resigned from the Board on April 15, 2024), each non-executive director received the following compensation. These retainer amounts are reviewed and revised from time to time to reflect compensation practices among our peers based on information provided by our compensation consultant Compensia, Inc. (“Compensia”). Also, all directors are reimbursed for their reasonable out-of-pocket expenses in serving on the Board or any committee of the Board.

Compensation Components	Amount ($)
Annual Cash Retainer(1)(2)(6)	100,000
Annual Equity Retainer(1)(3)	185,000
Board Chair Annual Cash Retainer(4)(5)	150,000

Committee Chair Cash Retainers(5)
Audit Committee Chair	35,000
Compensation Committee Chair(7)	20,000
Nominating and Corporate Governance Committee Chair	20,000
(1)The annual retainer is prorated based upon the expected service period between the director’s service commencement date and the immediately following Annual Meeting.
(2)Payable in quarterly installments.

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(3)Approximate value of annual restricted stock grant under the 2020 Stock Incentive Plan. The valuation of the stock price in determining the number of shares of restricted stock is based upon the closing price on the first trading day following the director’s appointment or election (or, if during a trading black-out period, upon the expiration of the third trading day following the opening of the trading window that follows the quarterly earnings call) and vests quarterly based upon our fiscal quarters. Effective upon the Company’s 2025 Annual Meeting, the annual restricted stock grant for non-executive directors will be increased to the equivalent value of $210,000. The annual grant is prorated based upon the expected service period between the director’s service commencement date and the immediately following Annual Meeting. For non-executive directors elected or appointed on or after the Company’s 2025 Annual Meeting, the valuation of the stock price in determining the number of shares of restricted stock is based upon the closing price on April 15 immediately after the director’s appointment or election to the Board, provided that if April 15 is not a trading day, then on the first trading day afterwards. If April 15 or the first trading day afterwards falls within a trading blackout period, then the grant date will be upon the expiration of the third trading day after the trading blackout period ends.
(4)Additional Board Chair Annual Cash Retainer.
(5)Payable quarterly in advance.
(6)Effective upon the Company’s 2025 Annual Meeting, the annual cash retainer for non-executive directors will be increased to $110,000.
(7)Effective upon the Company’s 2025 Annual Meeting, the Compensation Committee Chair annual cash retainer will be increased to $25,000.
We request each current member of the Board to hold an equity position in TD SYNNEX of the equivalent value of at least five times the annual base retainer (excluding committee chair retainers) in common stock, whether vested or unvested, or vested in-the-money stock options on the date of each Annual Meeting, commencing with the 2023 Annual Meeting. For any director initially elected after the 2020 Annual Meeting, we provide a five-year period within which to meet the equity ownership request.
In the fiscal year ended November 30, 2024, Mr. Miau, who retired on March 20, 2024, did not receive any equity compensation and received a prorated standard retainer as the other outside directors, as approved by the Nominating and Corporate Governance Committee, which had responsibility for review of director compensation.
Compensation Committee Interlocks and Insider Participation
Fred Breidenbach (until March 20, 2024), Hau Lee, Nayaki Nayyar, and Merline Saintil served as members of the Compensation Committee during the fiscal year ended November 30, 2024. None of the members who served on the Compensation Committee during the fiscal year ended November 30, 2024 has served as an officer or been an employee of TD SYNNEX and we do not have any related person transactions with any of the members of the Compensation Committee. In addition, the Board has determined that these members, including Mr. Lee and nominees Ms. Nayyar and Ms. Saintil, have no material relationship with us, that each of these directors is an independent director and that each of these directors meets the heightened independence standards applicable to members of the Compensation Committee. None of our executive officers currently serves, or in the past year has served, on the board of directors or compensation committee of any entity that has one or more executive officers serving, or proposed to serve, who is a member of our Board or Compensation Committee.

Certain Relationships and Related Party Transactions
Policies and Procedures for Review of Related Party Transactions
A “Related Party Transaction” is a transaction, arrangement or relationship in which we or any of our subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any Related Person had, has or will have a direct or indirect material interest. A “Related Person” means:
•any person who is, or at any time during the applicable period was, one of our executive officers or directors or a director nominee;
•any person who is known by us to be the beneficial owner of more than 5% of any class of our voting securities;
•any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in- law or sister-in-law of an executive officer, director, director nominee or a beneficial owner of more than 5% of any class of our voting securities, and any person (other than a tenant or employee) sharing the household of such executive officer, director, director nominee or beneficial owner of more than 5% of any class of our voting securities; or
•any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position of control or in which such person has a 10% or greater beneficial ownership interest.
We have adopted a written policy requiring material transactions relating to related party transactions to be approved by the Audit Committee, which is composed of disinterested members of the Board. The Audit Committee will review such Related Person Transactions at its regularly scheduled meetings or at special meetings called for that purpose. The Audit Committee will approve, ratify or disapprove a Related Person Transaction, and will decide if any amendments, modifications, remedies, or conditions to ensure the Related Person Transaction is conducted in a fair manner should be made. The Audit Committee will review and consider the relevant facts and circumstances of a Related Person Transaction and whether the Related Person Transaction has an impact on any other regulatory or listing standards, or policy of the Company. Transactions will be approved or ratified if the Audit Committee determines, in its business judgment based on the review of the available information, that the Related Person Transaction is fair, reasonable and consistent with the best interests of the Company.
Investor Rights Agreement with the Apollo Entities
On September 1, 2021, legacy SYNNEX Corporation acquired legacy Tech Data Corporation (the “Merger”). In connection with the Merger, we (i) issued 44,000,000 shares of our common stock to an affiliate of Apollo Management IX, L.P., and as a result, various entities affiliated with Apollo Management IX, L.P. (collectively, the “Apollo Entities”) owned 46% of our common stock, and (ii) entered into an Investor Rights Agreement with the Apollo Entities (the “Investor Rights Agreement”).
During fiscal 2024, the Apollo Entities continued to be the beneficial owner of more than 5% of our common stock for part of the year, and had certain rights under the Investor Rights Agreement, including the following:
Board of Directors
Pursuant to the Investor Rights Agreement, the Apollo Entities had the right to nominate a certain number of directors for our Board, depending on the percentage held at the time by the Apollo Entities of the number of outstanding shares of our common stock on September 1, 2021. Specifically, the Apollo Entities had the right to nominate:
i.up to four directors, if the Apollo Entities collectively own 30% or more of the outstanding shares of our common stock, two of which must be “independent” directors, within the meaning of the New York Stock Exchange;

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ii.up to three directors, if the Apollo Entities collectively own between 20% and 30% of the outstanding shares of our common stock, one of which must be an independent director;
iii.up to two directors, if the Apollo Entities collectively own between 10% and 20% of the outstanding shares of our common stock; and
iv.up to one director, if the Apollo Entities collectively own between 5% and 10% of the outstanding shares of our common stock.
The directors nominated by the Apollo Entities shall be referred to herein as “Apollo Directors.” The initial Apollo Directors were Robert Kalsow-Ramos, Nayaki Nayyar, Matthew Nord, and Merline Saintil. Pursuant to the Investor Rights Agreement, any replacement Apollo Director needed to be approved by a majority of the directors on the Board that are not Apollo Directors.
The Investor Rights Agreement also provided that, of the remaining directors who are not Apollo Directors, one director shall be the then-serving Chief Executive Officer of the Company, and the other directors would be nominated in accordance with the provisions of our bylaws and Certificate of Incorporation. In the event the size of the Board was increased or decreased to other than eleven directors, the number of Apollo Directors would be proportionately increased or decreased to most closely equal the percentage of the Board originally consisting of Apollo Directors.
Directors’ and Officers’ Insurance
Under the Investor Rights Agreement, we were required to maintain directors’ and officers’ liability insurance as determined by the Board, with the Company serving as the primary indemnitor for all directors, including the Apollo Directors.
Information Rights
Under the Investor Rights Agreement, for so long as the Apollo Entities owned at least 10% of our common stock, the Apollo Entities had certain inspection and information rights, including, among other things, access to our or our material subsidiaries’ books and records, access to our auditors and officers, access to quarter-ends reports, and information on significant corporate actions.
Certain Actions Requiring Approvals
Under the Investor Rights Agreement, we or our material subsidiaries could not, without approval of a majority of the directors on the Board, which needed to include the approval of a majority of the Apollo Directors, amend any provision of our charter, bylaws or similar organizational documents in a way that adversely affects the Apollo Entities.
Restricted Activities; Voting
Under the Investor Rights Agreement, the Apollo Entities could not, without our prior written consent:
•make any statement or proposal to the Board or our stockholders with respect to any business combination, tender offer, or sale of substantially all assets;
•form any voting groups with any of our stockholders other than solely among affiliates of the Apollo Entities;
•seek to control or change the management of the Board or the Company;
•acquire any additional shares of our stock entitled to vote; or
•publicly disclose any arrangement relating to the foregoing or knowingly facilitate any of the foregoing.
These restrictions automatically terminated on the first date following the 90th day after the Apollo Entities collectively beneficially owned less than 5% of the outstanding shares of our common stock.

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Corporate Opportunity Waiver
Under the Investor Rights Agreement, we have waived the corporate opportunity doctrine to the extent permitted under the Delaware General Corporation Law with respect to the Apollo Directors and Apollo Entities, so long as such person is not an employee of the Company or our subsidiaries (the “Covered Persons”). Specifically, we agreed that the Covered Persons do not have a duty to refrain from: (i) investing in or conducting any business of any kind, (ii) doing business with our or any of our affiliates’ clients, customers, vendors or lessors, or (iii) making any investments in any kind of property in which we may make investments. Further, we agreed, among other things, subject to any express agreement otherwise that may from time to time be in effect, that if a Covered Person acquires knowledge of a potential transaction which may constitute a corporate opportunity for both (a) the Covered Person outside of his or her capacity as a member of the Board and (b) the Company, then the Covered Person shall not have any duty to offer or communicate information regarding such corporate opportunity to us, and we renounced any interest or expectancy in any potential transaction or matter of which the Covered Person acquires knowledge, except for any corporate opportunity which is expressly offered to a Covered Person in writing solely in his or her capacity as a member of the Board, or as expressly agreed otherwise.
Registration Rights
Pursuant to the Investor Rights Agreement, we filed an automatically effective registration statement registering the resale of the Registrable Securities (as defined below) on September 2, 2021. Additionally, pursuant to the Investor Rights Agreement, the Apollo Entities had the right to require us to register a sale of any Registrable Securities held by the Apollo Entities with a dollar value of $100 million or greater. The Apollo Entities were entitled to make up to two registration demands in any rolling twelve-month period, including short form registration demands that we register such securities for sale under the Securities Act of 1933. We also agreed that the Apollo Entities would have “piggy-back” registration rights to include their Registrable Securities in certain other registration statements filed by us.
For purposes of the Investor Rights Agreement, “Registrable Securities” means shares of our common stock; provided that any Registrable Securities shall cease to be Registrable Securities when (a) a registration statement with respect to the sale of such Registrable Securities has been declared effective under the Securities Act and such Registrable Securities have been disposed of in accordance with the plan of distribution set forth in such registration statement, (b) such Registrable Securities are distributed pursuant to Rule 144 or (c) such Registrable Securities shall have been otherwise transferred and new certificates for them not bearing a legend restricting further transfer under the Securities Act shall have been delivered by us; and provided, further, that any securities that have ceased to be Registrable Securities shall not thereafter become Registrable Securities and any security that is issued or distributed in respect of securities that have ceased to be Registrable Securities is not a Registrable Security.
Secondary Sales by the Apollo Entities
In a series of “Secondary Public Offerings” announced on January 29, 2024, March 27, 2024, and April 4, 2024, the Apollo Entities, collectively the beneficial owner of more than five percent of our common stock at the time of each transaction, sold a total of 8,768,750, 12,075,000 and 5,309,299 shares, respectively, of our common stock, for $100.50, $108.60 and $114.20 per share, respectively, and, following the sales made on April 4, 2024, ceased to hold any shares of the Company. As a result of the Secondary Public Offerings, the Apollo Entities ceased to be a party to the Investor Rights Agreement, and ceased to have any rights or obligations thereunder.
MiTAC Transactions Overview
We have a business relationship with MiTAC International Corporation (“MiTAC International”), a publicly-traded company in Taiwan that began in 1992 when it became our primary investor through its affiliates. In September 2013, MiTAC Holdings Corporation (“MiTAC Holdings”) was established through a stock swap from MiTAC International and became a publicly traded company on the Taiwan Stock Exchange. MiTAC International is now a wholly owned subsidiary of MiTAC Holdings. As of February 3, 2025, and as detailed in the table below entities affiliated with MiTAC Holdings were the beneficial owner of approximately 5.7% of our common stock. Matthew Miau, a director and the Chair Emeritus of our Board until March 2024, is the Chairman of MiTAC Holdings and a director of MiTAC Holdings’ affiliates.

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Until July 31, 2010, we worked with MiTAC Holdings on OEM outsourcing and jointly marketed MiTAC Holdings’ design and electronic manufacturing services and our contract assembly capabilities. On July 31, 2010, MiTAC Holdings purchased certain assets related to the contract assembly business including inventory and customer contracts, primarily related to customers then being jointly serviced by MiTAC Holdings and us. We made payments of $1.2 million and $1.0 million to MiTAC Holdings and its affiliates for reimbursement of rent and overhead costs for facilities used by us during fiscal 2024 and fiscal year 2023, respectively.
We purchased inventories and services from MiTAC Holdings and its affiliates totaling $336.9 million and $174.1 million during fiscal years ended 2024 and 2023, respectively. Our sales to MiTAC Holdings and its affiliates during fiscal years ended 2024 and 2023 totaled $87.1 million and $12.3 million, respectively. These amounts were made pursuant to various agreements with MiTAC Holdings and its affiliates, including MiTAC Digital Corp., MiTAC International, MiTAC Computing Technology Corporation, Getac, Inc. and Getac Video Solutions, Inc. and primarily involve distribution and logistics services for various products in the U.S. and Canada. These agreements generally renew annually and can be terminated with 30 to 90 days' notice. Overall, these agreements are structured to allow flexibility and do not impose significant obligations or restrictions on business operations. Our business relationship with MiTAC Holdings and its affiliates has been informal and is not governed by long-term commitments or arrangements with respect to pricing terms, revenue or capacity commitments.
Additionally, in connection with the Merger and the Investor Rights Agreement, we entered into a letter agreement (the “Letter Agreement”) with Silver Star Developments Ltd. and Peer Developments Ltd., affiliates of MiTAC Holdings. Under the Letter Agreement, we have agreed that, in the event we file a registration statement with respect to an underwritten offering or a shelf registration statement, whether on our own account or otherwise, or we receive an underwritten shelf take-down notice, then such entities shall be given notice thereof, and shall be entitled to include in such filings the shares of TD SYNNEX common stock held by them, subject to certain underwriter cutbacks.
Indemnification Agreements
We entered into indemnification agreements with directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also may enter into indemnification agreements with our future directors and executive officers.

Insider Trading Policy
We have an insider trading policy governing the purchase, sale and other dispositions of the Company’s securities that applies to the Company and its personnel, including officers, directors, all other co-workers of the Company and its subsidiaries, and other covered persons (the “Insider Trading Policy”). We believe that the Insider Trading Policy is reasonably designed to promote compliance with insider trading laws, rules and regulations, and listing standards applicable to us. A copy of the Insider Trading Policy is filed as Exhibit 19.1 to the Company’s Annual Report on Form 10-K for the year ended November 30, 2024.

Security Ownership of Certain Beneficial Owners and Management
The following table sets forth certain information as of February 3, 2025, the record date, as to shares of our common stock beneficially owned by: (i) each person who is known by us to own beneficially more than 5% of our common stock, (ii) each of our executive officers listed in the 2024 Summary Compensation Table on page 56, (iii) each of our directors and (iv) all of our current directors and executive officers as a group. Unless otherwise stated below, the address of each beneficial owner listed on the table is c/o TD SYNNEX Corporation, 44201 Nobel Drive, Fremont, California 94538. In a series of secondary public offerings announced on January 29, 2024, March 27, 2024 and April 4, 2024, entities managed by affiliates of Apollo Global Management, Inc., collectively the beneficial owner of more than five percent of our common stock at the time of each transaction, sold a total of 26,153,049 shares of our common stock, a portion of which were repurchased by the Company in a concurrent share repurchase, and following the sales made on April 9, 2024, ceased to beneficially own any shares of the Company. The percentage of common stock beneficially owned in the table below is based on 84,369,312 shares outstanding as of February 3, 2025.

Amount and Nature of Beneficial Ownership
Name and Address of Beneficial Owner	Shares Beneficially Owned(1) (#)	Right To Acquire Beneficial Ownership within 60 days of February 3, 2025(2)(#)	Total (#)	Percentage Beneficially Owned(1)(2)(%)
5% Stockholders:
The Vanguard Group(3) 100 Vanguard Blvd. Malvern, PA 19355	7,655,565	—	7,655,565	9.1%
FMR LLC(4) 245 Summer Street Boston, MA 02210	7,425,591	—	7,425,591	8.8%
BlackRock, Inc.(5) 50 Hudson Yards New York, NY 10001	6,856,687	—	6,856,687	8.1%
MiTAC Holdings Corporation and affiliated entities(6) See note (6) for address	4,769,980	—	4,769,980	5.7%

Security Ownership of Certain Beneficial Owners and Management
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Amount and Nature of Beneficial Ownership
Name and Address of Beneficial Owner	Shares Beneficially Owned(1) (#)	Right To Acquire Beneficial Ownership within 60 days of February 3, 2025(2)(#)	Total (#)	Percentage Beneficially Owned(1)(2)(%)
Directors and Named Executive Officers:

Kathleen Crusco	2,490	—	2,490	*
Ting Herh	1,564	—	1,564	*
Richard Hume	85,480	120,158	205,638	*
Hau Lee	30,690	—	30,690	*
Simon Leung	24,031	23,410	47,441	*
Nayaki Nayyar	7,828	—	7,828	*
Dennis Polk(7)	140,955	58,256	199,211	*
Claude Pumilia	2,490	—	2,490	*
Merline Saintil	5,748	—	5,748	*
Michael Urban	16,049(8)	43,417	59,466	*
David Vetter	68,776	—	68,776	*
Ann Vezina	4,856	—	4,856	*
Marshall Witt	49,843	65,882	115,725	*
Patrick Zammit	165,604	—	165,604	*
All current directors and executive officers as a group (14 persons)	610,728	267,706	878,434	1.0%
*    Amount represents less than 1% of our common stock.
(1)We have determined beneficial ownership in accordance with the SEC rules. To our knowledge, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws, where applicable, and the information contained in the footnotes to this table.
(2)For purposes of computing the percentage of outstanding shares held by each person or group of persons named above, shares which such person or group has the right to acquire upon exercise of stock options within 60 days of February 3, 2025 are deemed to be outstanding, but are not deemed to be outstanding for the purposes of computing the percentage ownership of any other person.
(3)Based solely on the information reported on a Schedule 13G/A filed with the SEC on November 12, 2024 by The Vanguard Group, The Vanguard Group has shared voting power with respect to 40,419 shares, sole dispositive power with respect to 7,527,681 shares and shared dispositive power with respect to 127,884 shares.

Security Ownership of Certain Beneficial Owners and Management
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(4)Based solely on information reported on a Schedule 13G/A filed with the SEC on November 12, 2024 by FMR LLC, This amount reflects securities beneficially owned, or that may be deemed to be beneficially owned, by FMR LLC, certain of its subsidiaries and affiliates, and other companies. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. FMR LLC reports sole voting power with respect to 7,420,984 shares and sole dispositive power with respect to 7,425,591 shares. Abigail P. Johnson reports sole dispositive power with respect to 7,425,591 shares.
(5)Based solely on the information reported on a Schedule 13G/A filed with the SEC on November 12, 2024 by BlackRock, Inc. BlackRock, Inc. has sole voting power with respect to 6,624,620 shares and sole dispositive power with respect to 6,856,687 shares.
(6)Based on information reported on a Schedule 13G/A filed with the SEC on February 6, 2024. This amount includes 2,403,229 shares held by MiTAC Holdings Corporation, 2,064,649 shares held by MiTAC International Corporation, and 302,102 shares held by Silver Star Developments Ltd. Silver Star Developments Ltd. is a wholly-owned subsidiary of MiTAC International Corporation. MiTAC International Corporation is a wholly owned subsidiary of MiTAC Holdings Corporation. Silver Star Developments Ltd. and MiTAC International Corporation are wholly-owned subsidiaries of MiTAC Holdings Corporation. The principal business office for MiTAC Holdings Corporation is No. 202, Wenhua 2nd Road, Guishan Dist., Taoyuan City 333, Taiwan (R.O.C.).
(7)Includes 35,295 shares directly held by Mr. Polk and 105,660 shares indirectly held by a revocable grantor trust of which Mr. Polk is a trustee.
(8)Mr. Urban separated from the Company in July 2024. This amount is based on information from his last Form 4 filed on July 11, 2024.

Executive Compensation

Compensation Discussion and Analysis
The Compensation Discussion and Analysis (the “CD&A”) describes TD SYNNEX’s executive compensation program. It explains how the Compensation Committee made compensation decisions for our fiscal year 2024 named executive officers (“NEOs”), who were as follows:

Name	Age	Title
Patrick Zammit(1)	58	President and Chief Executive Officer
Richard Hume(1)	65	(Former) President and Chief Executive Officer
Marshall Witt	59	Chief Financial Officer
Dennis Polk	58	Hyve Solutions Executive
Michael Urban(2)	60	(Former) President, Americas
David Vetter	65	Chief Legal Officer
Simon Leung	59	Chief Business Officer
(1)Mr. Zammit was promoted from President, Europe and APJ, to Chief Operating Officer of TD SYNNEX on January 1, 2024 and then was promoted to President and Chief Executive Officer of TD SYNNEX on September 1, 2024 upon Mr. Hume’s retirement as President and Chief Executive Officer on the same date.
(2)Mr. Urban left the Company on July 1, 2024.
The Compensation Committee has responsibility for TD SYNNEX’s executive compensation policies as provided in a written charter adopted by the Board. Since the Merger in 2021, the Compensation Committee has reviewed legacy executive compensation programs as well as current market and competitive trends with the support of its independent compensation advisor, Compensia, to implement a progressively integrated approach to compensation during our fiscal years 2023 and 2024.

Executive Compensation
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Objectives and Philosophy of Our Compensation Program
Our compensation philosophy is to pay for performance as well as to offer competitive compensation to attract and retain talented executive officers. A significant portion of an executive officer’s total compensation depends on the executive officer’s performance relative to operational and financial objectives. We stress a compensation philosophy that is performance-driven, with relatively moderate base salaries, bonuses through our MIP and awards through our long-term incentive equity program that are performance-based, and equity compensation where realized value depends on stock price performance.
We believe that the compensation of our executive officers should reflect their success as a management team, as well as on an individual basis, in attaining key operating objectives, such as growth of sales, growth of operating earnings and earnings per share, return on invested capital, growth or maintenance of market share and long-term competitive advantage. We believe that the performance of our executive officers in managing TD SYNNEX, considered in light of general economic conditions, our industry, and competitive conditions, should be the primary driver in determining their compensation.
Our executive compensation program is designed to strengthen the link between pay and performance by having a significant amount of the executives’ compensation tied to the achievement of pre-established performance metrics directly related to our business goals and strategies. As an executive’s ability to impact operational performance increases, so does the proportion of at-risk, variable compensation the officer receives. Target long-term incentive equity opportunity grows proportionately as job responsibilities increase, which encourages our executive officers to focus on TD SYNNEX’s long-term success and aligns with the long-term interests of our stockholders.
Competitive compensation also is important if we are to attract and retain the talent necessary to lead TD SYNNEX in the competitive and changing business environment in which we operate. In this regard, we are mindful of the median level of executive officer compensation of our competitors. We also strive for internal equity among co-workers according to job responsibilities, experience, capability, and individual performance within an environment of goals, rewards and expectations. As we believe the performance of every co-worker is important to our success, we are mindful of the effect that our executive compensation program has on incentivizing our co-workers.
The differences in compensation among the various executive officers are due primarily to individual differences in job responsibility, contribution, performance, scope and complexity of the businesses they oversee, and demands of managing and influencing global operations. An executive with responsibility over a broader, more difficult or more profitable business unit or corporate division will have potential for greater compensation than an executive with responsibility over a narrower, less complex or less profitable business unit or corporate division.
Our emphasis on performance and the extent of individual opportunity to influence the company’s performance over the long term plays a large role in how we determine total compensation for both executive officers and non-executive co-workers. While we do not have an exact formula for allocating between cash and non-cash compensation, we strive to balance long-term equity versus short-term cash compensation and variable compensation versus fixed compensation. As noted above, executive officers who have greater ability to influence the overall performance of TD SYNNEX receive more long-term equity as a percentage of total compensation than non-executive co-workers who have less ability to influence the overall performance of TD SYNNEX. Similarly, performance-related cash compensation for such executive officers as a percentage of total compensation is greater than performance-related cash compensation of non-executive co-workers.

Executive Compensation
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Our total target compensation mix for executive officers in their roles as of November 30, 2024 is as follows:
Ultimately, our incentive compensation is designed to reward executive officers for achieving goals that are intended to be challenging yet with a reasonable opportunity to reach the threshold amount, requiring meaningful growth to reach the target level and substantial growth to reach the maximum level. The amount of growth required to reach the maximum level of compensation is developed within the context of the normal business planning cycle and, while difficult to achieve, is not viewed to be at such an aggressive level that it would induce our executive officers to take inappropriate risks that could threaten our financial and operating stability.
In addition, we endeavor to maintain sound executive compensation policies and practices, including compensation-related corporate governance standards, consistent with our executive compensation philosophy. The following summarizes our executive compensation and related governance policies and practices during fiscal year 2024:

What We Do	What We Do Not Do

•Provide an annual bonus that is a significant portion of total direct compensation and that is performance-based and not guaranteed
•Mitigate undue risk in compensation programs
•Maintain equity ownership guidelines for executives
•Provide reasonable post-employment and change in control protection to executives
•Use an independent compensation consultant who does not provide other services to the Company
•Maintain a recoupment policy which requires us to seek the repayment of performance-based compensation in the event of a restatement of the Company’s financial results
•No repricing of underwater stock options •No tax gross-ups related to change in control •No significant perquisites •No hedging and pledging of Company securities by directors and executive officers

Executive Compensation
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Say on Pay Vote
In June 2023, the Board determined that, consistent with the stockholders’ advisory vote in March 2023, it will include in our proxy materials a stockholder vote on executive compensation every year until the next required stockholder vote on the frequency of stockholder votes concerning executive compensation. At last year’s Annual Meeting, we received approximately 96% support for our Say on Pay vote. As the Compensation Committee evaluated our compensation principles and policies during fiscal year 2024, it was mindful of this favorable outcome and our stockholders’ strong support of our compensation objectives and compensation programs.
Compensation Decision-Making
Compensation Consultant. To assist in this process, the Compensation Committee retained the services of Compensia, Inc. as its compensation consultant during fiscal year 2024. Compensia reported directly to the Compensation Committee, and the Compensation Committee directly approved Compensia’s fees. Management had no role in the selection of the compensation consultant. The Compensation Committee retained the services of Compensia to outline executive compensation trends and developments, review and analyze TD SYNNEX’s executive compensation philosophy and programs, and provide summary of findings and considerations for use in fiscal year 2024. The Compensation Committee also retained Compensia to review non-executive director compensation. The Compensation Committee believes that Compensia’s advice was independent and did not raise any conflicts of interest. In reaching this conclusion, the Compensation Committee considered all factors relevant to Compensia’s independence from management, including factors suggested by the New York Stock Exchange in its rules related to compensation advisor independence.
Compensia provided the Compensation Committee with a review of the overall compensation climate in the United States, best practices, and trends specific to our industry. Compensia provided analyses of base salaries, bonuses, long-term incentives and benefit practices of comparable peer companies. Compensia’s work did not raise any conflict of interest.
Peer Group. In 2023, with the assistance of Compensia, the Compensation Committee approved a compensation peer group as a source of competitive market data for evaluating the compensation of our executive officers and to support pay decisions for fiscal year 2024. The key objectives playing a role in peer company selection include: identifying companies characterized by comparable industry, business model and/or executive labor market; identifying companies that are of a similar size and scope, typically based on a best-practice set of financial criteria including market capitalization and revenue; and positioning TD SYNNEX in or near the middle of the peer group in key financial metrics where possible.
The following comparable technology distribution, electronic manufacturing services, IT consulting, and other peer companies were used in our competitive benchmarking for fiscal year 2024 executive compensation:
Arrow Electronics, Inc.
Avnet, Inc.
Cardinal Health, Inc.
CDW Corporation
DXC Technology Company
Flex, Ltd.
Hewlett Packard Enterprise Company
Insight Enterprises, Inc.
Jabil Inc.
Western Digital Corporation
Beginning with its determination of fiscal year 2025 executive compensation, the Compensation Committee has added Henry Schein, Inc., Ingram Micro, Inc., US Foods Holding Corporation, and Wesco International, Inc. to, and has removed DXC Technology Group and Hewlett Packard Enterprise Company from, the compensation peer group.

In addition to talking to members of the Compensation Committee, Compensia also contacted certain of our executive officers and other co-workers in our human resources department to obtain historical data and insight into previous compensation practices. The Compensation Committee took information provided by Compensia into consideration when setting executive compensation for fiscal years 2022, 2023 and 2024.

Executive Compensation
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We supplement information from the peer group public filings with data from the Radford Global Technology Survey and Equilar Compensation Survey. While peer group and other market research data provides the framework for our compensation decisions, adjustments are also made by the Compensation Committee on an individual basis to account for individual performance and each executive’s scope of responsibility and experience.
Role of President and Chief Executive Officer. Our President and Chief Executive Officer also made recommendations to the Compensation Committee as to the compensation of the other NEOs. The Compensation Committee can accept or adjust such recommendations for these officers. However, in general, the Compensation Committee considered the recommendations of our President and Chief Executive Officer, the NEO’s role, responsibilities and performance during the past year, and the amount of compensation paid to NEOs in similar positions at comparable companies. These recommendations were considered in relation to annual performance reviews and played an important role in the compensation determinations by the Compensation Committee. For our President and Chief Executive Officer, the Compensation Committee solely determined the compensation of the President and Chief Executive Officer based on competitive benchmarking provided by Compensia. The CEO’s compensation is discussed and approved during executive sessions of the Compensation Committee and the Board without the CEO present.
In general, we believe that the current executive compensation program meets the objectives of rewarding executive officers for measurable results in meeting and exceeding goals.
Elements of Our Compensation Program
Last year, following review by our Compensation Committee, we continued a compensation program for executive officers that consists primarily of four components:
(1)    base salary;
(2)    MIP bonus;
(3)    time-based vesting equity grants; and
(4)    performance-based long-term incentive equity grants (“LTI”).
The compensation elements are usually administered in four cycles. Merit awards for base salaries are generally considered and implemented in the April-May period. Annual equity grants in the form of RSAs or RSUs, other than LTI awards, are generally awarded in the October period. MIP bonuses are generally paid in the January-February period and LTI awards in the form of PRSUs are generally granted in the February period. All of the above elements are reviewed and determined on at least an annual basis by the Compensation Committee.
Base Salary. The Compensation Committee considers a number of factors in determining individual base salaries for the NEOs, including the scope of an individual’s job responsibilities, his or her individual contributions and experience, business performance, job market conditions, the salary budget guidelines, and the individual’s current base salary, as compared with those of persons in similar positions at other companies in the Company’s compensation peer group. Targets for MIP are a percentage of base salary.
Merit increases are based on, among other things, individual performance, changes in responsibilities, and the overall financial forecast that helps define the ability to provide a merit increase budget for the year. With respect to each executive’s individual performance, we assess the breadth and complexity of the area of responsibility and the individual contributions and seek to quantify the same. Typically, individual salaries for NEOs are reviewed each March by the Compensation Committee following its annual review of executive performance. Any merit increases are generally based on the CEO’s (for executives other than the CEO) and the Committee’s assessment of individual performance.

Executive Compensation
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The following table shows the base salary paid to the Named Executive Officers in fiscal year 2023 and fiscal year 2024 as shown in the Summary Compensation table, unless otherwise noted.

Name	Base Salary Fiscal Year 2023 ($)	Base Salary Fiscal Year 2024 ($)	Change (%)
Patrick Zammit	539,338(1)	732,949(2)	36(2)
Rich Hume	990,277(3)	1,006,261(4)	2
Marshall Witt	565,773	641,377(5)	13
Dennis Polk	803,077	803,077	—
Michael Urban	689,418	690,372(6)	—
David Vetter	n/a(7)	623,514	n/a(7)
Simon Leung	n/a(7)	367,857	n/a(7)
(1)Mr. Zammit’s fiscal year 2023 compensation has been calculated based on a weighted average Euro-to-Dollar exchange rate.
(2)The increase in Mr. Zammit’s fiscal year 2024 base salary reflects different targets for the different roles, including a 54% increase in connection with his promotion from Chief Operating Officer to President and Chief Executive Officer approved by the Compensation Committee to bring his base salary closer to the market median as compared with those persons in similar positions at other companies in our peer group.
(3)The Compensation Committee had increased the fiscal year 2023 base salary of Mr. Hume while he was Chief Executive Officer at the start of fiscal year 2023, but Mr. Hume requested due to certain industry conditions at the time that he forgo the increase to his base salary starting March 2023.
(4)The Compensation Committee believed that the Company was able to achieve its financial objectives and was performing consistent with, or close to, its annual forecast, and so were supportive of raising Mr. Hume’s fiscal year 2024 base salary by 10% to $1,056,000 in April 2024 until his retirement from the Company. Mr. Hume’s fiscal year 2024 base salary amount represents his annualized salary for the year, and will not agree to the Summary Compensation Table due to his retirement from the company before the end of the fiscal year.
(5)The Compensation Committee increased the base salary of Mr. Witt during fiscal year 2024 in order to bring his base salary closer to the market median as compared with persons in similar positions at other companies in our peer group.
(6)Mr. Urban’s fiscal year 2024 base salary amount represents his annualized salary for the year, and will not agree to the Summary Compensation Table due to his separation from the Company before the end of the fiscal year.
(7)Messrs. Vetter and Leung were not named executive officers during fiscal year 2023.
Management Incentive Plan. The MIP cash bonuses reward individuals for achieving financial goals, in keeping with a performance-driven environment conducive to increasing stockholder value. Bonuses granted to executive officers under our MIP are determined by the Compensation Committee based upon quantitative considerations. The Compensation Committee establishes specific performance goals for each participant, which must be achieved for an award to be earned under our MIP for that fiscal year.
The Compensation Committee sets reasonably stringent minimum MIP hurdles and performance metrics. The Compensation Committee is also authorized to recoup any bonuses or portion thereof to mitigate the potential for undue risk assumption. We believe that our integrated MIP directly links pay to the scope and impact of each job, offers programs and practices that keep pace with the changing needs of the business, and maintains a fair, equitable and global framework that allows for regional differences.

Executive Compensation
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The following table shows the target MIP bonuses for the Named Executive Officers for fiscal year 2023 and fiscal year 2024, inclusive of changes approved by the Compensation Committee during each fiscal year, as applicable.

Name	Target MIP Fiscal Year 2023 ($)	Target MIP Fiscal Year 2024 ($)	Change (%)
Patrick Zammit	674,528(1)	1,204,259	79(2)
Rich Hume	2,400,000(3)	2,515,652(4)	5
Marshall Witt	705,000	797,994	13
Dennis Polk	800,000	800,000	—
Michael Urban	1,203,522	1,203,522(5)	—
David Vetter	n/a(6)	527,788	n/a(6)
Simon Leung	n/a(6)	360,887	n/a(6)
(1)Mr. Zammit’s fiscal year 2023 target MIP bonus has been calculated based on a weighted average Euro-to-Dollar exchange rate.
(2)The increase in Mr. Zammit’s target MIP bonus reflects different targets for the different roles, including Chief Operating Officer and President and Chief Executive Officer, that he held during fiscal year 2024.
(3)The Compensation Committee had increased the fiscal year 2023 base salary of Mr. Hume while he was Chief Executive Officer at the start of fiscal year 2023, but Mr. Hume requested due to certain industry conditions at the time that he forgo the increase to his base salary starting March 2023. Therefore Mr Hume’s fiscal year 2023 target MIP bonus was based on the original base salary and is not prorated to include the portion of the year that included the increased base salary.
(4)The Compensation Committee believed that the Company was able to achieve its financial objectives and was performing consistent with, or close to, its annual forecast, and so were supportive of raising Mr. Hume’s fiscal year 2024 base salary by 10% to $1,056,000 in April 2024 until his retirement from the Company. Therefore Mr. Hume’s fiscal year 2024 MIP target bonus amount is based on his annualized base salary for the year, prorated to include the portion of the year that included the increased base salary.
(5)Mr. Urban’s fiscal year 2024 MIP target bonus amount is based on his annualized base salary for the year.
(6)Messrs. Vetter and Leung were not named executive officers during fiscal year 2023.
In consideration of the annual base salary and MIP target bonus details outlined above, the table below provides a summary of the total target cash compensation for our NEOs:

Name	Total Target Cash Compensation Fiscal Year 2023 ($)	Total Target Cash Compensation Fiscal Year 2024 ($)	Change (%)
Patrick Zammit	1,213,866(1)	1,937,208	60(2)
Rich Hume	3,390,277(3)	3,521,913(4)	4
Marshall Witt	1,270,773	1,439,371	13
Dennis Polk	1,603,077	1,603,077	—
Michael Urban	1,892,940	1,893,894(4)	—(4)
David Vetter	n/a(5)	1,151,302	n/a(5)
Simon Leung	n/a(5)	728,744	n/a(5)
(1)Mr. Zammit’s fiscal year 2023 compensation has been has been calculated based on a weighted average Euro-to-Dollar exchange rate.
(2)The increase in Mr. Zammit’s total target cash compensation reflects different targets for the different roles, including Chief Operating Officer and President and Chief Executive Officer, that he held during fiscal year 2024.
(3)The Compensation Committee had increased the fiscal year 2023 base salary of Mr. Hume while he was Chief Executive Officer at the start of fiscal year 2023, but Mr. Hume requested due to certain industry conditions at the time that he forgo the increase to his base salary starting March 2023. Therefore Mr Hume’s fiscal year 2023 target MIP bonus was based on the original base salary and is not prorated to include the portion of the year that included the increased base salary.

Executive Compensation
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(4)Messrs. Hume and Urban were no longer employed by the Company on November 30, 2024 due to their respective retirement and separation from the Company during the fiscal year. As previously noted, their fiscal year 2024 base salaries and MIP targets have been annualized. Their base salaries will not agree to the amounts paid as reflected in the Summary Compensation Table due to their employments ending before the end of the fiscal year.
(5)Messrs. Vetter and Leung were not named executive officers during fiscal year 2023.

MIP Performance Metric		Rationale
Non-GAAP Net Income	\
While we use numerous financial and non-financial performance measures to evaluate performance under our compensation programs, non-GAAP net income is the financial performance measure that, in our assessment, represents the most important measure used as it is all-inclusive, driven by specific Company initiatives designed to improve financial performance results and is easily understood by stakeholders.

Non-GAAP Operating Income	\
We incorporate non-GAAP operating income as the primary financial performance measure for management in regional leadership roles that do not have responsibility in influencing Corporate activities that would impact net income, such as our global debt and tax structure.

Return on Working Capital	\
We incorporate a cash management performance measure for management in regional leadership roles that do not have responsibility in influencing Corporate activities that would impact invested capital, such as our global equity and debt structure, with a focus on optimizing cash flow generation throughout the Company.

Adjusted Return on Invested Capital	\
Adjusted Return on Invested Capital (“Adjusted ROIC”) is selected as a primary measure of financial performance because it aligns with stockholders' interest in the Company allocating and deploying capital effectively with a focus on exceeding the Company's cost of capital, thereby creating stockholder value.

When determining the financial performance goals, the Board seeks to ensure that they are fair, challenging, and forward-looking, without encouraging excessive risk-taking. Additionally, effective this fiscal year, the Board approved the removal of the Worldwide Next Gen Direct Contribution Margin performance metric from the MIP compensation packages, focusing only on the metrics noted above. Based on the above combination of program performance measures, the Company believes that: (i) its executives are encouraged to manage the Company prudently and (ii) its incentive programs are not designed in a manner that encourages executives to take risks that are inconsistent with the Company’s or its stockholders’ best interests.

Executive Compensation
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For fiscal year 2024, the selected performance measures and weightings for MIP bonuses to the NEOs were as follows:

Name	Worldwide Non-GAAP Net Income (%)	Regional Non-GAAP Operating Income (%)	Business Unit Non-GAAP Net Income (%)	Regional Return on Working Capital (%)	Worldwide or Business Unit Adjusted ROIC (%)
Patrick Zammit	70	—	—	—	30
Richard Hume	70	—	—	—	30
Marshall Witt	70	—	—	—	30
Dennis Polk	—	—	60	—	40
Michael Urban	40	40	—	20	—
David Vetter	70	—	—	—	30
Simon Leung	70	—	—	—	30
The financial metrics applied to each executive are based on their role and scope of responsibilities, and the final payout an executive officer earns is based on the performance of each metric. There is a payout “acceleration curve” that applies to each metric. The threshold metric attainment is 70% for each performance metric, which, if achieved, results in a 30% payout for that metric. Meeting that target threshold attainment for the performance goal results in a 100% payout for that metric. An executive officer could earn up to 200% of the payout, depending on the degree of over-achievement. Acceleration applies from 101% attainment, where payout is 110%. Depending on the curve, the 200% maximum payout is achieved at either 110% or 115% attainment.

Curves - Payout
Attainment (%)	Jumbo (%)	Large (%)
70	30	30
100	100	100
101	110	110
110	200	160
115	200	200
Note - the jumbo curves applied for all metrics except those that were related to Mr. Polk, in which case the large curve applied.
Payout terms: Under no circumstances may the aggregate payout under the MIP exceed $3.5 million for any fiscal year. Under the terms of the MIP, an NEO is required to remain employed until the end of the fiscal year (performance period) in order to receive a payout under the program, unless determined otherwise by the Compensation Committee.

Executive Compensation
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The MIP for each NEO is based upon a certain percentage of their annual base salary for the applicable fiscal year. In the event that the minimum threshold performance target is met, then our executive officers receive a bonus based on the following approximate percentage of annualized base salary for fiscal year 2024, as applicable:

Name	Minimum Payment (if Threshold is Met) as Percentage of Base Salary(1) (%)	Target Payment as Percentage of Base Salary(1) (%)	Maximum Payment as Percentage of Base Salary(1) (%)
Patrick Zammit	49.7	165.5	331.0
Richard Hume	75.0	250.0	500.0(2)
Marshall Witt	37.5	125.0	250.0
Dennis Polk	30.0	100.0	200.0
Michael Urban	52.5	175.0	350.0
David Vetter	25.5	85.0	170.0
Simon Leung	29.6	98.6	197.1
(1)The percentages seen in the table above are based on the minimum, target, and maximum MIP payments set at the beginning of the year as a percentage of annualized base salary during fiscal year 2024, which is inclusive of salary increases and target bonus adjustments during the fiscal year calculated on a pro-rata basis.
(2)MIP maximum payout is capped at $3.5 million.
Our fiscal year 2024 MIP targets related to financial metrics that we publicly report, the attainment of these target metrics, the over/under attainment percentage and the payout percentage for our NEOs were:

Performance Measure	Fiscal 2024 Target (currency in millions)	Fiscal 2024 Attainment	Fiscal 2024 Attainment as a Percentage of Target	Fiscal 2024 Bonus Payout
Worldwide Non-GAAP Net Income(1)	$1,055	$1,012	96%	96%
Worldwide Adjusted ROIC(1)	10.2%	10.0%	98%	98%
(1)Non-GAAP financial measure. See the Appendix A to this Proxy Statement for definitions of non-GAAP measures and reconciliation of such measures to GAAP.
The above performance targets are tied directly to our financial results in relation to our annual operating plan for fiscal year 2024. The Compensation Committee certified the above achievement levels after the completion of fiscal year 2024. Performance targets and achievement levels for purposes of the MIP were calculated using non-GAAP measures as described more fully in Appendix A of this Proxy Statement, where we also have included reconciliations to GAAP.

Executive Compensation
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For the fiscal year ended November 30, 2024, the following NEOs received the following bonuses:

Name	Total MIP Bonus Payment ($)	Amount Attributable to Worldwide Non-GAAP Net Income ($)	Amount Attributable to Regional Non-GAAP Operating Income ($)	Amount Attributable to Business Unit Non-GAAP Net Income ($)	Amount Attributable to Regional Return on Working Capital ($)	Amount Attributable to Worldwide or Business Unit Adjusted ROIC ($)
Patrick Zammit(1)	1,163,315	809,263	—	—	—	354,052
Richard Hume(2)	1,897,049	1,327,934	—	—	—	569,115
Marshall Witt	770,862	536,252	—	—	—	234,610
Dennis Polk	1,600,000	—	—	960,000	—	640,000
Michael Urban(3)	703,699	281,480	281,479	—	140,740	—
David Vetter	509,843	354,673	—	—	—	155,170
Simon Leung	348,617	242,516	—	—	—	106,101
(1)Mr. Zammit was promoted from President, Europe and APJ to Chief Operating Officer effective January 2024 and was promoted to President and Chief Executive Officer effective September 2024. His total MIP bonus opportunity for fiscal year 2024 was an aggregate of the MIP bonus opportunity he had for each role during the time of that role; therefore his total MIP bonus opportunity for fiscal year 2024 does not reflect, and is less than, what his total MIP bonus opportunity would have been if he had been Chief Executive Officer during the entire fiscal year.
(2)Mr. Hume retired as President and Chief Executive Officer in September 2024. In consideration of Mr. Hume’s performance as Chief Executive Officer, since the merger of SYNNEX Corporation and Tech Data Corporation in September 2021 and related integration of the two companies through the first three quarters of fiscal year 2024, as well as Mr. Hume’s additional efforts related to the transition of the Chief Executive Officer role to Mr. Zammit, the Compensation Committee in July 2024 revised certain aspects of Mr. Hume’s compensation upon retirement. The revisions included payment of a fiscal year 2024 MIP bonus, assuming performance at target and prorated to the portion of the performance period completed as of August 31, 2024, in the amount of $1,897,049.
(3)Mr. Urban separated from the Company in July 2024. In consideration of Mr. Urban’s efforts related to the transition of his responsibilities to the new Chief Operating Officer, and performance through fiscal year 2024 until his retirement, the Compensation Committee approved payment of fiscal year 2024 MIP bonus, assuming performance at 100% of target and prorated to the portion of the performance period completed as of July 2024, in the amount of $703,699.
Equity Grants. Equity incentives include time-based vesting equity grants and performance-based equity grants, including RSAs and RSUs. The Compensation Committee believes that the equity incentive program ties executive compensation to long-term business performance and aligns total compensation closer to the market median in value and in form. The Compensation Committee grants equity incentives to our NEOs under our stockholder-approved 2020 Stock Incentive Plan.
Equity grants are based on a number of considerations. The Compensation Committee considered the following principal elements:
•corporate performance;
•dilution to stockholders;
•related expense to our company;
•job responsibilities and past performance of the executive officer;
•likely future contributions by the executive officer;
•potential reward to the executive officer if the stock price appreciates in the public market;
•management tier classification;
•equity grants made by competitors;
•market data; and
•existing vested and unvested equity holdings.

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Determination of equity grant amounts is based on objective data synthesized to competitive ranges and to internal policies and practices, including an overall review of both co-worker and corporate performance and the value of equity grants for similar roles at comparable companies. We evaluate our corporate performance objective primarily by our financial performance, including non-GAAP diluted earnings per share (“non-GAAP diluted EPS”) and adjusted ROIC. Equity grants may also be made to new executive officers upon commencement of employment and, on occasion, to executive officers in connection with a significant change in job responsibility or extraordinary contribution to the business.
In addition, to avoid any impropriety or even the appearance of such, the Compensation Committee in most cases times the equity grants to be valued only during open trading windows. Starting with our annual equity grants during fiscal year 2024, equity grants to executive officers are generally awarded on the 15th day of October, but, if that day is not a trading day, then the equity grant will be awarded on the first trading day after the 15th of October. However, if the 15th day of October (or the first trading day afterward, if the 15th day is not a trading day) falls within a trading blackout period, then the grant date will be at the end of the third trading day after the trading blackout period ends. The exception to this standard procedure is the granting of long-term incentive RSUs, as discussed below, which are valued as of the first business day of the fiscal year. Starting with our annual equity grants during fiscal year 2025, PRSU grants to executive officers are generally awarded on the 13th day of February.
Time-Based, Long-Term Equity Incentives. The value of the annual time-based vesting equity incentive award is set as a percentage of target total cash compensation. The awards generally vest over three years, with one-third vesting on each of the first three grant date anniversaries. The time-based vesting element of the awards enables executives to focus on long-term goals. The size of the fiscal year 2024 annual equity grant as a percentage of target total cash compensation for each NEO was determined by the Compensation Committee based upon effectiveness of each NEO’s performance in the prior year, as well as an analysis of target total cash and direct compensation compared to the peer group. The Committee intends for the time-lapse restricted share units to be a retention tool.
For fiscal year 2024, the NEOs were granted time-based vesting RSA or RSU awards as follows:

Name	RSAs or RSUs shares granted (#)	Value of RSAs or RSUs ($)
Patrick Zammit	29,762	3,541,976
Richard Hume(1)	—	—
Marshall Witt	10,083	1,199,978
Dennis Polk(2)	15,965	1,899,995
Michael Urban(1)	—	—
David Vetter	7,562	899,954
Simon Leung	3,277	389,996
(1)Mr. Hume and Mr. Urban did not receive RSAs or RSUs in fiscal 2024 due to their retirement and separation, respectively, from the Company prior to the annual awards granted in fiscal year 2024.
(2)Mr. Polk’s grant includes 8,403 additional shares of RSAs for retention.

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Mr. Polk has continued serving as Hyve Solutions Executive for the Company beyond the transition period that was contemplated by the Amendment No. 3 to Offer Letter, dated January 4, 2023, between Mr. Polk and the Company (the Offer Letter, as amended, “Amended Offer Letter”). In accordance with the transition terms of the Amended Offer Letter, Mr. Polk, while serving as Hyve Solutions Executive, was not provided the opportunity to participate along with other executive officers in the Company’s long-term incentive equity programs for fiscal years 2022-2024 and 2023-2025. In consideration of Mr. Polk’s contributions as Hyve Solutions Executive to the Company’s performance through the third quarter of fiscal 2024 as well as the extent of his total equity compensation opportunity, and as an inducement to retain Mr. Polk’s services beyond the period contemplated in the Amended Offer Letter, the Compensation Committee granted him additional shares of RSAs on October 15, 2024 under the Company’s 2020 Stock Incentive Plan, as amended, with a fair market value of approximately $1,000,000. The terms of the award provide that one-third of the shares vest on the first anniversary of the grant date and one-third of the shares vest yearly thereafter, subject to Mr. Polk’s continued service as Hyve Solutions Executive and such other provisions as are contained in the Plan and in the Company’s standard form of Restricted Stock Award Agreement.
Performance-Based, Long-Term Equity Incentives. Our annual long-term incentive (“LTI”) program implemented through our 2020 Stock Incentive Plan is designed to provide long-term retention incentives to our executive officers and to create an alignment between the interests of our executive officers with those of our stockholders because appreciation in the stock price of our shares will benefit both our executive officers and our stockholders. Under the 2020 Stock Incentive Plan, the Compensation Committee may grant LTI awards that require, as a condition to vesting, the attainment of one or more performance targets specified by the Compensation Committee from the list of possible financial and operational performance metrics specified in the 2020 Stock Incentive Plan. The Committee believed that it was appropriate to include an element that measured our performance in alignment with our long-term strategic plan and is viewed by stockholders as a primary driver of value creation. The Compensation Committee believed that linking a portion of long-term compensation to our long-term EPS performance aligns the interests of our NEOs with those of our stockholders.
The Compensation Committee considers LTI program awards during the meeting held following the end of a fiscal year. The RSUs vest based upon (1) achievement, on a cumulative basis, of the applicable minimum threshold financial performance measure based on a formula derived from non-GAAP diluted EPS target performance (“non-GAAP diluted EPS formula”) and (2) the achievement of adjusted ROIC target performance, with performance metrics measured over a three-year period ending November 30. The minimum threshold non-GAAP diluted EPS formula percentage is 75% and the maximum target performance percentage is 166.7% for all executive officers.
The actual number of performance-based RSUs that will vest, if the applicable minimum threshold non-GAAP diluted EPS formula percentage is met, will be determined, on a sliding scale based on the non-GAAP diluted EPS formula performance percentage actually achieved. This amount is then adjusted by the percentage increase or decrease corresponding with our performance as measured by the adjusted ROIC performance percentage, provided that in no event will an executive officer be entitled to receive more than the maximum award (as set forth in table below). To the extent that we fail to meet our performance targets for the 3-year period, then that portion of the shares underlying the performance-based RSUs are canceled and do not vest, regardless of the adjusted ROIC performance percentage. If, for example, we achieve 75% of the Non-GAAP EPS Formula target and achieve adjusted ROIC performance at target, then our executive officers would receive 50% of the targeted shares. Similarly, if we achieve 166.7% of non-GAAP diluted EPS Formula target and achieve adjusted ROIC performance at target, then our executive officers would receive 200% of the targeted shares.
Executive officers were granted 100% of the target award with the ability to receive up to 200% of the target award if goals are exceeded. If the minimum performance threshold is not met, however, then the portion of the granted award will be fully forfeited.

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For fiscal year 2024 for the LTI Program, based upon the per share price on the first business day of fiscal year 2024 (December 1, 2023) of $98.72, the executive officers were granted performance-based RSUs as follows:

Name	PRSUs vesting at 75% of target performance (represents 50% of target award) (#)	PRSUs at 75% target performance (represents 50% of target award) ($)	PRSUs vesting at 100% target performance (#)	PRSUs at 100% target performance ($)	PRSUs vesting at 200% target performance (#)	PRSUs at maximum award of 200% of target award ($)
Patrick Zammit	4,811	474,942	9,623	949,983	19,246	1,899,965
Richard Hume(1)	—	—	—	—	—	—
Marshall Witt	2,431	239,988	4,862	479,977	9,724	959,953
Dennis Polk	2,532	249,959	5,064	499,918	10,128	999,836
Michael Urban(1)	—	—	—	—	—	—
David Vetter	1,849	182,533	3,699	365,165	7,398	730,331
Simon Leung	1,019	100,596	2,038	201,191	4,076	402,383
(1)Mr. Hume and Mr. Urban did not receive PRSUs in fiscal year 2024.
Generally, the vesting of the LTI awards is contingent upon the NEO remaining employed by us on the date of vesting.
In considering the appropriate performance metric for the LTI awards for fiscal year 2024, the Compensation Committee, with the assistance of senior management, concluded that applicable non-GAAP diluted EPS and adjusted ROIC performance metrics be the same for all executive officers. These performance metrics are determined each year by considering actual performance as well as growth rates based on business expectations.
Our non-GAAP diluted EPS for the three-year performance period ended November 30, 2024 was $34.88, and our adjusted ROIC for the three-year performance period ended November 30, 2024 was 10.28%. Therefore, for the fiscal 2022 LTI grant with the performance period ended November 30, 2024, the performance-based RSUs settled and vested based upon achievement of performance goals as follows:

Name	RSUs at 100% target performance (#)	LTIs at 100% target performance(1) ($)	Achievement of target (%)	RSUs vesting upon achievement of performance goals (#)
Patrick Zammit	4,322	446,333	92	3,970
Marshall Witt	2,066	213,356	92	1,897
David Vetter	3,538	365,369	92	3,250
Simon Leung	1,281	132,289	92	1,176
(1)Based on closing stock price on December 1, 2021 of $103.27.

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For the fiscal year 2022 LTI grant issued to Mr. Urban and the fiscal year 2023 LTI grants issued to Mr. Hume and Mr. Urban with the performance periods ended November 30, 2024 and November 30, 2025, respectively, the performance-based RSUs settled and vested in connection with their respective retirement and separation from the Company were as follows:

Name	Fiscal Year Granted	PRSUs at 100% target performance (#)	LTIs at 100% target performance(1) ($)	Proportion of target (%)	Number of vested PRSUs (#)
Richard Hume	2023	14,591	1,499,955	100	14,591(2)
Michael Urban	2022	3,635	375,335	86	3,130(3)
	2023	5,062	520,374	53	2,672(3)
(1)Based on closing stock price on December 1, 2021 for the fiscal 2022 LTI grant of $103.27 and on the closing stock price on December 1, 2022 for the fiscal year 2023 LTI grant of $102.80 as applicable.
(2)Mr. Hume’s fiscal year 2023 LTI grant was fully vested at target as of his retirement date. Mr. Hume did not receive a fiscal year 2022 LTI grant.
(3)Mr. Urban’s fiscal year 2022 LTI grant and fiscal year 2023 grants were vested at target, prorated based on time served from the beginning of the respective performance period through his separation date.
With respect to both our equity grants and the LTI program, the Compensation Committee considers at least annually whether to approve specific long-term equity awards based on the recommendations of our President and Chief Executive Officer (except with respect to his own awards). When determining awards, the Compensation Committee considers factors such as the individual’s position with us, their prior and expected future performance and responsibilities, our retention and succession needs, and the long-term incentive award levels for comparable executives and key co-workers at companies that compete with us for executive and managerial talent. The Compensation Committee also considers the total value of equity awards previously granted and the existing equity ownership of each executive officer when determining PRSU award levels, with particular attention paid to the value of unvested awards. In addition, the Compensation Committee considers the potential dilution and accounting costs of long-term equity awards as compared to those granted at other publicly traded companies that compete with us for business and executive talent. The 2020 Stock Incentive Plan does not state a formulaic method for weighing these factors, nor does the Compensation Committee employ one.
In consideration of Mr. Hume’s performance as President and Chief Executive Officer, since the merger of SYNNEX Corporation and Tech Data Corporation on September 1, 2021 and related integration of the two companies through the current fiscal year, as well as Mr. Hume’s additional efforts related to the transition of the Chief Executive Officer role to Mr. Zammit, the Compensation Committee on July 15, 2024 revised certain aspects of Mr. Hume’s compensation upon retirement. The revisions included acceleration of the full vesting of his restricted stock unit and stock option awards to his retirement date, assuming the performance of the Company at target for the vesting of the performance-based restricted stock unit awards and extension of the exercise period of outstanding stock options to three years following his retirement date. In consideration of Mr. Urban’s efforts related to the transition of his role and performance through the current fiscal year, the Compensation Committee approved, in connection with his resignation and his execution and ongoing compliance with the Company's customary release of claims, the accelerated vesting of outstanding unvested restricted stock, restricted stock unit and stock option awards at his separation date, assuming the performance of the Company at target for the vesting of the performance-based restricted stock unit awards prorated based on time served from the beginning of the respective performance period through his separation date, and extension of the exercise period of outstanding stock options to one year following his separation date.
Stock Ownership Guidelines. To further ensure that the long-term interests of executive officers are closely aligned with those of stockholders, we request that all executive officers, except our President and Chief Executive Officer, hold an equity position in TD SYNNEX of the lesser of the following: (1) at least two times annual base salary or (2) $1,000,000. This equity position can be satisfied by holding shares of common stock, whether vested or unvested. With respect to our President and Chief Executive Officer, we request that he hold an equity position in TD SYNNEX of the lesser of the following: (1) at least two times the sum of annual base salary plus target bonus as in effect from time to time or (2) $2,000,000. Stock ownership for our President and Chief Executive Officer includes common stock owned personally or in trust for his benefit but does not include unvested restricted stock or stock units, or stock options. Performance-based RSUs are not included in the calculation for any executive officer.

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Deferred Compensation Plan. Our deferred compensation plan permits designated co-workers to accumulate income for retirement and other personal financial goals by deferring present income through a nonqualified plan. Our deferred compensation plan became effective on January 1, 1994 and was amended on January 7, 2008 to conform with changes required by Section 409A of the Code. Currently, none of our executive officers participate in this plan.
Benefits, Perquisites and Other. Other benefits available to our executive officers include medical, dental and life insurance, as well as, for U.S.-based executive officers, 401(k) plan and Employee Stock Purchase Plan (“ESPP”). These benefits are generally available to all our co-workers.
Executive Compensation by TD SYNNEX for the Named Executive Officers
President and Chief Executive Officer (Former Chief Operating Officer and Former President, Europe and APJ). Patrick Zammit is our President and Chief Executive Officer and has served in this capacity since September 1, 2024. He previously served as our Chief Operating Officer from January 2024 to August 2024 and as our President, Europe and APJ from September 2021 to December 2023. In connection with Mr. Zammit’s transition to his role as President and Chief Executive Officer, he was provided with a base salary of $1,000,000 as of November 30, 2024 and he received a bonus of $1,163,315 under the MIP for the twelve months ended November 30, 2024. Mr. Zammit also received a grant of 29,762 RSUs, and a grant of 9,623 PRSUs. Some of the primary factors affecting Mr. Zammit’s compensation include, among other things, our performance toward our pre-established financial goals, comparative compensation of competitor companies, his responsibility for the strategy of our Company, and his overall leadership of our Company.
Former President and Chief Executive Officer. Richard Hume was our President and Chief Executive Officer from September 2021 to August 2024. Mr. Hume’s base salary was $1,056,000 as of the end of his tenure as CEO. Mr. Hume also received a bonus of $1,897,049 under the MIP and payment of a special bonus in the amount of $1,500,000 in light of the succession planning process. Due to his retirement from the company, Mr. Hume did not receive RSAs or RSUs in fiscal 2024. Some of the primary factors affecting Mr. Hume’s compensation include, among other things, our combined company performance during fiscal year 2024 compared to our pre-established financial goals, comparative compensation of competitor companies, his contribution to the Mergers and related integration, his responsibility for the strategy of our Company, and his overall leadership responsibility of our Company.
Chief Financial Officer. Marshall Witt has served as our Chief Financial Officer since April 2013. Mr. Witt’s annual base salary was $711,000 as of November 30, 2024. For fiscal year 2024, Mr. Witt also received a bonus of $770,862 under the MIP, a RSA of 10,083 shares, and a grant of 4,862 PRSUs. Some of the primary factors affecting Mr. Witt’s compensation include, among other things, our performance toward our pre-established financial goals, his leadership in achieving our strategic objectives, and his overall leadership of the worldwide finance organization.
Hyve Solutions Executive. Dennis Polk is a member of our Company’s Executive Leadership Team and is our Hyve Solutions Executive. Mr. Polk served as the Company’s Executive Chair of the Board from September 2021 to August 2023. He is also a Director and has served in this capacity since February 2012. Mr. Polk previously served as President and Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and Senior Vice President of Corporate Finance since joining us in February 2002. Mr. Polk’s annual base salary was $800,000 as of November 30, 2024. For fiscal year 2024, Mr. Polk also received a bonus of $1,600,000 under the MIP, a RSA of 15,965 shares, which includes 8,403 additional shares for retention, and a grant of 5,064 PRSUs. Some of the primary factors affecting Mr. Polk’s compensation include, among other things, our fiscal year 2024 financial performance that exceeded our pre-established financial goals, comparative compensation of competitor companies, his participation on our leadership team, and his responsibilities related to our Hyve Solutions business.
Former President, Americas. Michael Urban served as our President, Americas from September 2021 to July 2024, and our President, Worldwide Technology Solutions Distribution from February 2019 to September 2021. Mr. Urban was responsible for our Americas distribution business and Global Service business. Mr. Urban’s base salary was $687,727 as of the date of his separation from the Company. For fiscal year 2024, Mr. Urban also received a bonus of $703,699 under the MIP. In connection with his resignation and his execution and ongoing compliance with the Company's customary release of claims, Mr. Urban received a lump sum payment of $27,000. Mr. Urban’s Severance Agreement also provides for salary continuation for 24 months from his separation date in July 2024 to be paid bi-weekly equal to his regular base pay rate, totaling $1,383,389. The amount of $288,316 has been paid during the period from his separation date through November 30, 2024, with remaining payments of $1,095,073 to be paid out through July 2026. Due to his separation from the company, Mr. Urban was not granted RSAs, RSUs, or PRSUs in fiscal 2024. Some of the primary factors affecting Mr. Urban’s compensation include, among other things, our performance toward our pre-established financial goals and his contribution to the overall leadership of our Company.

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Chief Legal Officer. David Vetter has served as our Chief Legal Officer and Corporate Secretary since September 2021. Mr. Vetter is responsible for all legal representation of the Company’s worldwide operations. Mr. Vetter’s base salary was $649,000 as of November 30, 2024. For fiscal year 2024, Mr. Vetter also received a bonus of $509,843 under the MIP, a RSA of 7,562 shares, and a grant of 3,699 PRSUs. Some of the primary factors affecting Mr. Vetter’s compensation include, among other things, our performance toward our pre-established financial goals, his contribution to the overall leadership of our Company, his leadership of the legal and compliance functions of our Company, his leadership in transformation initiatives within the Chief Legal Officer function and best practices in compliance education and ethical standards, and his efficient discharge of corporate governance responsibilities.
Chief Business Officer. Simon Leung has served as our Chief Business Officer since September 2021. Mr. Leung is responsible for global mergers and acquisitions, enterprise risk management and business continuity, corporate communications, ESG and Corporate Citizenship initiatives, facilities, and non-production procurement. Previously, Mr. Leung served as our Senior Vice President, General Counsel and Corporate Secretary from May 2001 to August 2021. Mr. Leung’s base salary was $397,188 as of November 30, 2024. For fiscal year 2024, Mr. Leung also received a bonus of $348,617 under our MIP, a RSA of 3,277 shares, and a grant of 2,038 PRSUs. Some of the primary factors affecting Mr. Leung’s compensation include, among other things, our performance toward our pre-established financial goals and his contribution to the overall leadership of our Company.
Risk Assessment of Our Compensation Program
We have assessed our compensation programs and have concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on our company. The risk assessment process included a review of program policies and practices; program analysis to identify risk and risk control related to the programs; and determinations as to the sufficiency of risk identification, the balance of potential risk to potential reward, risk control and the support of the program and their risks to our company strategy. Although we reviewed all compensation programs, we focused primarily on the programs with variability of payout, with the ability of an executive officer to directly affect payout and the controls on executive officer action and payout. By way of examples, we reviewed our compensation programs for certain design features that have been identified by experts as having the potential to encourage excessive risk-taking, including:
•too much focus on equity;
•compensation mix overly weighted toward annual incentives;
•highly leveraged payout curve and uncapped payouts;
•unreasonable goals or thresholds; and
•steep payout cliffs at certain performance level that may encourage short-term business decisions to meet payout thresholds.
We are satisfied that these potential pitfalls have been avoided or mitigated, as listed below. We continue to monitor our compensation programs and reserve the right to adjust them as we judge necessary to avoid creating undue risk.
In addition, we have internal controls over financial reporting and the measurement and calculation of compensation goals, and other financial, operational, and compliance policies and practices that are designed to keep our compensation programs from being susceptible to manipulation by any employee, including our executive officers.
Other risk-mitigating factors considered by the Compensation Committee include the following:
•the use of different types of compensation that provide a balance of short-term and long-term incentives with fixed and variable components;
•our minimum equity holding guidelines;
•our recoupment policy which, in the event of a restatement of our financial results, requires the Compensation Committee to seek to recover excess incentive-based compensation;
•our Insider Trading Policy, which prohibits our directors, officers, and all other co-workers from entering into hedging or monetization transactions with respect to our securities;
•caps on performance-based awards to limit windfalls;

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•our requirement that every executive officer obtain permission from our Legal Department before the sale of any shares of our common stock, even during an open trading window;
•our prohibition of trading our securities on a short-term basis, on margin, or in a short sale transaction;
•our policy against buying or selling puts or calls on our common stock;
•our Code of Conduct; and
•the Compensation Committee’s consideration of ethical behavior as integral in assessing the performance of all executive officers.
Tax Deductibility Considerations
Section 162(m) of the Code, as amended by the Tax Cuts and Jobs Act of 2017, generally disallows a deduction for federal tax purposes to any publicly traded corporation for any remuneration in excess of $1,000,000 paid in any taxable year to its chief executive officer, chief financial officer and other covered employees who are among the most highly compensated executive officers. While we consider the deductibility of awards in determining executive compensation, we also reserve the Compensation Committee’s flexibility to provide one or more covered executive officers with the opportunity to earn compensation that is nondeductible under Section 162(m) when the Compensation Committee believes that such compensation is appropriate to attract and retain executive talent.
Compensation Committee
The Compensation Committee has overall responsibility for our executive compensation policies as provided in a written charter adopted by the Board. The Compensation Committee is empowered to review and approve the annual compensation and compensation procedures for our executive officers. While the Compensation Committee consults with its compensation consultant and the President and Chief Executive Officer on certain compensation decisions, the Compensation Committee does not delegate any of its functions to others in setting compensation.

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Compensation Committee Report
The following report of the Compensation Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by TD SYNNEX under the Securities Act of 1933 or the Securities Exchange Act of 1934.
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with TD SYNNEX’s management. Based on this review and these discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in TD SYNNEX’s proxy statement on Schedule 14A and incorporated by reference into its Annual Report on Form 10-K for the fiscal year ended November 30, 2024.
Respectfully submitted by the members of the Compensation Committee of the Board:
Mr. Hau Lee, Chair
Ms. Nayaki Nayyar
Ms. Merline Saintil

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2024 Summary Compensation Table
The table includes our former and current principal executive officer, our principal financial officer, and the three highest compensated executive officers other than the principal executive officer and principal financial officer at the end of fiscal year 2024 and any individuals who were executive officers at any point during fiscal 2024 and would otherwise qualify as one of the three highest compensated executive officers.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus(1) ($)	Stock Awards(2)(3) ($)	Option Awards(2) ($)	Non-equity Incentive Plan Compensation Earnings(4) ($)	All Other Compensation(5) ($)	Total ($)
Patrick Zammit President and Chief Executive Officer(6)	2024	732,949	—	4,497,059	—	1,163,315	264,535(7)	6,657,858
	2023	539,338	—	1,317,386	—	572,507	193,786	2,623,017
	2022	530,062	—	1,520,432	—	613,875	194,516	2,858,885
Richard Hume Former President and Chief Executive Officer(8)	2024	758,769(8)	1,500,000	2,304,154(9)	1,816,445(9)	1,897,049	50,616(10)	8,327,033
	2023	990,277	—	5,759,614	—	2,486,400	18,343	9,254,634
	2022	960,000	—	2,249,948	2,099,993	2,179,104	9,150	7,498,195
Marshall Witt Chief Financial Officer	2024	641,377	—	1,682,532	—	770,862	49,550(11)	3,144,321
	2023	565,773	—	1,170,977	—	730,380	46,092	2,513,222
	2022	512,500	139,599	962,272	—	697,994	35,111	2,347,476
Dennis Polk Hyve Solutions Executive(12)	2024	803,077	—	2,402,597	—	1,600,000	44,366(13)	4,850,040
	2023	803,077	—	699,929	—	1,600,000	48,716	3,151,722
	2022	743,125	—	1,033,226	333,314	1,974,813	113,573	4,198,051
Michael Urban Former President, Americas(14)	2024	402,056(14)	27,000	1,102,511(15)	325,589(15)	703,699	312,952(16)	2,873,807
	2023	689,418	—	1,269,551	—	978,223	43,661	2,980,853
	2022	562,692	330,000	1,207,061	—	1,011,297	31,699	3,142,749
David Vetter Chief Legal Officer	2024	623,514	—	1,267,080	—	509,843	21,500(17)	2,421,937
Simon Leung Chief Business Officer	2024	367,857	—	592,268	—	348,617	26,922(18)	1,335,664
(1)Amounts in this column in fiscal year 2024 represent special cash bonuses paid in relation to the retirement of Mr. Hume and the separation of Mr. Urban from the Company during the fiscal year. Amounts in this column in fiscal year 2022 represent a special cash bonus paid in support of integration efforts related to the Merger.
(2)Amounts listed in these columns represent the grant date fair value of stock awards and option awards recognized by us under FASB ASC Topic 718, disregarding estimated forfeitures, rather than amounts realized by the named individuals. For valuation assumptions used to calculate the fair value of our stock and option awards, see Note 4 “Share-Based Compensation” included in our Annual Report on Form 10-K for the fiscal year ended November 30, 2024.
(3)Performance-based RSUs granted under our LTI program provide an opportunity for co-workers to receive common stock if a performance measure is met for the three-year performance period. If the minimum performance measure is not met, no award is earned. If at least the minimum performance measure is attained, awards can range from 50% to 200% of the target number of shares underlying the performance-based RSUs. The amounts in the table above reflect the aggregate grant date fair values at the target number of the performance-based RSUs granted under our LTI program described in the 2024 Summary Compensation Table Narrative on page 60, calculated in accordance with accounting guidance. Messrs. Hume and Urban did not participate in the fiscal year 2024 LTI program, and Mr. Polk did not participate in the fiscal year 2023 LTI program. Messrs. Hume and Polk did not participate in the fiscal year 2022 LTI program.

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If our performance results in a future payout of the PRSUs at the maximum level, the grant date fair value of the PRSUs would have been as follows:

NEO	Fiscal Year 2024 (3-Year LTI) ($)	Fiscal Year 2023 (3-Year LTI) ($)	Fiscal Year 2022 (3-Year LTI) ($)
Mr. Zammit	1,910,166	1,014,791	892,147
Mr. Hume (a)	—	—	—
Mr. Witt	965,107	902,144	484,649
Mr. Polk	1,005,204	—	—
Mr. Urban(a)	—	—	—
Mr. Vetter(b)	734,252	—	—
Mr. Leung(b)	404,543	—	—
(a)Prior year performance-based grants for Mr. Hume and Mr. Urban were vested in accordance with their respective agreements prior to November 30, 2024.
(b)Messrs. Vetter and Leung were not named executive officers during fiscal year 2023 and fiscal year 2022.
The aggregate grant date fair value of the stock awards granted (including PRSUs at the maximum attainment level and RSAs and RSUs) would have been as follows:

NEO	Fiscal Year 2024 ($)	Fiscal Year 2023 ($)	Fiscal Year 2022 ($)
Mr. Zammit	5,452,142	1,824,782	1,966,505
Mr. Hume(a)	—	—	—
Mr. Witt	2,165,085	1,622,049	1,204,597
Mr. Polk	2,905,199	699,929	1,033,226
Mr. Urban(a)	—	—	—
Mr. Vetter(b)	1,634,206	—	—
Mr. Leung(b)	794,539	—	—
(a)Messrs. Hume and Urban did not receive FY24 time-based grants, and their prior year time-based grants and PRSUs were vested prior to November 30, 2024 as approved by the Compensation Committee.
(b)Messrs. Vetter and Leung were not named executive officers during fiscal year 2023 and fiscal year 2022.
For additional information on grant date fair value and estimated future payouts of stock awards, see the 2024 Grants of Plan-Based Awards table on page 59, and to see the value of stock awards actually realized by the named executive officers in fiscal year 2024, see the 2024 Option Exercises and Stock Vested table on page 63.
(4)For each fiscal year, amounts in this column represent performance-based bonus awards under the MIP earned in that fiscal year, but paid in the subsequent fiscal year, as described in the Compensation Discussion and Analysis beginning on page 37.
(5)Amounts in this column represent all other additional compensation required by SEC rules to be separately quantified. The dividend amounts in this column represent the dollar value of dividends paid during the fiscal year (as part of a dividend paid to all of our stockholders) on unvested RSAs; such dividends were not factored into the grant date fair value of stock awards required to be reported in the stock awards column of the table.
(6)Mr. Zammit previously served as President, Europe and APJ and he was appointed our Chief Operating Officer, effective as of January 1, 2024. He became our President and Chief Executive Officer on September 1, 2024. For fiscal year 2024, Mr. Zammit’s salary was paid in the U.S. in USD from January 1, 2024 through November 30, 2024. For Mr. Zammit’s salary in December 2023, and certain other elements of his compensation not paid in the U.S. in fiscal year 2024, as well as Mr. Zammit’s compensation for fiscal years 2023 and 2022, the dollar value has been calculated using a weighted average Euro-to-Dollar exchange rate.

Executive Compensation
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(7)For Mr. Zammit, this amount is comprised of the Company’s contribution to a French retirement insurance program on behalf of Mr. Zammit in the amount of $3,968; premium payments by the Company to a third-party administrator for a retirement arrangement in Belgium in the amount of $9,756; $23,046 for use of a Company-provided vehicle; $86 of medical/hospitalization insurance; $89,172 fees paid to a service provider for services related to Mr. Zammit’s taxes and other compensation related matters; taxable prizes of $3,552, tax gross-up payments of $1,143, $84,963 for personal housing and utilities, $19,535 for global medical benefits plan, $17,269 for personal travel expenses for Mr. Zammit’s spouse, $3,045 for tickets to a sports event and related expenses for Mr. Zammit and spouse provided by third party, $9,000 for spouse attendance as Mr. Zammit’s guest at multi-day business event including activities hosted by and provided by third party.
(8)Mr. Hume was our President and Chief Executive Officer from September 1, 2021, until his retirement in September 2024. Salary amount included in the table above represents the amount paid out during fiscal year 2024 through the date of his retirement.
(9)These amounts represent the Company’s expense for the modification of Stock Awards and Option Awards that were previously granted to Mr. Hume in prior years and were accelerated upon his retirement from the Company, as approved by the Compensation Committee.
(10)For Mr. Hume, Board of Director fees for the fourth quarter of fiscal year 2024 of $25,000, company contributions to the 401(k) retirement savings plan of $10,350, taxable prizes of $9,259, and tax gross-up payments of $6,007.
(11)For Mr. Witt, Company contributions to the 401(k) retirement savings plan of $10,350, a taxable prize of $7,150, a tax gross-up payment of $4,639, and dividend payments on unvested RSAs of $27,411.
(12)Mr. Polk is our Hyve Solutions Executive. He was Executive Chair from September 1, 2021 to August 31, 2023.
(13)For Mr. Polk, Company contributions to the 401(k) retirement savings plan of $10,350, and dividend payments on unvested RSAs of $34,016.
(14)Mr. Urban was our President, Americas until his separation in July 2024. Salary amount included in the table above represents the amount paid out during fiscal year 2024 through the date of his separation.
(15)These amounts represent the Company’s expense for the modification of Stock Awards and Option Awards that were previously granted to Mr. Urban in prior years and were accelerated upon his separation from the Company, as approved by the Compensation Committee.
(16)For Mr. Urban, Company contributions to the 401(k) retirement savings plan of $8,625, dividend payments on unvested RSAs of $15,846, a taxable prize of $150, and a tax gross-up payment of $15. In addition to these amounts, Mr. Urban’s Severance Agreement provided for severance payments totaling $1,383,389 paid bi-weekly equal to his regular base pay rate for a 24 month period from his separation date, of which $288,316 have been paid through November 30, 2024 as included in the Summary Compensation Table. In addition to these amounts, Mr. Urban will receive the remaining severance payments of $1,095,073 to be paid through July 2026.
(17)For Mr. Vetter, Company contributions to the 401(k) retirement savings plan of $10,350, and dividend payments on unvested RSAs of $11,150.
(18)For Mr. Leung, Company contributions to the 401(k) retirement savings plan of $10,350, and dividend payments on unvested RSAs of $16,572.

Executive Compensation
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2024 Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)(3)			All Other Stock Awards: Number of Shares of Stock or Units (4) (#)	Grant Date Fair Value of Stock and Option Awards(5) ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Patrick Zammit	1/10/2024	361,278	1,204,259	2,408,519	—	—	—	—	—
	2/7/2024	—	—	—	4,811	9,623	19,246	—	955,083
	10/15/2024	—	—	—	—	—	—	29,762	3,541,976
Richard Hume(6)	—	—	—	—	—	—	—	—	—
Marshall Witt	1/10/2024	239,398	797,994	1,595,988	—	—	—	—	—
	2/7/2024	—	—	—	2,431	4,862	9,724	—	482,554
	10/15/2024	—	—	—	—	—	—	10,083	1,199,978
Dennis Polk	1/10/2024	240,000	800,000	1,600,000	—	—	—	—	—
	2/7/2024	—	—	—	2,532	5,064	10,128	—	502,602
	10/15/2024	—	—	—	—	—	—	15,965	1,899,995
Michael Urban(6)	—	—	—	—	—	—	—	—	—
David Vetter	1/10/2024	158,336	527,788	1,055,576	—	—	—	—	—
	2/7/2024	—	—	—	1,849	3,699	7,398	—	367,126
	10/15/2024	—	—	—	—	—	—	7,562	899,954
Simon Leung	1/10/2024	108,266	360,887	721,774	—	—	—	—	—
	2/7/2024	—	—	—	1,019	2,038	4,076	—	202,272
	10/15/2024	—	—	—	—	—	—	3,277	389,996
(1)The target incentive amounts shown in this column reflect our annual bonus awards originally provided under our MIP and represent pre-established target awards as a percentage of base salary for the fiscal year ended November 30, 2024, with the potential for actual awards under the plan to either exceed or be less than such target amount depending upon corporate performance. Actual award amounts are not guaranteed and are determined at the discretion of the Compensation Committee, which may consider an individual’s performance during the period. For additional information, please refer to the Compensation Discussion and Analysis section. Actual payouts are reflected in the Non-Equity Incentive Plan Compensation column of the 2024 Summary Compensation Table.
(2)The threshold illustrates the smallest payout that can be made if all of the pre-established performance objectives are achieved at the minimum achievement level. The target is the payout that can be made if the pre-established performance objectives have been achieved at the target achievement level. The maximum is the greatest payout that can be made if the pre-established maximum performance objectives are achieved or exceeded at the outperform achievement levels. Actual payouts may be more or less than these amounts and are at the discretion of the Compensation Committee.
(3)The shares related to the February 7, 2024 awards represent the range of shares that may be released at the end of the performance period for the LTI awards, which is December 1, 2023 to November 30, 2026. If the minimum threshold performance percentage of the internally established financial goals are not achieved, no performance-based RSUs will vest for the executive officers.
(4)Unless noted otherwise, executive officer restricted stock awards and time-based RSUs vest as to one-third of the shares on the first three anniversaries of the grant date.
(5)Fair value of time based RSUs and performance-based RSU grants is calculated using the closing stock price on the date of the grant, based on the probable outcome of the performance conditions, adjusted for the exclusion of dividend equivalents. We pay dividends on restricted stock awards, and, accordingly, no adjustment is required to the stock price of the restricted stock awards. No options were granted in fiscal year 2024.
(6)There are no future payments for Mr. Hume due to his retirement, and no future payments to Mr. Urban due to his separation from the Company.

Executive Compensation
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Narrative to 2024 Summary Compensation Table and 2024 Grants of Plan-Based Awards Table
See Compensation Discussion and Analysis above for a complete description of compensation plans pursuant to which the amounts listed under the 2024 Summary Compensation Table and 2024 Grants of Plan-Based Awards Table were paid or awarded and the criteria for such payment, including targets for payment of annual incentives, as well as performance criteria on which such payments were based. The Compensation Discussion and Analysis also describes the options, RSA and RSU grants.
Stock awards granted prior to October 2021 vest as to 20% of the shares on each of the first five anniversaries of the grant date, except as otherwise noted. Stock awards granted after October 2021 but prior to October 2022 vest as to 25% of the shares on each of the first four anniversaries of the grant date, except as otherwise noted. Beginning with the grants in October 2022, all stock awards vest as to 33% of the shares on each of the first three anniversaries of the grant date, except as otherwise noted. All stock options vest as to 20% of the shares on the first anniversary of the date of grant and vest as to 1/60th of the shares monthly thereafter, except as otherwise noted.
Outstanding Equity Awards at Fiscal Year-End Table
The following table sets forth information regarding outstanding equity-based awards, including the potential dollar amounts realizable with respect to each award. Refer to Narrative to 2024 Summary Compensation Table and 2024 Grants of Plan-Based Awards Table for related vesting terms.

		Option Awards(1)				Stock Awards(2)
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value or Unearned Shares, Units or Other Rights that have not Vested ($)
Patrick Zammit	3/31/2022	—	—	—	—	3,243(3)	385,885	—	—
	10/4/2022	—	—	—	—	1,521	180,984	—	—
	10/3/2023	—	—	—	—	5,512	655,873	—	—
	10/15/2024	—	—	—	—	29,762	3,541,380	—	—
	3/31/2022	—	—	—	—	—	—	4,322(4)	514,275
	1/3/2023	—	—	—	—	—	—	5,252(5)	624,935
	2/7/2024	—	—	—	—	—	—	9,623(6)	1,145,041
Total		—	—			40,038	4,764,122	19,197	2,284,251
Richard Hume(7)	10/5/2021	56,848	—	107.32	9/1/2027(7)	—	—	—	—
	10/4/2022	63,310	—	87.82	9/1/2027(7)	—	—	—	—
Total		120,158	—			—	—	—	—
Marshall Witt	10/6/2015	4,529	—	45.64	10/6/2025	—	—	—	—
	10/4/2016	10,333	—	57.34	10/4/2026	—	—	—	—
	10/3/2017	9,141	—	65.83	10/3/2027	—	—	—	—
	10/11/2018	16,032	—	38.89	10/11/2028	—	—	—	—
	10/2/2019	10,519	—	56.50	10/2/2029	—	—	—	—
	1/20/2021	9,326	2,093(8)	90.52	1/20/2031	—	—	—	—
	10/5/2021	6,093	3,787	107.32	10/5/2031	—	—	—	—
	1/20/2021	—	—	—	—	596(9)	70,918	—	—
	10/5/2021	—	—	—	—	1,043(10)	124,107	—	—
	10/4/2022	—	—	—	—	2,705	321,868	—	—
	10/3/2023	—	—	—	—	4,899	582,932	—	—
	10/15/2024	—	—	—	—	10,083	1,199,776	—	—
	1/4/2022	—	—	—	—	—	—	4,131(4)	491,548
	1/3/2023	—	—	—	—	—	—	4,669(5)	555,564
	2/7/2024	—	—	—	—	—	—	4,862(6)	578,529

Executive Compensation
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		Option Awards(1)				Stock Awards(2)
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value or Unearned Shares, Units or Other Rights that have not Vested ($)
Total		65,973	5,880			19,326	2,299,601	13,662	1,625,641
Dennis Polk	1/20/2021	41,299	9,271(8)	90.52	1/20/2031	—	—	—	—
	10/5/2021	26,877	16,707	107.32	10/5/2031	—	—	—	—
	1/19/2022	5,193	3,969	106.35	1/19/2032	—	—	—	—
	1/20/2021	—	—	—	—	1,712(9)	203,711	—	—
	10/5/2021	—	—	—	—	3,000(10)	356,970	—	—
	1/19/2022	—	—	—	—	1,880(10)	223,701	—	—
	10/4/2022	—	—	—	—	2,630	312,944	—	—
	10/3/2023	—	—	—	—	4,763	566,749	—	—
	10/15/2024	—	—	—	—	15,965	1,899,675	—	—
	2/7/2024	—	—	—	—	—	—	5,064(6)	602,565
Total		73,369	29,947			29,950	3,563,750	5,064	602,565
Michael Urban(11)	2/1/2019	7,111	—	49.69	7/1/2025(11)	—	—	—	—
	10/2/2019	15,028	—	56.50	7/1/2025(11)	—	—	—	—
	1/20/2021	16,313	—	90.52	7/1/2025(11)	—	—	—	—
	10/5/2021	14,076	—	107.32	7/1/2025(11)	—	—	—	—
Total		52,528	—			—	—	—	—
David Vetter	3/31/2022	—	—	—	—	2,654(3)	315,799	—	—
	10/4/2022	—	—	—	—	1,028	122,322	—	—
	10/3/2023	—	—	—	—	3,728	443,595	—	—
	10/15/2024	—	—	—	—	7,562	899,802	—	—
	3/31/2022	—	—	—	—	—	—	3,538(4)	420,987
	1/3/2023	—	—	—	—	—	—	3,552(5)	422,652
	2/7/2024	—	—	—	—	—	—	3,699(6)	440,144
Total		—	—			14,972	1,781,518	10,789	1,283,783
Simon Leung	10/4/2016	3,827	—	57.34	10/4/2026	—	—	—	—
	10/3/2017	3,385	—	65.83	10/3/2027	—	—	—	—
	10/11/2018	5,955	—	38.89	10/11/2028	—	—	—	—
	10/2/2019	3,907	—	56.50	10/2/2029	—	—	—	—
	1/20/2021	3,464	777(8)	90.52	1/20/2031	—	—	—	—
	10/5/2021	2,337	1,452	107.32	10/5/2031	—	—	—	—
	1/20/2021	—	—	—	—	574(9)	68,300	—	—
	10/5/2021	—	—	—	—	1,024(10)	121,846	—	—
	10/4/2022	—	—	—	—	1,133	134,816	—	—
	10/3/2023	—	—	—	—	2,053	244,286	—	—
	10/15/2024	—	—	—	—	3,277	389,930	—	—
	1/4/2022	—	—	—	—	—	—	2,561(4)	304,733
	1/3/2023	—	—	—	—	—	—	1,957(5)	232,863

Executive Compensation
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		Option Awards(1)				Stock Awards(2)
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value or Unearned Shares, Units or Other Rights that have not Vested ($)
	2/7/2024	—	—	—	—	—	—	2,038(6)	242,502
Total		22,875	2,229			8,061	959,178	6,556	780,098
(1)Unless otherwise noted, all option awards listed in these columns vest and become exercisable as to 20% of the shares on the first anniversary of the grant date and vest as to 1/60th of the shares monthly thereafter over the remaining four-year period. The exercise prices of the awards stated in the table are as of the 2024 fiscal year end. Option awards granted before the Separation of the Concentrix business which occurred on December 1, 2020 were bifurcated as of the separation date to become options for common stock of both TD SYNNEX and Concentrix Corporation, in each case subject to the same terms as applied prior to the Separation. As a result, the exercise prices of stock options in the table were adjusted in fiscal year 2021 in accordance with the terms of the Employee Matters Agreement related to the Separation and the 2020 Stock Incentive Plan and are lower, reflecting the bifurcation of TD SYNNEX options.
(2)Unless otherwise noted, all stock awards listed in this table vest 1/3 of the shares on each of the first three anniversaries of the grant date. Market value was determined by multiplying the number of shares of stock or units, as applicable, by $118.99, the closing price of our Common Stock on November 29, 2024, the last trading day of our last completed fiscal year.
(3)Represents shares of restricted stock units awarded under the 2020 Stock Incentive Plan. The restricted stock units vest as to 25% of the shares on each of the first and second anniversaries of the date of grant and 50% of the shares on the third anniversary of the date of grant.
(4)These RSUs under the three-year fiscal year 2022 LTI program will vest based upon (1) the achievement, on a cumulative basis, of the applicable minimum threshold financial performance measure based on a formula derived from non-GAAP diluted earnings per share (“non-GAAP diluted EPS Formula”) target performance and (2) the achievement of an average adjusted ROIC target performance, with both performance metrics measured over a three-year period ending November 30, 2024. The minimum threshold non-GAAP diluted EPS Formula target performance percentage is 75% and the maximum target performance percentage is 166.7% for each officer under each program. The actual number of RSUs that will vest if the applicable minimum threshold non-GAAP EPS Formula percentage is met will be determined on a sliding scale based on the non-GAAP diluted EPS Formula performance percentage actually achieved. The resulting number of shares that will vest based on the non-GAAP diluted EPS Formula metric will then be adjusted by a percentage increase or decrease corresponding with TD SYNNEX’s performance as measured by the adjusted ROIC performance percentages, but in no event will an officer be entitled to receive more than 200% of the target number of shares (the “Maximum Amount”). If the minimum threshold non-GAAP diluted EPS Formula target performance is not achieved, no RSUs will vest, regardless of the achievement of the adjusted ROIC performance.
At 100% target non-GAAP diluted EPS Formula and adjusted ROIC performance, the officers’ RSUs will vest as to 100% of target shares granted. Any unvested shares underlying the RSUs will not vest and will be canceled. In addition, the vesting of the RSUs is contingent upon the officer remaining employed by TD SYNNEX on the date of vesting. In the event of an officer’s death prior to the vesting date, TD SYNNEX will transfer to such officer’s estate the number of shares that would have vested on or prior to such officer’s death.
(5)These performance-based RSUs under the three-year fiscal year 2023 LTI program will vest based upon (1) the achievement, on a cumulative basis, of the applicable minimum threshold financial performance measure based on a formula derived from non-GAAP diluted earnings per share (“non-GAAP diluted EPS formula”) target performance and (2) the achievement of an average adjusted ROIC target performance, with both performance metrics measured over a three-year period ending November 30, 2025. The minimum threshold non-GAAP diluted EPS formula target performance percentage is 75% and the maximum target performance percentage is 166.7% for each Officer under each program. The actual number of RSUs that will vest if the applicable minimum threshold non-GAAP diluted EPS formula percentage is met will be determined on a sliding scale based on the non-GAAP diluted EPS formula performance percentage actually achieved. The resulting number of shares that will vest based on the non-GAAP diluted EPS formula metric will then be adjusted by a percentage increase or decrease corresponding with TD SYNNEX’s performance as measured by the adjusted ROIC performance percentages, but in no event will an officer be entitled to receive more than the number of shares set forth in the table above (the “Maximum Amount”). If the minimum threshold non-GAAP diluted EPS formula target performance is not achieved, no RSUs will vest, regardless of the achievement of the adjusted ROIC performance.
At 100% target non-GAAP diluted EPS formula and adjusted ROIC performance, the officers’ RSUs will vest as to 100% of target shares granted. Any unvested shares underlying the RSUs will not vest and will be canceled. In addition, the vesting of the RSUs is contingent upon the Officer remaining employed by TD SYNNEX on the date of vesting. In the event of an officer’s death prior to the vesting date, TD SYNNEX will transfer to such officer’s estate the number of shares that would have vested on or prior to such officer’s death.

Executive Compensation
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(6)These performance-based RSUs under the three-year fiscal year 2024 LTI program will vest based upon (1) the achievement, on a cumulative basis, of the applicable minimum threshold financial performance measure based on a formula derived from non-GAAP diluted earnings per share (“non-GAAP diluted EPS formula”) target performance and (2) the achievement of an average adjusted ROIC target performance, with both performance metrics measured over a three-year period ending November 30, 2026. The minimum threshold non-GAAP diluted EPS formula target performance percentage is 75% and the maximum target performance percentage is 166.7% for each Officer under each program. The actual number of RSUs that will vest if the applicable minimum threshold non-GAAP diluted EPS formula percentage is met will be determined on a sliding scale based on the non-GAAP diluted EPS formula performance percentage actually achieved. The resulting number of shares that will vest based on the non-GAAP diluted EPS formula metric will then be adjusted by a percentage increase or decrease corresponding with TD SYNNEX’s performance as measured by the adjusted ROIC performance percentages, but in no event will an officer be entitled to receive more than the number of shares set forth in the table above (the “Maximum Amount”). If the minimum threshold non-GAAP diluted EPS formula target performance is not achieved, no RSUs will vest, regardless of the achievement of the adjusted ROIC performance.
At 100% target non-GAAP diluted EPS formula and adjusted ROIC performance, the officers’ RSUs will vest as to 100% of target shares granted. Any unvested shares underlying the RSUs will not vest and will be canceled. In addition, the vesting of the RSUs is contingent upon the Officer remaining employed by TD SYNNEX on the date of vesting. In the event of an officer’s death prior to the vesting date, TD SYNNEX will transfer to such officer’s estate the number of shares that would have vested on or prior to such officer’s death.
(7)For Mr. Hume, all option awards, restricted stock units, and performance based restricted stock units were vested as of his retirement date in accordance with his retirement agreement, and the expiration date for the options was revised to three years after his last day of service as approved by the Compensation Committee.
(8)This stock option vests as to 20% of the shares on the first anniversary of October 7, 2020, and vests as to 1/60th of the shares monthly thereafter.
(9)Represents shares of restricted stock awarded under the 2020 Stock Incentive Plan. The restricted stock vests as to 20% of the shares on each of the first five anniversaries of October 7, 2020.
(10)Represents shares of restricted stock awarded under the 2020 Stock Incentive Plan. The restricted stock vests as to 20% of the shares on each of the first five anniversaries of the grant date.
(11)For Mr. Urban, in accordance with his separation agreement, all options and restricted stock awards were vested as of his separation date in accordance with his Severance Agreement, and the expiration date for the options was revised to one year after his last day of service.
2024 Option Exercises and Stock Vested Table
The following table sets forth the dollar amounts realized pursuant to the vesting or exercise of equity-based awards during fiscal year 2024.

	Option Awards		Stock Awards
Name	Acquired on Exercise (#)	Value Realized On Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Patrick Zammit	—	—	5,984	689,007
Richard Hume(3)	—	—	83,533(3)	9,663,933(3)
Marshall Witt	3,020	210,207	22,357	2,430,540
Dennis Polk	74,741	4,702,699	23,761	2,587,070
Michael Urban(4)	10,000	563,258	33,828(4)	3,760,721(4)
David Vetter	—	—	4,277	491,905
Simon Leung	—	—	17,670	1,905,701
(1)Amounts reflect the difference between the exercise price of the option and the market price at the time of exercise.
(2)Amounts reflect the aggregate market value of shares on the vesting date.
(3)Amount for Mr. Hume represents the acceleration of his unvested stock awards as of his retirement date as approved by the Compensation Committee. Mr. Hume had no stock awards vest outside of the acceleration.
(4)Amount for Mr. Urban includes the acceleration of his unvested stock awards as of his separation date in accordance with his Severance Agreement, which resulted in an additional 25,146 shares being vested with a value of $2.87 million on the vest date.

Executive Compensation
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Pension Benefits
None of our NEOs participate in qualified or non-qualified defined benefit plans sponsored by us. The Compensation Committee may elect to adopt qualified or non-qualified defined benefit plans if the Compensation Committee determines that doing so is in our best interests. During the period from December 1, 2023 to November 30, 2024, the Company contributed to a French retirement insurance program on behalf of Mr. Zammit in the amount of $3,968 and made premium payments on behalf of Mr. Zammit to a third-party administrator for a retirement arrangement in Belgium in the amount of $9,756.
Nonqualified Deferred Compensation Plans
As discussed above, we maintain a deferred compensation plan, which became effective on January 1, 1994. The deferred compensation plan is designed to permit designated officers and directors to accumulate additional income for retirement and other personal financial goals through a nonqualified deferred compensation plan that enables the officer or director to make elective deferrals of a specified amount of salary or bonus to which he or she will become entitled in the future. The balance in a participant’s account will be distributed in full after the earlier of their termination of employment with us or upon attaining the age of 65. The distribution may be paid in one lump sum or in equal monthly or annual installments over a period not to exceed 15 years. Under certain circumstances, a participant may receive an early distribution in the form of a lump sum payment, subject to certain penalties. As noted above, this plan was amended effective January 1, 2005, to conform with changes required under Section 409A of the Code. As a result, for account balances earned after 2004, distributions to officers upon termination of employment are generally subject to a six-month delay, and accelerated distributions are generally prohibited. None of our named executive officers participate in or have account balances under the nonqualified deferred compensation plan.
Employment Contracts, Termination of Employment and Change-of-Control Arrangements
The following summarizes our employment arrangements with our executive officers, including potential payments payable to our executive officers upon termination of employment or a change of control of us under their current employment agreements and our other compensation programs. The Compensation Committee may in its discretion revise, amend or add to these benefits if it deems advisable. Although much of the compensation for our executive officers is performance-based and largely contingent upon achievement of financial goals, we believe our change of control arrangements provide important protection to our executive officers, are consistent with practice of our peer companies, and are appropriate for the attraction and retention of executive talent.
Patrick Zammit. In connection with Mr. Zammit’s appointment as Chief Operating Officer effective January 1, 2024, we entered into an offer letter with him dated November 28, 2023 which provided for certain severance benefits. Pursuant to the terms of the offer letter, Mr. Zammit received a starting annualized base salary of $650,000 and an annual cash bonus targeted at one and a half (1.5) times his base salary beginning in the fiscal year ending November 30, 2024 with the actual amount of the bonus based on the achievement of performance metrics established by the Compensation Committee. In addition, the offer letter provided that Mr. Zammit be granted a restricted stock or restricted stock unit award for our common stock with a fair market value at grant of approximately $2,376,000, split sixty percent (60%) as time-based vesting RSUs and forty percent (40%) as a performance-based vesting RSU. The offer letter contains certain restrictive covenants, including a non-competition and non-solicitation provision, for the benefit of TD SYNNEX.
In connection with Mr. Zammit’s appointment as President and Chief Executive Officer, the Company entered into a new offer letter with Mr. Zammit dated June 19, 2024 with an effective date of September 1, 2024 (the “New Offer Letter”), which is intended to replace the offer letter dated November 28, 2023. Pursuant to the terms of his New Offer Letter, Mr. Zammit will receive a starting base salary of $1,000,000 per year and will be eligible to receive an annual cash incentive bonus targeted at 2.0 times his base salary with the actual amount of the bonus based on the achievement of performance metrics established by the Compensation Committee of the Board. In addition, the New Offer Letter provides that Mr. Zammit will be granted RSUs with a fair market value of approximately $5,000,000, 60% of which will be comprised of time-based RSUs and 40% of which will be comprised of performance-based RSUs. The RSUs will be granted at the same time as annual equity grants are made to all other executive officers.
The New Offer Letter also provides for certain payments to Mr. Zammit in the event of a termination without “cause” or by Mr. Zammit for “good reason” (as such terms are defined in the New Offer Letter) and also in the event of a termination without “cause” or by Mr. Zammit for “good reason” in connection with a change of control of the Company.

Executive Compensation
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If Mr. Zammit’s employment with us is terminated without “cause,” “disability,” or death, or by Mr. Zammit for “good reason” (as such terms are defined in the New Offer Letter) and signs a standard release of claims, Mr. Zammit (A) will receive salary continuation for 12 months at a rate equal to the greater of (i) the average of total amount of base salary and bonus over the prior three years or, if employed less than three years, the average of total amount of base salary and bonus over the lesser number of years or (ii) the total amount of the annual base salary and target bonus in effect, and (B) will receive reimbursement for group health continuation coverage premiums for up to 12 months.

If Mr. Zammit’s employment with us is terminated without “cause,” “disability,” or death, or by Mr. Zammit for “good reason” (as such terms are defined in the New Offer Letter) during the 2 months before or on or within 12 months after a change of control of us and signs a standard release of claims, Mr. Zammit (A) will receive salary continuation for 18 months (plus one additional month per year of employment after the 18th year of employment, up to 24 months) at a rate equal to the greater of (i) the average of total amount of base salary and bonus over the prior three years or, if employed less than three years, the average of total amount of base salary and bonus over the lesser number of years or (ii) the total amount of the annual base salary and target bonus in effect, and B) will receive reimbursement for group health continuation coverage premiums for up to 24 months.
In the event of such termination, all unvested equity awards (other than unvested long-term performance-based RSU grants, which vest according to the terms of the grant agreement upon completion of the performance period and any equity awards with an effective date less than 3 months prior to retirement) will be accelerated upon Mr. Zammit’s termination. The New Offer Letter contains certain restrictive covenants, including a non-competition and non-solicitation provision, for the benefit of the Company.
Richard Hume. In connection with Mr. Hume’s appointment as President and Chief Executive Officer, we entered into an offer letter with him dated August 31, 2021 which provided for certain severance benefits. Pursuant to the terms of the offer letter, Mr. Hume received a starting annualized base salary of $960,000 and was eligible to receive an annual cash bonus targeted at 2.5 times his base salary, with the actual amount of the bonus based on the achievement of performance metrics established by the Compensation Committee. In addition, the offer letter provided that Mr. Hume would be granted (i) an option to purchase shares of our common stock with a grant date fair value of approximately $2,100,000 and (ii) restricted stock or restricted stock unit awards for shares of our common stock with a fair market value of approximately $1,540,000. The offer letter contained certain restrictive covenants, including a non-competition and non-solicitation provision, for the benefit of TD SYNNEX. If Mr. Hume’s employment with us is terminated for any reason other than “cause,” “disability,” or death, then, subject to conditions outlined in the offer letter, eighty percent (80%) of his then unvested equity awards would be accelerated upon his date of termination, except any unvested equity awards with an effective date less than three (3) months prior to termination.
In connection with Mr. Hume’s retirement in September 2024, the Compensation Committee revised Mr. Hume’s severance benefits upon his retirement, as provided under his offer letter, as follows: (i) all unvested RSUs and stock options were accelerated, and for performance-based RSUs, such acceleration was calculated at target performance achievement; (ii) the post-termination exercise period for the stock options was extended to the three-year anniversary of the date of his retirement; (iii) his MIP bonus for fiscal year 2024 was paid in a prorated amount of approximately $1.9 million; and (iv) a special bonus was paid in the amount of $1.5 million.
Dennis Polk. In connection with Mr. Polk’s employment with TD SYNNEX, on January 4, 2018, Mr. Polk and our company executed an employment offer letter which provided for certain severance benefits. If Mr. Polk’s employment with us is terminated without cause within two months before or 12 months after a change of control of us (including a voluntary termination because of a reduction in salary or position or a relocation) and signs a standard release of claims, Mr. Polk will receive salary continuation at a rate equal to the average of total salary and bonus over the prior three years for 18 months (plus one additional month per year of employment after the 18th year of employment, up to 24 months), and will be paid COBRA for up to 24 months. If Mr. Polk’s employment with us is terminated without “cause,” “disability,” or death, or by Mr. Polk for “good reason” and signs a standard release of claims, Mr. Polk will receive salary continuation for 12 months at a rate equal to the average of total salary and bonus over the prior three years and will receive reimbursement for group health continuation coverage premiums for up to 12 months. On January 25, 2021, Mr. Polk’s offer letter was amended, outlining the terms of the vesting of his unvested equity awards in the event that he terminates his employment with us for a reason other than for cause (as such term is defined in the amendment), disability (as such term is defined in the amendment) or death. The amendment provides for acceleration of the vesting of 80% of his unvested equity awards as of the date of his termination, except any unvested long-term performance-based RSU awards and any unvested equity awards that were granted less than 3 months prior to termination, subject to conditions outlined in the amendment.

Executive Compensation
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On September 28, 2021, we entered into a second amendment to Mr. Polk’s January 4, 2018 offer letter. The amendment provides that, for the period of September 1, 2021 through November 30, 2022 (the “Initial Transition Period”), we would continue to pay Mr. Polk the same base salary then in effect, and he would be eligible to be considered for an incentive bonus for the Initial Transition Period, as determined by the Compensation Committee, in its sole discretion. We agreed not to change Mr. Polk’s target bonus already set for the fiscal year ending November 30, 2021, and his target bonus for the fiscal year ending November 30, 2022 was $1,812,500 with the same performance metrics as the Chief Executive Officer of TD SYNNEX, provided Mr. Polk remain employed through November 30, 2022. The amendment further provides that, effective December 1, 2022 through November 30, 2023 (the “Final Transition Period”), we would pay Mr. Polk an annual base salary of $800,000. In addition, the amendment provides that, for the Initial Transition Period, Mr. Polk would be granted (i) two option awards to purchase shares of TD SYNNEX common stock with grant dates on or around October 5, 2021 and January 4, 2022, respectively, and grant date fair values of approximately $1,610,000 and $333,333, respectively and (ii) two restricted stock awards for shares of TD SYNNEX common stock with grant dates on or around September 21, 2021 and January 4, 2022, respectively, and fair market values of approximately $805,000 and $333,333, respectively. The options vest over five years with 20% of the underlying shares vesting on the one-year anniversary of the grant date, and the remainder vesting monthly thereafter. The restricted stock awards vest over five years with 20% vesting on each one-year anniversary of the grant date. For the Final Transition Period, Mr. Polk was granted TD SYNNEX restricted stock as part of our annual equity grant cycle in October of 2022, with a fair market value of approximately $700,000, which vests over three years with one-third vesting on each one-year anniversary of the grant date.
On January 4, 2023, we entered into a third amendment to Mr. Polk's January 4, 2018 offer letter. The amendment provides that, for the Final Transition Period, in light of Mr. Polk's continued duties as an employee with respect to our business, his target bonus for the fiscal year ending November 30, 2023 will be $800,000 with the same performance metrics established by the Compensation Committee for executive officers having similar business responsibilities, provided he remains employed by us through November 30, 2023.
In consideration of Mr. Polk’s continued service beyond the Final Transition Period and as an inducement to retain Mr. Polk’s services beyond the period contemplated in the Amended Offer Letter, the Compensation Committee granted him additional shares of RSAs on October 15, 2024 with a fair market value of approximately $1,000,000. The restricted stock award will vest over three years with 1/3 vesting on each one-year anniversary of the grant date.
Michael Urban. In connection with Mr. Urban’s resignation, effective as of July 1, 2024, the Compensation Committee revised Mr. Urban’s severance benefits upon his resignation, as provided under his severance agreement, as follows: (i) the post-termination exercise period for the stock options was extended to the one-year anniversary of the date of his resignation; and (ii) his MIP bonus for fiscal year 2024 was paid in a prorated amount of $703,699.
In connection with his resignation and his execution and ongoing compliance with the Company's customary release of claims, Mr. Urban receives, among other things: (i) salary continuation for 24 months, (ii) a lump sum payment of $27,000, (iii) the accelerated vesting of outstanding unvested restricted stock, restricted stock unit and stock option awards, as well as the accelerated vesting of performance-based RSUs calculated pro rata based upon the length of time into the performance period based on target performance achievement, and 18 months of health benefits. The agreement for this continued compensation, effective July 9, 2024, contains certain restrictive covenants, including a non-competition and non-solicitation provision, for the benefit of the Company.
Other Named Executive Officers. If Marshall Witt, David Vetter, or Simon Leung is terminated without cause within two months before or twelve months after a change of control of us (including a voluntary termination because of a reduction in salary or position or a relocation) and signs a standard release of claims, the officer is entitled to salary continuation at a rate equal to the average of total salary and bonus over the prior three years for a minimum of 18 months plus one month per year of employment after the 18th year of employment, up to a maximum of 24 months, and paid COBRA for 24 months. Severance payments will be delayed for six months following termination of employment to the extent required by Section 409A. For these officers, we believe that structuring their severance benefits in connection with a change of control as described above and tying each individual’s severance payment with their length of service with us encourages their retention, rewards them for their individual contributions, loyalty, teamwork and integrity, and motivates them to achieve returns for our stockholders. For each of these officers, if their employment with us terminates other than as a result of termination without cause within two months before or 12 months after a change of control of us, then they will not be entitled to receive the above severance benefits. They are entitled to receive compensation and benefits through the date of termination in accordance with our established plans.

Executive Compensation
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Potential Payments upon Termination or Change of Control
The following table sets forth potential payments payable to our current executive officers upon termination of employment or a change in control if the triggering event were to have occurred on November 30, 2024, or in the case of Messrs. Hume and Urban, the amounts awarded to them in connection with retirement and resignation, respectively. For accelerated stock options, the amounts reflect the difference between the per share exercise price as of fiscal year end and the closing market price per share as of fiscal year end, $118.99, except for Messrs. Hume and Urban in which the amounts reflect the difference between the per share exercise price and the closing market price per share as of their last day of service. The Compensation Committee may in its discretion revise, amend or add to the benefits if it deems advisable.

Name	Benefit	Retirement/Resignation ($)	Termination for Good Reason/Without Cause; No Change of Control ($)	Termination for Good Reason/Without Cause; with Change of Control ($)
Patrick Zammit	Salary	—	3,000,000	6,000,000
	Bonus	—	—	—
	Equity award acceleration	—	2,493,317	2,493,317
	Benefits continuation	—	24,156	48,311
	Total value	—	5,517,473	8,541,628
Richard Hume	Salary	—	—	—
	Bonus	3,397,049	—	—
	Equity award acceleration	10,472,101	—	—
	Benefits continuation	—	—	—
	Total value	13,869,150	—	—
Marshall Witt	Salary	—	—	2,029,243
	Bonus	—	—	—
	Equity award acceleration	—	—	—
	Benefits continuation	—	—	47,082
	Total value	—	—	2,076,325
Dennis Polk	Salary	—	2,508,031	4,598,056
	Bonus	—	—	—
	Equity award acceleration	—	1,738,527	1,738,527
	Benefits continuation	—	29,057	58,113
	Total value	—	4,275,615	6,394,696
Michael Urban	Salary	$1,383,389(1)	—	—
	Bonus	730,699	—	—
	Equity award acceleration	3,069,877	—	—
	Benefits continuation	29,500	—	—
	Total value	5,213,465	—	—
David Vetter	Salary	—	—	2,423,840
	Bonus	—	—	—
	Equity award acceleration	—	—	—
	Benefits continuation	—	—	56,975
	Total value	—	—	2,480,815
Simon Leung	Salary	—	—	1,596,845
	Bonus	—	—	—
	Equity award acceleration	—	—	—
	Benefits continuation	—	—	58,113
	Total value	—	—	1,654,958
(1)Represents Mr. Urban’s salary continuation for 24 months from the date of separation, which will continue to be paid out through July 2026.

Executive Compensation
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Chief Executive Officer Pay Ratio
Pursuant to Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing the following information about the relationship of the annual total compensation of our co-workers (other than our Chief Executive Officer) and the annual total compensation of our Chief Executive Officer, Patrick Zammit. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of SEC Regulation S-K. In our calculation, we did not include any independent contractors.
We believe there has been no change in our employee population or employee compensation arrangements from fiscal year 2023 that would result in a material change in our pay ratio disclosure or our median employee. However, for fiscal year 2024, we did not use the original median employee that we had used for fiscal year 2023 because the original employee no longer works for us. To determine the median employee for fiscal year 2024, we considered the base salary paid to each of the employees, not including our Chief Executive Officer, for the twelve (12) month period ending November 30, 2024, which matches our fiscal year. We used exchange rates in effect as of November 30, 2024 to convert the base salaries of our non-U.S. employees to U.S. dollars, and we did not make any cost-of-living adjustments. Using this approach, we selected an individual at the median of the employee population. We then calculated total compensation for this individual using the same methodology we use for our named executive officers as set forth in our Summary Compensation Table.
Of the more than 23,000 co-workers included in our analysis, the compensation elements and pay levels of our co-workers differ from country to country based on market trends as well as fluctuations in currency exchange rates. For the fiscal year ended November 30, 2024, the annual total compensation of our median employee in fiscal year 2024 was approximately $39,904, calculated using the same methodology we use for our CEO, Mr. Zammit, as set forth in our Summary Compensation Table.
For the year ended November 30, 2024, the total compensation for our CEO, Mr. Zammit, was $6,657,858 as reported in the “Total” column of the Summary Compensation Table. Since Mr. Zammit was appointed President and Chief Executive Officer effective September 1, 2024, we used his base salary as of November 30, 2024 of $1,000,000 and added the disclosed values of his Stock Awards, MIP bonus, and other components of All Other Compensation to arrive at a value of $6,924,909 used for the ratio of annual total compensation for our CEO to the annual total compensation for our median employee. The annual compensation of Mr. Zammit, was approximately 174 times that of the median of the annual total compensation of all co-workers, as discussed above. The form and amount of Mr. Zammit’s annual total compensation is largely influenced by prevailing compensation practices of U.S. public companies and the competitive market for senior executive talent.
Because SEC rules for identifying the median of our annual total compensation of all co-workers of our company and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee population and compensation practices, the pay ratio reported by other companies may not be comparable to our pay ratio, as other companies have different employee populations and compensation practices and may have used different methodologies, exclusions, estimates and assumptions in calculating their pay ratios. As explained by the SEC when it adopted these rules, the rule was not designed to facilitate comparisons of pay ratios among different companies, even companies within the same industry, but rather to allow stockholders to better understand and assess each particular company’s compensation practices and pay-ratio disclosures.

Pay vs Performance
Provided below is the Company’s “Pay Versus Performance” disclosure as required pursuant to Item 402(v) of Regulation S-K under the Exchange Act, including:
•Tabular List of Financial Performance Measures: A list of the most important financial measures that our Compensation Committee used in fiscal year 2024 to link Compensation Actually Paid (“CAP”) to Company performance;
•Pay vs. Performance table: Compares the total compensation of our Named Executive Officers (“NEOs”) which includes our Principal Executive Officers ("PEO") and Non-PEO NEOs as presented in the Summary Compensation Table for each year to CAP, and that compares CAP to specified performance measures; and
•Clear Description of Relationship Between Pay and Financial Performance: Graphs and narratives that describe:
◦the relationship between PEOs and the average of Non-PEO NEOs CAP, Company Total Shareholder Return (“TSR”), and Peer Group TSR
◦the relationship between PEOs and the average of Non-PEO NEOs CAP and net income; and
◦the relationship between PEOs and the average of Non-PEO NEOs CAP and non-GAAP net income, which is our Company Selected Measure.
Tabular List of Financial Performance Measures
The following table identifies the three most important financial performance measures used by the Compensation Committee to link the Compensation Actually Paid to our PEOs and the average of other NEOs in 2024 to company performance. The role of each of these performance measures in our executive compensation programs is more thoroughly discussed in the “Executive Compensation” section in the CD&A along with a description of how executive compensation relates to Company performance and how the Compensation Committee makes its decisions.

Financial Performance Measures
Non-GAAP Net Income (1)(2)
Adjusted ROIC(2)
Non-GAAP Diluted EPS(2)
(1)Non-GAAP net income is a non-GAAP financial measure, which is considered to be the most important measure used by the Company to link compensation actually paid to our PEOs and the average of Non-PEO NEOs to Company performance, also known as our Company Selected Measure.
(2)Non-GAAP financial measure. See the Appendix A to this Proxy Statement for definitions of non-GAAP measures and reconciliation of such measures to GAAP.

Pay Versus Performance
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Pay Versus Performance Table
The following table provides information regarding compensation paid to the PEOs and the average of the Non-PEO NEOs, along with the cumulative TSR of the Company and a peer group index, the Company’s net income, and the Company Selected Measure, non-GAAP net income.

									Value of Initial Fixed $100 Investment Based On:		(In Millions)
Year(1)	Summary Compensation Table Total for PEO Zammit(2)($)	Summary Compensation Table Total for PEO Hume(2)($)	Summary Compensation Table Total for PEO Polk(2)($)	Compensation Actually Paid to PEO Zammit(3)($)	Compensation Actually Paid to PEO Hume(3)($)	Compensation Actually Paid to PEO Polk(3)($)	Average Summary Compensation Table Total for Non-PEO NEOs(2)($)	Average Compensation Actually Paid to Non-PEO NEOs(3)($)	Total Shareholder Return(4)($)	Peer Group Total Shareholder Return(4)($)	Net Income(5)($)	Company Selected Measure: Non-GAAP Net Income(6)($)
2024	6,657,858	8,327,033	n/a	7,239,869	6,107,856	n/a	2,925,154	3,174,246	159.88	93.29	689.1	1,011.9
2023	n/a	9,254,634	n/a	n/a	8,193,274	n/a	2,817,204	2,526,184	130.68	86.03	626.9	1,053.6
2022	n/a	7,498,195	n/a	n/a	8,456,768	n/a	3,121,580	2,909,565	133.63	85.51	651.6	1,147.9
2021	n/a	9,529,362	16,704,037	n/a	9,334,615	23,273,315	4,709,006	7,450,077	133.45	108.24	395.1	595.7
(1)NEOs included in these columns reflect the following:

Year	PEOs	Non-PEO NEOs
2024	Patrick Zammit (PEO Zammit)	Dennis Polk, Marshall Witt, Michael Urban, David Vetter, Simon Leung
Rich Hume (PEO Hume)
2023	Rich Hume (PEO Hume)	Dennis Polk, Marshall Witt, Michael Urban, Patrick Zammit
2022	Rich Hume (PEO Hume)	Dennis Polk, Marshall Witt, Michael Urban, Patrick Zammit
2021	Rich Hume (PEO Hume)	Marshall Witt, Michael Urban, Patrick Zammit, Peter Larocque, Simon Leung
Dennis Polk (PEO Polk)
(2)Amounts are reflected in the Summary Compensation Table for our NEOs for each corresponding year, as follows:
(i)the total compensation reported in the Summary Compensation Table for the applicable year for PEO Zammit, PEO Hume, and PEO Polk, and
(ii)the average of the total compensation reported in the Summary Compensation Table for the applicable year for the Non-PEO NEOs reported for the applicable year.

Pay Versus Performance
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(3)The amounts shown for CAP have been calculated in accordance with Item 402(v) of Regulation S-K and do not reflect compensation actually realized or received by the Company’s NEOs. These amounts reflect total compensation as set forth in the Summary Compensation Table above for each year, adjusted for exclusions and inclusions of certain amounts for the PEOs and the Non-PEO NEOs as set forth below. Equity values in the Summary Compensation Table are calculated in accordance with FASB ASC Topic 718, using the grant date fair value of stock and option awards granted during the year, whereas CAP represents the year over year change in the fair value of stock and option awards that are unvested as of the end of the year, or were vested or forfeited during the year.

Year	Summary Compensation Table Total(a) ($)	(Minus) Grant Date Fair Value of Stock Option and Stock Awards Granted in Fiscal Year(b) ($)	Plus Fair Value at Fiscal Year-End of Outstanding and Unvested Stock Option and Stock Awards Granted in Fiscal Year(c) ($)	Plus/(Minus) Change in Fair Value of Outstanding and Unvested Stock Option and Stock Awards Granted in Prior Fiscal Years(c) ($)	Plus Fair Value at Vesting of Stock Option and Stock Awards Granted in Fiscal Year that Vested During Fiscal Year(c) ($)	Plus/(Minus) Change in Fair Value as of Vesting Date of Stock Option and Stock Awards Granted in Prior Years for which Applicable Vesting Conditions were Satisfied During Fiscal Year(c) ($)	(Minus) Fair Value as of Prior Fiscal Year-End of Stock Option and Stock Awards Granted in Prior Fiscal Years that Failed to Meet Applicable Vesting Conditions During Fiscal Year(c) ($)	Equals Compensation Actually Paid ($)
PEO Zammit
2024	6,657,858	(4,497,059)	4,653,937	251,756	—	173,377	—	7,239,869
2023	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
2022	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
2021(d)	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
PEO Hume
2024	8,327,033	(4,120,599)	—	—	—	1,901,422	—	6,107,856
2023	9,254,634	(5,759,614)	5,677,045	(701,565)	—	(277,226)	—	8,193,274
2022	7,498,195	(4,349,941)	5,409,421	11,252	—	(112,159)	—	8,456,768
2021(d)	9,529,362	(3,639,900)	3,445,153	—	—	—	—	9,334,615
PEO Polk
2024	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
2023	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
2022	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
2021(d)	16,704,037	(12,528,928)	14,611,088	1,574,513	643,291	2,269,314	—	23,273,315
Non-PEO NEOs (Average)
2024	2,925,154	(1,474,515)	1,239,995	212,573	—	321,256	(50,217)(e)	3,174,246
2023	2,817,204	(1,114,461)	1,086,993	(301,906)	—	38,354	—	2,526,184
2022	3,121,580	(1,264,076)	1,344,275	(110,432)	—	(181,782)	—	2,909,565
2021(d)	4,709,006	(2,716,425)	4,132,599	375,500	187,951	761,446	—	7,450,077
(a)Represents Total Compensation as reported in the Summary Compensation Table for the indicated fiscal year for the PEOs. For Non-PEO NEOs, amounts shown represent averages.
(b)Represents the grant date fair value of the stock options and stock awards granted during the indicated fiscal year, calculated in accordance with ASC 718 as reported on the Summary Compensation Table. See Note 4 “Share-Based Compensation” to the Audited Financial Statements included in our Form 10-K for the fiscal year ended November 30, 2024 for a discussion of the relevant assumptions used in calculating these amounts.
(c)The fair values of unvested and outstanding equity awards to our NEOs were remeasured starting on November 30, 2020, and subsequently as of each vesting date of vested awards, and as of the end of each fiscal year for unvested awards during the indicated fiscal year. Fair values as of each measurement date were determined using valuation assumptions and methodologies that are generally consistent with those used to estimate fair value on the grant date under US GAAP. For stock awards subject to performance-based vesting conditions, fair value was calculated based on an estimate of the probable outcome of such performance-based vesting conditions as of the last day of the fiscal year. For stock options, a Black-Scholes model was used to estimate the fair value as of the various measurement dates based on the same methodology as used to determine grant date fair value but using the closing stock price on the applicable revaluation date, as well as updated assumptions related to the expected term, expected volatility, risk-free interest rate and dividend yield.

Pay Versus Performance
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(d)On December 1, 2020, the Company completed the separation (the “Separation”) of its customer experience services business in a tax-free transaction for federal income tax purposes, which was accomplished by the distribution of one hundred percent of the outstanding common stock of Concentrix Corporation (“Concentrix”). SYNNEX stockholders received one share of Concentrix common stock for every share of SYNNEX common stock held at the close of business on the record date. Concentrix is now an independent public company trading under the symbol “CNXC” on the Nasdaq Stock Market. After the Separation, SYNNEX did not beneficially own any shares of Concentrix’ common stock. The closing stock price of SYNNEX common stock on November 30, 2020 was $160.31. As a result of the impacts of the Separation, the opening stock price of SYNNEX common stock on December 1, 2020 was $82.01. The Company has used the opening stock price on December 1, 2020 to calculate changes in fair value of equity awards in fiscal 2021 in order to provide a comparable basis of performance for the fair value measurements.
(e)Mr. Urban’s fiscal year 2022 LTI grant and fiscal year 2023 LTI grant were vested at target, prorated based on time served from the beginning of the respective performance period through his separation date, therefore the amounts reflected represent the portion of the awards that were not attained due to the proration.
(4)Cumulative total shareholder return (“TSR”) assumes an initial investment of $100 as of the market open on December 1, 2020, the beginning of fiscal year 2021, for the Company’s common stock as well as the common stock of companies in our peer group. Our peer group is measured by the Computer and Peripheral Equipment index, which is based on the Standard Industrial Classification Code 5045—Wholesale Computer and Computer Peripheral Equipment and Software. For 2021, the measurement period was one year, for 2022, the measurement period was two years, for 2023, the measurement period was three years, and for 2024, the measurement period was four years.
(5)Reflects Net Income in our consolidated statements of income included in our Annual Reports on Form 10-K for the applicable year.
(6)While we use numerous financial and non-financial performance measures to evaluate performance under our compensation programs, non-GAAP net income is our Company Selected Measure, which is the financial performance measure that, in our assessment, represents the most important performance measure used to link CAP to NEOs to Company performance in 2024. For a reconciliation of non-GAAP net income to the most directly comparable GAAP financial measure, net income, refer to Appendix A of this Proxy Statement for the reconciliation of GAAP to non-GAAP net income.

Pay Versus Performance
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Clear Description of Relationship Between Pay and Financial Performance
As discussed in our CD&A, our executive compensation program philosophy is to pay for performance as well as to offer competitive compensation in order to attract and retain talented executive officers. Our program is designed to align the interests of our executive officers with those of our stockholders, for whom they work.
1. Relationship Between PEO and NEO CAP, Company TSR, and Peer Group TSR
The following chart sets forth the relationship between CAP to our PEOs, the average of CAP to our Non-PEO NEOs, the Company’s cumulative TSR, and the Peer Group TSR.

CAP (PEO Polk)	CAP (PEO Hume)	CAP (PEO Zammit)
Avg. CAP (Non-PEO NEOs)	Company TSR	Peer Group TSR

Pay Versus Performance
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2. Relationship Between NEO CAP and Net Income
The following chart sets forth the relationship between CAP to our PEOs, the average of CAP to our Non-PEO NEOs, and our net income.

CAP (PEO Polk)	CAP (PEO Hume)	CAP (PEO Zammit)
Avg. CAP (Non-PEO NEOs)	Net Income (millions)

Pay Versus Performance
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3. Relationship Between NEO CAP and Non-GAAP Net Income (Company Selected Measure)
The following chart sets forth the relationship between CAP to our PEOs, the average of CAP to our Non-PEO NEOs, and non-GAAP net income, our Company Selected Measure.

CAP (PEO Polk)	CAP (PEO Hume)	CAP (PEO Zammit)
Avg. CAP (Non-PEO NEOs)	Non-GAAP Net Income (millions)

Proposal 2: Advisory Vote to Approve our Executive Compensation
General
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 requires us to obtain an advisory vote (non-binding) from our stockholders on our executive compensation as disclosed in this Proxy Statement, which is often referred to as a “say on pay” proposal. Consistent with the stockholders’ 2023 advisory vote on the frequency of holding an advisory vote on TD SYNNEX’s executive compensation, we are seeking an advisory vote on executive compensation every year until the next required stockholder vote on the frequency of stockholder votes on executive compensation.
As described in the “Executive Compensation — Compensation Discussion and Analysis” section of this Proxy Statement, our executive compensation programs and policies play an important role in achieving our objective of sustainable long-term growth in stockholder value. As a guiding principle, our executive compensation programs and policies are designed to motivate, retain and reward our executives for superior short- and long-term performance for our company and our stockholders.
We are asking that our stockholders indicate their support of our executive compensation as described in this Proxy Statement. While this advisory vote on executive compensation is non-binding, the Board and the Compensation Committee will review the outcome of this vote and take the vote into consideration when reviewing our compensation policies and procedures. This is not intended to address specific items of compensation, but rather the overall compensation of our named executive officers and our executive compensation policies and procedures as described in this proxy statement. Stockholders who want to communicate with the Board should refer to “Communications with the Board of Directors” in this Proxy Statement for additional information.
At the Annual Meeting we will ask our stockholders to approve the following resolution:
“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as described in the Company’s proxy statement for the 2025 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K and other compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2024 Summary Compensation Table and the other compensation related tables and disclosure.”
Required Vote
Approval of our executive compensation, including the Compensation Discussion and Analysis, the 2024 Summary Compensation Table and the other compensation related tables and disclosure as described in the “Executive Compensation — Compensation Discussion and Analysis” section of this Proxy Statement requires the affirmative vote of a majority of the votes cast at the Annual Meeting in person or by proxy. Unless marked to the contrary, proxies received will be voted “FOR” approval.
The Board recommends a vote “FOR” the approval of our executive compensation as described in this Proxy Statement.

Proposal 3: Ratification of the Appointment of Independent Registered Public Accountants
General
The Audit Committee, which is composed entirely of non-employee independent directors, has selected KPMG LLP as independent registered public accountants to audit our consolidated financial statements and internal control over financial reporting for the fiscal year ending November 30, 2025. Representatives of KPMG LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.
The Board has endorsed the appointment of KPMG LLP. Ratification of the selection of KPMG LLP by stockholders is not required by law. However, as a matter of good corporate governance, such selection is being submitted to the stockholders for ratification at the Annual Meeting. If the stockholders do not ratify the selection, the Board and the Audit Committee will reconsider whether or not to retain KPMG LLP, but may retain KPMG LLP. Even if the selection is ratified, the Audit Committee in its discretion may change the appointment at any time during the year if it determines that such change would be in the best interests of TD SYNNEX and our stockholders.
Audit and Non-Audit Fees
The following table presents the aggregate fees for professional services rendered for us by KPMG LLP for the fiscal years ended November 30, 2024 and 2023:

Services Provided	2024($)	2023($)
Audit	11,415,512	9,928,330
Audit Related	317,000	325,000
Tax	761,197	785,631
All Other	—	—
Total	12,493,709	11,038,961
Audit Fees. The aggregate fees billed for the fiscal years ended November 30, 2024 and 2023, were for professional services rendered for the audits of our consolidated financial statements and internal controls over financial reporting, registration statements and comfort letters, statutory audits of our subsidiaries, reviews of our interim consolidated financial statements, and services provided in connection with statutory and regulatory filings.
Audit Related Fees. The aggregate fees billed for the fiscal year ended November 30, 2024 were for professional services rendered for SOC-1 attestation services. The aggregate fees billed for the fiscal year ended November 30, 2023 were for professional services rendered for SOC-1 attestation services and ESG limited assurance services.
Tax Fees. The aggregate fees billed for the fiscal years ended November 30, 2024 and 2023 were primarily for professional services rendered relating to domestic and foreign tax compliance and consulting services.
All Other Fees. Not applicable.
Audit Committee Pre-Approval Policies and Procedures
The Audit Committee has implemented pre-approval policies and procedures related to the provision of audit and non-audit services. Under these procedures, the Audit Committee pre-approves both the type of services to be provided by KPMG LLP and the estimated fees related to these services. All of the services presented in the table above were approved in conformity with the Audit Committee's pre-approval policies and procedures.

Proposal 3: Ratification of the Appointment of Independent Registered Public Accountants
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General
During the approval process, the Audit Committee considers the impact of the types of services and the related fees on the independence of the registered public accountants. The services and fees must be deemed compatible with the maintenance of such accountants’ independence, including compliance with SEC rules and regulations.
Required Vote
Ratification of the appointment of KPMG LLP requires the affirmative vote of a majority of the votes cast at the Annual Meeting in person or by proxy. Unless marked to the contrary, proxies received will be voted “FOR” ratification of the appointment. In the event ratification is not obtained, your Audit Committee will review its future selection of our independent registered public accountants.
The Board recommends a vote “FOR” the ratification of KPMG LLP as our independent registered public accountants.

Proposal 4: Charter Amendment to Eliminate Supermajority Voting Requirements
The Board has approved, adopted and declared advisable, and recommends that the Company’s stockholders approve, amendments to the Company’s Restated Certificate of Incorporation, as amended (collectively, the “Certificate of Incorporation”) to provide for the elimination of the Supermajority Voting Requirement (as defined below) from Article IX and Article X of the Certificate of Incorporation (the “Supermajority Amendment”).
Currently, our Certificate of Incorporation provides that certain actions require either a supermajority approval by the Board, or a supermajority approval by the stockholders. We refer to these provisions listed below as the “Supermajority Voting Requirement.”
Specifically, Article IX of the Certificate of Incorporation provides that the Board shall have the power to adopt, amend or repeal the Company’s Amended and Restated Bylaws (the “Bylaws”) with a vote of at least sixty-six and two-thirds percent (66 2/3%) of the total number of authorized directors. It further provides that the stockholders shall have the power to adopt, amend or repeal the Bylaws provided that any such action is approved by the holders of shares representing at least sixty-six and two thirds percent (66 2/3%) of the voting power of all of the then outstanding shares of the stock of the Company entitled to vote generally in the election of directors, voting together as a single class.
Article X of the Certificate of Incorporation provides that any amendment or repeal of any of the following provisions of the Certificate of Incorporation must be approved by the holders of shares representing at least sixty-six and two thirds percent (66 2/3%) of the voting power of all of the then outstanding shares of the stock of the Company entitled to vote generally in the election of directors, voting together as a single class:
•Directors not required to be elected by written ballot unless required by the Bylaws; location of the Company’s books not required to be in Delaware (Article V)
•No power of stockholders to act by written consent; power to call special meetings is reserved for the Board; no cumulative voting (Article VI)
•Limitations on liability for directors; indemnification; insurance; release and modification of such provisions (Article VIII)
•Power to adopt, amend or repeal the Bylaws (Article IX)
•Supermajority Voting Requirements (Article X)
After reviewing the advantages and disadvantages of the Supermajority Voting Requirement, including feedback received from our stockholders, the Board has determined it is in the best interests of the Company and its stockholders to amend our Certificate of Incorporation to eliminate the Supermajority Voting Requirements. The Board believes these amendments would enhance our stockholders’ ability to participate in corporate governance and would align the Company with recognized best practices in corporate governance.

Proposal 4: Charter Amendment to Eliminate Supermajority Voting Requirements
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If approved:
•the Board shall have the power to adopt, amend or repeal the Bylaws with a vote of at least a majority of the directors of the Corporation then in office;
•stockholders shall have the power to adopt, amend or repeal the Bylaws with the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of the stock of the corporation entitled to vote generally in the election of directors, voting together as a single class; and
•the affirmative vote of the holders of a majority in voting power of the Company’s outstanding stock entitled to vote thereon will be required to amend all provisions of the Certificate of Incorporation, unless otherwise required by law.
The description of the Supermajority Amendment is qualified in its entirety by reference to the text of the proposed revisions, which are set forth in Appendix B. Additions are indicated by underlining, and deletions are indicated by strike-outs.
The approval of this Proposal 4 is not conditioned upon the approval of Proposal 5 or Proposal 6 (collectively, Proposal 4, Proposal 5, and Proposal 6, the “Charter Proposals”). If the stockholders approve this proposal, the Company will file with the Delaware Secretary of State a certificate of amendment that includes the amendments corresponding to this proposal, which will become effective upon filing. If our stockholders do not approve this Proposal 4, the changes related to the Supermajority Amendment described in this section will not take effect.
If you return a properly executed proxy card, but do not indicate instructions on your proxy card, your shares of TD SYNNEX common stock represented by such proxy card will be voted “FOR” this proposal.
Required Vote
The approval of this proposal requires the affirmative vote of shares representing at least sixty-six and two thirds percent (66 2/3%) of the voting power of all of the then outstanding shares of the stock of the Company entitled to vote generally in the election of directors, voting together as a single class.
The Board recommends a vote “FOR” the amendment to the Company’s Certificate of Incorporation to eliminate the supermajority voting requirements as set forth above.

Proposal 5: Charter Amendment to Remove Obsolete Provisions
In connection with the Company’s acquisition of Tech Data Corporation in 2021 from entities affiliated with Apollo Global Management, Inc. (the “Apollo Entities”), the Company amended its Certificate of Incorporation by adopting a new Article XI for the benefit of the Apollo Entities which, among other things, waived the corporate opportunity doctrine with respect to the Apollo Entities. Since the closing of the merger, the Apollo Entities have sold all of their shares of TD SYNNEX common stock.
The Board has approved, adopted and declared advisable, and recommends that the Company’s stockholders approve, amendments to the Company’s Certificate of Incorporation to provide for the elimination of Article XI (the “Obsolete Provisions Amendment”).
The Board believes that eliminating provisions of the Company’s Certificate of Incorporation that are obsolete reflects proper corporate hygiene and minimizes any potential future confusion regarding stockholder rights.
The description of the Obsolete Provisions Amendment is qualified in its entirety by reference to the text of the proposed revisions, which are set forth in Appendix C. Deletions are indicated by strike-outs.
The approval of this Proposal 5 is not conditioned upon the approval of any other Charter Proposal. If our stockholders approve this Proposal 5, the Company will file with the Delaware Secretary of State a certificate of amendment that includes the amendments corresponding to this proposal, which will become effective upon filing. If our stockholders do not approve this Proposal 5, the changes related to the Obsolete Provisions Amendment described in this section will not take effect.
If you return a properly executed proxy card, but do not indicate instructions on your proxy card, your shares of TD SYNNEX common stock represented by such proxy card will be voted “FOR” this proposal.
Required Vote
The approval of this proposal requires the affirmative vote of shares representing at least sixty-six and two thirds percent (66 2/3%) of the voting power of all of the then outstanding shares of the stock of the Company entitled to vote generally in the election of directors, voting together as a single class.
The Board recommends a vote “FOR” the amendment to the Company’s Certificate of Incorporation to remove obsolete provisions as set forth above.

Proposal 6: Charter Amendment Limiting Liability of Certain Officers
The Board has approved, adopted and declared advisable, and recommends that the Company’s stockholders approve, amendments to the Company’s Certificate of Incorporation to provide for the elimination or limitation of monetary liability of certain officers of the Company for breach of the duty of care in certain actions (such amendment, the “Officer Exculpation Amendment”). Article VIII of the Certificate of Incorporation currently provides for the Company to limit the monetary liability of directors in certain circumstances pursuant to and consistent with the Delaware General Corporation Law (the “DGCL”). Effective August 1, 2022, Section 102(b)(7) of the DGCL was amended to permit a corporation's certificate of incorporation to include a provision eliminating or limiting monetary liability for certain senior corporate officers for breach of the duty of care in certain actions.
The Board believes the Officer Exculpation Amendment will allow the Company to maintain provisions in its Certificate of Incorporation that are consistent with the governing statutes of the DGCL. Additionally, the Board believes that the Officer Exculpation Amendment, which adds authorized liability protection for certain officers that is generally consistent with the protection currently afforded our directors, is necessary to continue to attract and retain experienced and qualified officers.
The Officer Exculpation Amendment would allow for the exculpation of certain officers only in connection with direct claims brought by stockholders but would not eliminate officers' monetary liability for breach of fiduciary duty claims brought by the Company itself or for derivative claims brought by stockholders in the name of the Company. As is currently the case with directors under the Certificate of Incorporation, the Officer Exculpation Amendment would not limit the liability of officers for: (i) any breach of the duty of loyalty to the Company or its stockholders, (ii) any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law or (iii) any transaction from which the officer derived an improper personal benefit.
The description of the Officer Exculpation Amendment is qualified in its entirety by reference to the text of the proposed revisions, which are set forth in Appendix D. Additions are indicated by underlining, and deletions are indicated by strike-outs.
The approval of this Proposal 6 is not conditioned upon the approval of any other Charter Proposal. If the stockholders approve this proposal, the Company will file with the Delaware Secretary of State a certificate of amendment that includes the amendments corresponding to this proposal, which will become effective upon filing. If our stockholders do not approve this Proposal 6, the changes related to the Officer Exculpation Amendment described in this section will not take effect.
If you return a properly executed proxy card, but do not indicate instructions on your proxy card, your shares of TD SYNNEX common stock represented by such proxy card will be voted “FOR” this proposal.
Required Vote
The approval of this proposal requires the affirmative vote of shares representing at least sixty-six and two thirds percent (66 2/3%) of the voting power of all of the then outstanding shares of the stock of the Company entitled to vote generally in the election of directors, voting together as a single class.
The Board recommends a vote “FOR” the amendment to the Company’s Certificate of Incorporation to limit the liability of certain officers of the Company as set forth above.

Proposal 7: Vote on Creation of Stockholder Right to Call a Special Meeting of Stockholders
Our stockholders do not currently have the right to require us to call a special meeting of stockholders. This proposal (the “Board’s Stockholder Meeting Proposal”) is the product of the Board’s ongoing review of our corporate governance principles, feedback from our stockholders, market practice and the Board’s consideration of the stockholder proposal outlined in Proposal 8 (the “Stockholder Proposal”). After due consideration and a balancing of the interests discussed below, the Board has determined that stockholders should be provided the opportunity to consider this alternative proposal regarding the right to call a special meeting. If stockholders approve this proposal, the Board intends to take steps necessary to amend the Company’s Certificate of Incorporation and the Company’s Bylaws to require that, to request a special meeting, stockholders must hold, at the time the special meeting request is delivered and through the date of any resulting special meeting, beneficial ownership of at least 25% of our outstanding shares of common stock.
The Board recognizes that providing stockholders the ability to request special meetings is viewed by some stockholders as an important corporate governance practice, and believes that a 25% ownership threshold strikes an appropriate balance between enhancing the rights of all stockholders and preventing the disruption and inappropriate use of corporate assets that would arise if the required ownership threshold were set at so low a level as set forth in the Stockholder Proposal. The Board believes that setting the ownership threshold at 25% will contribute to corporate governance practices that promote long-term value and strengthen Board and management accountability to the Company’s stockholders while ensuring that special meetings are extraordinary events, given their considerable costs to the Company and attention by our Board and management, among other considerations.
The Board also believes that a 25% ownership threshold is consistent with market practice for corporate governance programs among many S&P 500 companies. The 10% ownership threshold requested by the Stockholder Proposal is lower than that of a significant majority of S&P 500 companies that offer stockholders the right to call special meetings. As further discussed under “The Board of Directors’ Statement in Opposition to Proposal 8” a 25% threshold serves the best interests of our stockholders as a whole by avoiding the potential for abuse of the right by one or a small minority of stockholders that may pursue special interests.
If you return a properly executed proxy card, but do not indicate instructions on your proxy card, your shares of TD SYNNEX common stock represented by such proxy card will be voted “FOR” this proposal.
Required Vote
The approval of this proposal requires the affirmative vote of a majority of the votes cast at the Annual Meeting in person or by proxy.
The Board recommends a vote “FOR” the Board’s Stockholder Meeting Proposal (Proposal 7) as set forth above and “AGAINST” the Stockholder Proposal (Proposal 8) regarding shareholder ability to call for a special shareholder meeting as set forth below.

Proposal 8: Stockholder Proposal Regarding Shareholder Ability to Call for a Special Shareholder Meeting
Proposal 8 Shareholder Ability to Call for a Special Shareholder Meeting
John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, California 90278, a beneficial owner of 40 shares of our common stock, has submitted the following proposal. The text of the stockholder proposal and supporting statement set forth below appear as received by us. All statements contained in the stockholder proposal and supporting statement are the sole responsibility of the proponent. The stockholder proposal will be voted upon at the Annual Meeting only if properly presented by Mr. Chevedden or his representative.
Shareholders ask our Board of Directors to take the steps necessary to amend the appropriate company governing documents to give the owners of a combined 10% of our outstanding common stock the power to call a special shareholder meeting or the owners of the lowest percentage of shareholders, as governed by state law, the power to call a special shareholder meeting.
A shareholder right to call for a special shareholder meeting, as called for in this proposal, can help make shareholder engagement meaningful. A shareholder right to call for a special shareholder meeting will help ensure that the TD SYNNEX Corporation Board and management engages with shareholders in good faith because shareholders with have a viable Plan B by calling for a special shareholder meeting.
Companies like to claim that shareholders have multiple means to communicate with management but in most cases these means are as effective as mailing a letter to the CEO.
Since a special shareholder meeting can be called to replace a director, adoption of this proposal could foster better performance by our directors.
With the widespread use of online shareholder meetings it is much easier for management to conduct a special shareholder meeting for important issues and TD SYNNEX Corporation bylaws thus need to be updated accordingly.
Please vote yes:
Shareholder Ability to Call for a Special Shareholder Meeting—Proposal 8

Proposal 8: Stockholder Proposal Regarding Shareholder Ability to Call for a Special Shareholder Meeting
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The Board of Directors’ Statement in Opposition to Proposal 8
After carefully considering the Stockholder Proposal, the Board has concluded that it is not in the best interests of the Company and its stockholders, and is not consistent with market trends or best corporate governance practices. Accordingly, the Board unanimously recommends a vote AGAINST the proposal.
The Board’s Stockholder Meeting Proposal (Proposal 7) is More Consistent with Market Practice. The Board recognizes that providing stockholders with the right to call special meetings of stockholders is a meaningful governance mechanism. In response, after thoughtful consideration, and consistent with its practice of taking into account and implementing investor feedback, the Board has recommended that stockholders approve the alternate proposal (see Proposal 7) to provide stockholders owning a combined 25% of our outstanding shares of common stock to require the Company to call a special meeting of stockholders. As further described in Proposal 7, the Board believes a 25% ownership threshold strikes the appropriate balance between enhancing stockholder rights and protecting the long-term interests of the Company and its stockholders and does not support the 10% ownership threshold in the stockholder proposal. The Board believes that a 25% ownership threshold for requesting a Special Meeting is in the best interests of the Company and its stockholders and is consistent with market practice.
A 10% Ownership Threshold Could Give a Small Group of Stockholders with Special Interests a Disproportionate Amount of Influence Over the Company’s Affairs. Special meetings impose significant costs, both administrative and operational, and the Board, the Company’s management, and our employees must devote significant time and attention to preparing for a special meeting, which takes their time and attention away from their primary focus of overseeing and operating our business. One or a small minority of stockholders should not be entitled to cause such significant expense and distraction to advance their own special interests, which may not be shared more broadly by stockholders. Therefore, special meetings should only be called to discuss critical, time-sensitive issues that cannot be delayed until our next annual meeting in cases where a substantial portion of stockholders agree that a special meeting must be called. A failure to receive 25% support to convene a special meeting is a strong indicator that the issue is unduly narrow and not deemed critical by our stockholders generally. Providing a special meeting request right at an even lower threshold risks giving a small number of stockholders a disproportionate amount of influence over our affairs. We believe that the 25% threshold in Proposal 7 provides a meaningful right to call a special meeting without drawing on resources for short-term interests that do not benefit the majority of our stockholder base for the long-term.
We are committed to continue engaging with stockholders in good faith by fostering long-term and institution-wide relationships with stockholders and maintaining their trust and goodwill.
In light of our existing policies and practices and the Board’s Stockholder Meeting Proposal (Proposal 7), the Board has determined that the Board’s Stockholder Meeting Proposal (Proposal 7), and not this Stockholder Proposal (Proposal 8), is in the best interests of the Company and its stockholders.
Required Vote
Approval of the stockholder proposal regarding shareholder ability to call a special shareholder meeting requires the affirmative vote of a majority of the votes cast at the Annual Meeting in person or by proxy. Unless marked to the contrary, proxies received will be voted “AGAINST” approval.
The Board recommends a vote “AGAINST” the Stockholder Proposal (Proposal 8) regarding shareholder ability to call for a special shareholder meeting as set forth above.

Report of the Audit Committee
The following report of the Audit Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by TD SYNNEX under the Securities Act of 1933 or the Securities Exchange Act of 1934.
The Audit Committee provides assistance to the Board in fulfilling its legal and fiduciary obligations in matters involving TD SYNNEX’s accounting, auditing, financial reporting, internal control and legal compliance functions by approving the services performed by TD SYNNEX’s independent registered public accountants and reviewing their reports regarding TD SYNNEX’s accounting practices and systems of internal accounting controls as set forth in a written charter adopted by the Board. TD SYNNEX’s management is responsible for preparing TD SYNNEX’s financial statements and the independent registered public accountants are responsible for auditing those financial statements. The Audit Committee is responsible for overseeing the conduct of these activities by TD SYNNEX’s management and the independent registered public accountants.
In this context, the Audit Committee has met and held discussions with management and the independent registered public accountants. Management represented to the Audit Committee that TD SYNNEX’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accountants.
The Audit Committee reviewed with the independent registered public accountants their judgments as to the quality, not just the acceptability, of its accounting principles and has discussed with the independent registered public accountants the matters required to be discussed pursuant to the Public Company Accounting Oversight Board Auditing Standard No. 1301 “Communications with Audit Committees” and the SEC, including critical audit matters included in the report of the external auditor. The Audit Committee has also received the written disclosures from the independent registered public accountants as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accountants the independence of that firm. Additionally, the Audit Committee considered whether the provision of non-audit services was compatible with maintaining such accountants’ independence. The Audit Committee has discussed with management the procedures for selection of consultants and the related competitive bidding practices and fully considered whether those services provided by the independent registered public accountants are compatible with maintaining such accountants’ independence.
The Audit Committee has discussed with TD SYNNEX’s internal auditors and independent registered public accountants, with and without management present, their evaluations of TD SYNNEX’s internal control over financial reporting and the overall quality of TD SYNNEX’s financial reporting.
In reliance on the reviews and discussions with management and the independent registered public accountants referred to above, the Audit Committee recommended to the Board, and the Board has approved, the inclusion of the audited financial statements in TD SYNNEX’s Annual Report on Form 10-K for the fiscal year ended November 30, 2024, for filing with the SEC.
Respectfully submitted by the members of the Audit Committee of the Board:
Ms. Kathleen Crusco, Chair
Mr. Ting Herh
Mr. Claude Pumilia
Ms. Ann Vezina

Stockholder Proposals for the 2026 Annual Meeting of Stockholders
If a stockholder wishes to present a proposal to be included in our proxy statement for the 2026 Annual Meeting of Stockholders (the “2026 Annual Meeting”), the proponent and the proposal must comply with the proxy proposal submission rules of the SEC. One of the requirements is that the proposal be received by the Corporate Secretary no later than October 23, 2025. Proposals we receive after that date will not be included in the proxy statement for the 2025 Annual Meeting. We urge stockholders to submit proposals by Certified Mail—Return Receipt Requested.
A stockholder proposal not included in our proxy statement for the 2026 Annual Meeting will be ineligible for presentation at the 2026 Annual Meeting unless the stockholder gives timely notice of the proposal in writing to the Corporate Secretary of TD SYNNEX at the principal executive offices of TD SYNNEX. Under our Bylaws, in order for a matter to be deemed properly presented by a stockholder, timely notice must be delivered to, or mailed and received by, us not more than 120 days nor less than 90 days in advance of the anniversary of the date the proxy statement was provided to the stockholders in connection with the previous year's annual meeting; provided, however, in the event that no Annual Meeting was held in the previous year or the annual meeting is called for a date that is more than 30 days before or after the anniversary date of the previous year's annual meeting, notice by the stockholder must be received by the Corporate Secretary no later than the close of business on the later of (i) the 90th day prior to such annual meeting and (ii) the 10th day following the day on which public announcement of the date of such meeting is first made.
The stockholder’s notice must set forth, as to each proposed matter, the following: (a) a brief description of the business desired to be brought before the meeting and reasons for conducting such business at the meeting; (b) the name and address, as they appear on our books, of the stockholder proposing such business; (c) the class and number of shares of our securities that are beneficially owned by the stockholder; (d) any material interest of the stockholder in such business; and (e) any other information that is required to be provided by such stockholder pursuant to proxy proposal submission rules of the SEC. The presiding officer of the meeting may refuse to acknowledge any matter not made in compliance with the foregoing procedure.
You may obtain a copy of the current rules for submitting stockholder proposals from the SEC at:
U.S. Securities and Exchange Commission
Division of Corporation Finance
100 F Street, N.E.
Washington, DC 20549
or through the Commission’s Internet website: www.sec.gov. Request SEC Release No. 34-40018, May 21, 1998.

Householding
The SEC allows companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who share the same address will receive only one copy of our proxy materials, including the Notice of Internet Availability of Proxy Materials, until such time as one or more of these stockholders notifies us that they want to receive separate copies. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.
If you receive a single set of proxy materials as a result of householding, and you would like to have separate copies mailed to you, please submit a request to our Corporate Secretary at 16202 Bay Vista Drive, Clearwater, Florida 33760, Attention: Corporate Secretary, or call our Investor Relations department at 510-668-8436 and we will promptly send you what you have requested. You can also contact our Investor Relations department at the phone number above if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future, or if you would like to opt out of householding for future mailings.

Other Matters
The Board does not know of any other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, your proxy holders will vote on it as they think best unless you direct them otherwise in your proxy instructions.
Whether or not you intend to be present at the Annual Meeting, we urge you to vote or submit your proxy promptly.

By Order of the Board,
David R. Vetter
Chief Legal Officer and Corporate Secretary
February 20, 2025
TD SYNNEX’s 2024 Annual Report has been made available to all stockholders entitled to vote at the Annual Meeting. We will provide copies of exhibits to the Annual Report on Form 10-K, but will charge a reasonable fee per page to any requesting stockholder. Stockholders may make such request in writing to TD SYNNEX Corporation at 16202 Bay Vista Drive, Clearwater, Florida 33760, Attention: Investor Relations. The request must include a representation by the stockholder that as of February 3, 2025, the stockholder was entitled to vote at the Annual Meeting of Stockholders. Our Annual Report on Form 10-K and exhibits are also available at www.tdsynnex.com.

Appendix A: Use of Non-GAAP Financial Information
In addition to disclosing financial results that are determined in accordance with GAAP, we also disclose certain non-GAAP financial information, including:
•Non-GAAP gross billings, which adjusts revenues to exclude costs related to sales of third-party supplier service contracts, software as a service arrangements and certain fulfillment contracts. Non-GAAP gross billings are a useful non-GAAP metric in understanding the volume of our business activity and serve as an important performance metric in internally managing our operations.
•Non-GAAP net income, which is net income, adjusted to exclude acquisition, integration and restructuring costs, amortization of intangible assets, share-based compensation expense, purchase accounting adjustments, legal settlements and other litigation, net, income taxes related to the aforementioned items, as well as a capital loss carryback benefit.
•Non-GAAP diluted earnings per common share (“EPS”), which is diluted EPS excluding the per share impact of acquisition, integration and restructuring costs, amortization of intangible assets, share-based compensation expense, purchase accounting adjustments, legal settlements and other litigation, net, income taxes related to the aforementioned items, as well as a capital loss carryback benefit.
~~•~~Trailing fiscal four quarters ROIC is defined as the last four quarters’ tax effected operating income divided by the average of the last five quarterly balances of borrowings and equity, net of cash. Adjusted ROIC is calculated by excluding the tax effected impact of non-GAAP adjustments from operating income and by excluding the cumulative tax effected impact of current and prior period non-GAAP adjustments on equity.
Acquisition, integration and restructuring costs, which are expensed as incurred, primarily represent professional services costs for legal, banking, consulting and advisory services, severance and other personnel related costs, share-based compensation expense and debt extinguishment fees that are incurred in connection with acquisition, integration, restructuring and divestiture activities. From time to time, this category may also include transaction-related gains/losses on divestitures/spin-off of businesses, costs related to long-lived assets including impairment charges and accelerated depreciation and amortization expense due to changes in asset useful lives, as well as various other costs associated with the acquisition or divestiture.
Our acquisition activities have resulted in the recognition of finite-lived intangible assets which consist primarily of customer relationships and vendor lists. Finite-lived intangible assets are amortized over their estimated useful lives and are tested for impairment when events indicate that the carrying value may not be recoverable. The amortization of intangible assets is reflected in our Consolidated Statements of Operations. Although intangible assets contribute to our revenue generation, the amortization of intangible assets does not directly relate to the sale of our products. Additionally, intangible asset amortization expense typically fluctuates based on the size and timing of our acquisition activity. Accordingly, we believe excluding the amortization of intangible assets, along with the other non-GAAP adjustments which neither relate to the ordinary course of our business nor reflect our underlying business performance, enhances our and our investors’ ability to compare our past financial performance with our current performance and to analyze underlying business performance and trends. Intangible asset amortization excluded from the related non-GAAP financial measure represents the entire amount recorded within our GAAP financial statements, and the revenue generated by the associated intangible assets has not been excluded from the related non-GAAP financial measure. Intangible asset amortization is excluded from the related non-GAAP financial measure because the amortization, unlike the related revenue, is not affected by operations of any particular period unless an intangible asset becomes impaired or the estimated useful life of an intangible asset is revised.

Appendix A: Use of Non-GAAP Financial Information
————————————————————————————————————————
Share-based compensation expense is a non-cash expense arising from the grant of equity awards to employees and non-employee members of our Board of Directors based on the estimated fair value of those awards. Although share-based compensation is an important aspect of the compensation of our employees, the fair value of the share-based awards may bear little resemblance to the actual value realized upon the vesting or future exercise of the related share-based awards and the expense can vary significantly between periods as a result of the timing of grants of new stock-based awards, including grants in connection with acquisitions. Given the variety and timing of awards and the subjective assumptions that are necessary when calculating share-based compensation expense, we believe this additional information allows investors to make additional comparisons between our operating results from period to period.
Purchase accounting adjustments are primarily related to the impact of recognizing the acquired vendor and customer liabilities from the Merger at fair value. These adjustments benefited our non-GAAP operating income through the third fiscal quarter of fiscal 2023 based on historical settlement patterns with our vendors and in accordance with the timing defined in our policy for releasing vendor and customer liabilities we deem remote to be paid.
Legal settlements and other litigation, net includes a benefit recorded in other income (expense), net during the fourth quarter of fiscal 2022 resulting from a decrease in our accrual for a legal matter in France.
In connection with the Mergers, the Company restructured its foreign financing structure, as well as select legal entities in anticipation of legally integrating legacy Tech Data and SYNNEX foreign operations. In addition to the treasury efficiencies, these restructurings resulted in a one-time domestic capital loss which would offset certain domestic capital gains when carried back under United States tax law, resulting in an income tax capital loss carryback benefit.
We believe that providing this additional information is useful to the reader to better assess and understand our base operating performance, especially when comparing results with previous periods and for planning and forecasting in future periods, primarily because management typically monitors the business adjusted for these items in addition to GAAP results. Management also uses these non-GAAP measures to establish operational goals and, in some cases, for measuring performance for compensation purposes. As these non-GAAP financial measures are not calculated in accordance with GAAP, they may not necessarily be comparable to similarly titled measures employed by other companies. These non-GAAP financial measures should not be considered in isolation or as a substitute for the comparable GAAP measures and should be used as a complement to, and in conjunction with, data presented in accordance with GAAP.

Appendix A: Use of Non-GAAP Financial Information
————————————————————————————————————————
TD SYNNEX Corporation
Reconciliation of GAAP to Non-GAAP Financial Measures
(Currency in thousands except for per share amounts)
(Amounts may not add or compute due to rounding)

	Twelve Months Ended
	November 30, 2024	November 30, 2023
Non-GAAP Gross Billings
Revenue	$58,452,436	$57,555,416
Costs incurred and netted against revenue related to sales of third-party supplier service contracts, software as a service arrangements and certain fulfillment contracts	21,612,583	19,690,672
Non-GAAP gross billings	$80,065,019	$77,246,088

	Twelve Months Ended
	November 30, 2024	November 30, 2023	November 30, 2022	November 30, 2021
Non-GAAP Net Income
Net income	$689,091	$626,911	$651,307	$395,069
Acquisition, integration and restructuring costs	71,314	213,585	231,008	159,194
Amortization of intangibles	292,304	293,737	299,162	105,332
Share-based compensation	69,201	49,273	38,994	33,078
Purchase accounting adjustments	—	15,047	112,691	28,353
Legal settlements and other litigation, net	—	—	(10,792)	—
Income taxes related to the above	(109,973)	(144,994)	(166,129)	(80,375)
Income tax capital loss carryback benefit	—	—	(8,299)	(44,968)
Non-GAAP net income	$1,011,937	$1,053,559	$1,147,942	$595,683

	Twelve Months Ended
	November 30, 2024	November 30, 2023	November 30, 2022
Non-GAAP Diluted EPS
Diluted EPS(1)	$7.95	$6.70	$6.77
Acquisition, integration and restructuring costs	0.83	2.28	2.40
Amortization of intangibles	3.37	3.14	3.11
Share-based compensation	0.80	0.53	0.41
Purchase accounting adjustments	—	0.16	1.17
Legal settlements and other litigation, net	—	—	(0.11)
Income taxes related to above	(1.27)	(1.55)	(1.73)
Income tax capital loss carryback benefit	—	—	(0.09)
Non-GAAP diluted EPS	$11.68	$11.26	$11.94
(1)    Diluted EPS is calculated using the two-class method. Unvested restricted stock awards granted to employees are considered participating securities. For purposes of calculating Diluted EPS, net income allocated to participating securities was immaterial in all periods presented.

Appendix A: Use of Non-GAAP Financial Information
————————————————————————————————————————
TD SYNNEX Corporation
Calculation of Financial Metrics
Return on Invested Capital (“ROIC”)
(Currency in thousands)
(Amounts may not add or compute due to rounding)

	November 30, 2024	November 30, 2023	November 30, 2022
ROIC
Operating income (trailing fiscal four quarters)	$1,194,211	$1,078,032	$1,050,873
Income taxes on operating income(1)	(243,995)	(222,018)	(223,384)
Operating income after taxes	$950,216	$856,014	$827,489

Total invested capital comprising equity and borrowings, less cash (last five quarters average)	$11,186,988	$11,510,953	$11,668,007

ROIC	8.5%	7.4%	7.1%

Adjusted ROIC
Non-GAAP operating income (trailing fiscal four quarters)	$1,627,030	$1,642,324	$1,724,039
Income taxes on non-GAAP operating income(1)	(359,411)	(371,130)	(403,050)
Non-GAAP operating income after taxes	$1,267,619	$1,271,194	$1,320,989

Total invested capital comprising equity and borrowings, less cash (last five quarters average)	$11,186,988	$11,510,953	$11,668,007
Tax effected impact of cumulative non-GAAP adjustments (last five quarters average)	1,451,601	1,068,366	620,266
Total non-GAAP invested capital (last five quarters average)	$12,638,589	$12,579,319	$12,288,272

Adjusted ROIC	10.0%	10.1%	10.7%
(1)    Income taxes on GAAP operating income was calculated using the effective year-to-date tax rates during the respective periods. Income taxes on non-GAAP operating income was calculated by excluding the tax effect of taxable and deductible non-GAAP adjustments using the effective year-to-date tax rate during the respective periods.

Appendix
APPENDIX B
Amendment to the Certificate of Incorporation to eliminate supermajority voting requirements
Amend Article IX as follows
ARTICLE IX
The Board of Directors is expressly empowered to adopt, amend or repeal the by-laws of the Corporation by the vote of at least a majority of the directors of the Corporation then in office~~; provided, however, that any adoption, amendment or repeal of the by-laws of the Corporation by the Board of Directors shall require the approval of at least sixty-six and two-thirds percent (66-2/3%) of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any resolution providing for adoption, amendment or repeal is presented to the Board of Directors)~~. The stockholders shall also have the power to adopt, amend or repeal the by-laws of the Corporation, provided, however, that in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Restated Certificate of Incorporation, the affirmative vote of the holders of at least a majority ~~sixty-six and two-thirds percent (66-2/3%)~~ of the voting power of all of the then outstanding shares of the stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for such adoption, amendment or repeal by the stockholders of any provisions of the by-laws of the Corporation.
Eliminate Article X in its entirety:
~~ARTICLE X~~
~~Notwithstanding any other provision of this Restated Certificate of Incorporation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then outstanding shares of the stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend in any respect or repeal this Article X, or Articles V, VI, VIII and IX.~~
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APPENDIX C
Amendment to the Certificate of Incorporation to remove obsolete provisions
Eliminate Article XI in its entirety:
~~ARTICLE XI~~
~~A. Recognition of Corporate Opportunities. In recognition and anticipation that (i) certain directors, officers, principals, partners, members, managers, employees, agents and/or other representatives of the Apollo Entities (as defined below) and their respective Affiliates (as defined below) may serve as directors, officers or agents of the Corporation and its Affiliates, and (ii) the Apollo Entities and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation and Affiliates, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation and its Affiliates, directly or indirectly, may engage, the provisions of this Article XI are set forth to regulate and define the conduct of certain affairs of the Corporation and its Affiliates with respect to certain classes or categories of business opportunities as they may involve the Apollo Entities and their respective Affiliates and any person or entity who, while a stockholder, director, officer or agent of the Corporation or any of its Affiliates, is a director, officer, principal, partner, member, manager, employee, agent and/or other representative of the Apollo Entities and their respective Affiliates (each, an “Identified Person”), on the one hand, and the powers, rights, duties and liabilities of the Corporation and its Affiliates and its and their respective stockholders, directors, officers, and agents in connection therewith, on the other. To the fullest extent permitted by law (including, without limitation, the Delaware General Corporation Law), each Identified Person (i) shall have the right to, directly or indirectly, engage in and possess interests in other business ventures of every type and description, including those engaged in the same or similar business activities or lines of business as the Corporation or any of its Affiliates or deemed to be competing with the Corporation or any of its Affiliates, whether on its own account or as a partner, equity holder, controlling person, stockholder, director, officer, employee, agent, Affiliate (including any portfolio company), member, financing source, investor, manager, or assignee of any other person or entity, with no obligation to offer to the Corporation or its subsidiaries or other Affiliates the right to participate therein and (ii) shall have the right to invest in, or provide services to, any person that is engaged in the same or similar business activities as the Corporation or its Affiliates or that directly or indirectly competes with the Corporation or any of its Affiliates.~~
~~B. Competitive Opportunities. In the event that any Identified Person acquires knowledge of a potential transaction or matter which may be an investment, corporate or business opportunity or prospective economic or competitive advantage in which the Corporation or its Affiliates could have an interest or expectancy (contractual, equitable or otherwise) (a “Competitive Opportunity”) or otherwise is then exploiting any Competitive Opportunity, to the fullest extent permitted under the Delaware General Corporation Law, the Corporation and its Affiliates will have no interest in, and no expectation that such Competitive Opportunity be offered to it, except as may be otherwise agreed in writing between the Corporation and the Apollo Entities. To the fullest extent permitted by law, any such interest or expectation (contractual, equitable or otherwise) is hereby renounced so that such Identified Person shall (i) have no duty to communicate or present such Competitive Opportunity to the Corporation or its Affiliates, (ii) have the right to either hold any such Competitive Opportunity for such Identified Person’s own account and benefit or the account of the Apollo Entities and their respective Affiliates or Identified Person’s Affiliates or to direct, recommend, assign or otherwise transfer such Competitive Opportunity to persons or entities other than the Corporation or any of its subsidiaries, Affiliates or direct or indirect equity holders and (iii) notwithstanding any provision in this Restated Certificate of Incorporation, as amended, to the contrary, not be obligated or liable to the Corporation, any stockholder, director or officer of the Corporation or any other person or entity by reason of the fact that such Identified Person, directly or indirectly, took any of the actions noted in the immediately preceding clause (ii), pursued or acquired such Competitive Opportunity for itself or any other person or entity or failed to communicate or present such Competitive Opportunity to the Corporation or its Affiliates.~~
~~C. Acknowledgement. Any person or entity purchasing or otherwise acquiring or holding any interest in any shares of capital stock of the Corporation or any other interest in the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article XI.~~
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~~D. Interpretation; Duties. In the event of a conflict or other inconsistency between this Article XI and any other Article or provision of this Restated Certificate of Incorporation, as amended, this Article XI shall prevail under all circumstances. Notwithstanding anything to the contrary herein, under no circumstances shall (i) an employee of the Corporation or any of its subsidiaries be deemed to be an “Identified Person”, and (ii) the Corporation be deemed to have waived or renounced any interest or expectancy of the Corporation in, or in being offered any opportunity to participate in, any Competitive Opportunity that is presented to an employee of the Corporation or any of its subsidiaries, irrespective of whether such employee (a) is a director or officer of the Corporation or any of its subsidiaries or their respective affiliates or (b) otherwise would be an Identified Person absent being an employee of the Corporation or any of its subsidiaries.~~
~~E. Section 122(17) of the Delaware General Corporation Law. For the avoidance of doubt, subject to paragraph D of this Article XI, this Article XI is intended to constitute, with respect to the Identified Persons, a disclaimer and renunciation, to the fullest extent permitted under Section 122(17) of the Delaware General Corporation Law, of any right of the Corporation or any of its Affiliates with respect to the matters set forth in this Article XI, and this Article XI shall be construed to effect such disclaimer and renunciation to the fullest extent permitted under the Delaware General Corporation Law.~~
~~F. Definitions. Solely for purposes of this Article XI, “Affiliate” shall mean (i) with respect to the Apollo Entities, any person or entity that, directly or indirectly, is controlled by an Apollo Entity, controls an Apollo Entity, or is under common control with an Apollo Entity, but excluding (a) the Corporation, and (b) any entity that is controlled by the Corporation (including its direct and indirect subsidiaries), and (ii) in respect of the Corporation, any person or entity that, directly or indirectly, is controlled by the Corporation; and “Apollo Entities” shall mean, collectively, Apollo Global Management, Inc., its subsidiaries (collectively, “Apollo”), and investment funds managed, sponsored or advised by affiliates of Apollo, including Apollo Management IX, L.P.~~
~~G. Amendment. Notwithstanding any other provision of this Restated Certificate of Incorporation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then outstanding shares of the stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend in any respect or repeal this Article XI.~~
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Appendix
APPENDIX D
Amendment to the Certificate of Incorporation to limit the liability of certain officers of the Company
Amend Article VIII as follows:
ARTICLE VIII
A. Limitation on Liability. To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or as may hereafter be amended (including, but not limited to, Section 102(b)(7) thereof), ~~A~~a director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability (1) for any breach of the director’s or officer’s duty of loyalty to the Corporation or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) for a director under Section 174 of the Delaware General Corporation Law; ~~or~~ (4) for any transaction from which the director or officer derived an improper personal benefit; or (5) for an officer, in any action by or in the right of the corporation.
If the Delaware General Corporation Law hereafter is amended to further eliminate or limit the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Delaware General Corporation Law.
B. Indemnification. Each person who is or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines~~,~~ ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in the second paragraph hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this section shall be a contract right and shall include the right to be paid by the Corporation for any expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this section or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.
If a claim under the first paragraph of this section is not paid in full by the Corporation within thirty (30) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such
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defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.
The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Restated Certificate of Incorporation, by law, agreement, vote of stockholders or disinterested directors or otherwise.
C. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.
D. Repeal and Modification. Any repeal or modification of the foregoing provisions of this Article VIII shall not adversely affect any right or protection of any director, officer, employee or agent of the Corporation existing at the time of such repeal or modification. To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) agents of the Corporation (and any other persons to which Delaware law permits the Corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the Delaware General Corporation Law, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to the Corporation, its stockholders, and others.
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PROXY

TD SYNNEX CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY FOR ANNUAL MEETING — APRIL 2, 2025

The undersigned hereby constitutes and appoints Patrick Zammit and David Vetter, and each of them, his or her true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Stockholders of TD SYNNEX CORPORATION to be held at the offices of the Company and at any adjournments thereof and to vote with respect to the proposals set forth on the reverse side all shares of stock of TD SYNNEX CORPORATION the undersigned is entitled to vote at the Annual Meeting.

You are encouraged to specify your choice by marking the appropriate box, SEE REVERSE SIDE. Shares represented by this proxy will be voted as directed by the stockholder. IF NO SUCH DIRECTIONS ARE INDICATED, THE PROXIES WILL HAVE AUTHORITY TO VOTE FOR THE ELECTION OF DIRECTORS, FOR PROPOSALS 2 THROUGH 7, AGAINST PROPOSAL 8 AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES ON ANY OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING. The proxies cannot vote your shares unless you sign and return this card.

(Please vote, date, and sign this proxy on the other side and return promptly in the enclosed envelope.)

▲ PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. ▲

The Proxy Statement and our 2024 Annual Report to Stockholders are available at: https://web.viewproxy.com/TDSYNNEX/2025.

Please mark your vote in blue or black ink as shown here ☒

The Board of Directors recommends voting FOR proposals 1 through 7, and AGAINST proposal 8.

Proposal 1. Election of Directors.

NOMINEES:	FOR	WITHHOLD
(01) Ann Vezina	☐	☐
(02) Patrick Zammit	☐	☐
(03) Kathleen Crusco	☐	☐
(04) Ting Herh	☐	☐
(05) Richard Hume	☐	☐
(06) Kenneth Lamneck	☐	☐
(07) Nayaki Nayyar	☐	☐
(08) Dennis Polk	☐	☐
(09) Claude Pumilia	☐	☐
(10) Merline Saintil	☐	☐

DO NOT PRINT IN THIS AREA
(Stockholder Name & Address Data)

I plan on attending the meeting ☐

CONTROL NUMBER

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

Please sign exactly as your name appears on your stock certificate. If the stock is held by joint tenants or as community property, both should sign. Executors, administrators, trustees, guardians, attorneys, and corporate officers should give their full titles.

Proposal 2. An advisory vote to approve our Executive Compensation

FOR ☐ AGAINST ☐ ABSTAIN ☐

FOR ☐ AGAINST ☐ ABSTAIN ☐

Proposal 4. Charter amendment to eliminate supermajority voting requirements

FOR ☐ AGAINST ☐ ABSTAIN ☐

Proposal 5. Charter amendment to remove obsolete provisions

FOR ☐ AGAINST ☐ ABSTAIN ☐

Proposal 6. Charter amendment limiting liability of certain officers

FOR ☐ AGAINST ☐ ABSTAIN ☐

Proposal 7. Board of Directors' proposal on creation of a stockholder right to call a special meeting of stockholders

FOR ☐ AGAINST ☐ ABSTAIN ☐

FOR ☐ AGAINST ☐ ABSTAIN ☐

Signature of Stockholder Date

Signature of Stockholder Date

▲ PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. ▲

SCAN TO
VIEW MATERIALS & VOTE

CONTROL NUMBER

PROXY VOTING INSTRUCTIONS

Please have your 11-digit control number ready when voting by Internet or Telephone.

INTERNET

Vote Your Proxy on the Internet:
Go to www.AALvote.com/SNX

Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

TELEPHONE

Vote Your Proxy by Phone:
Call 1 (866) 804-9616

Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

MAIL

Vote Your Proxy by Mail:

Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.